UNITED STATES

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500 Oracle Parkway

Redwood City, California 94065

September 28, 2017

To our Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Wednesday, November 15, 2017, at 10:00 a.m., Pacific Time, in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

We describe in detail the actions we expect to take at the Annual Meeting in the attached Notice of 2017 Annual Meeting of Stockholders and proxy statement. We have also made available a copy of our Annual Report on Form 10-K for fiscal 2017. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.

This year, we will again be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. We believe that this process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of the proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email. See “Questions and Answers about the Annual Meeting” beginning on page 77 for more information.

Please use this opportunity to take part in our corporate affairs by voting your shares on the business to come before this meeting. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope. See “How Do I Vote?” on page 5 of the proxy statement for more details. Voting electronically, by telephone or by returning your proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting in person, we invite you to watch the meeting via webcast by going to www.oracle.com/investor.

Sincerely,

Lawrence J. Ellison

Chairman and Chief Technology Officer

500 Oracle Parkway

Redwood City, California 94065

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Pacific Time, on Wednesday, November 15, 2017

PLACE	Oracle Conference Center, 350 Oracle Parkway, Redwood City, CA 94065

LIVE WEBCAST	Available on our website at www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Wednesday, November 15, 2017

ITEMS OF BUSINESS	(1)	To elect 12 director nominees to serve on the Board of Directors until our 2018 Annual Meeting of Stockholders.

	(2)	To hold an advisory vote to approve the compensation of our named executive officers.

	(3)	To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

	(4)	To approve the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan.

	(5)	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018.

	(6)	To consider and act on three stockholder proposals, if properly presented at the Annual Meeting.

	(7)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE	September 18, 2017

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

MEETING ADMISSION

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on September 18, 2017, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Oracle common stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on September 18, 2017, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Dorian Daley Executive Vice President, General Counsel and Secretary September 28, 2017

2017 Annual Meeting of Stockholders

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review our Annual Report on Form 10-K for fiscal 2017 and the entire Proxy Statement. Fiscal 2017 began on June 1, 2016 and ended on May 31, 2017. Fiscal 2018 began on June 1, 2017 and ends on May 31, 2018.

The Notice of Internet Availability of Proxy Materials, this Proxy Statement and the accompanying proxy card or voting instruction card, including an Internet link to our Annual Report on Form 10-K for fiscal 2017, were first made available to stockholders on or about September 28, 2017.

2017 Annual Meeting of Stockholders

Date and Time Wednesday, November 15, 2017 10:00 a.m., Pacific Time Place Oracle Conference Center 350 Oracle Parkway Redwood City, CA 94065 Record Date September 18, 2017

Live Webcast

Available on our website at www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Wednesday, November 15, 2017

Attendance

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on September 18, 2017, the record date, or hold a valid proxy for the meeting. If you plan to attend the Annual Meeting, you will need to provide photo identification, such as a driver’s license, and proof of ownership of Oracle common stock as of September 18, 2017 in order to be admitted. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Voting Roadmap

Agenda Item	Board Recommendation	Page
• Election of 12 directors	For Each Nominee	53
• Advisory vote to approve the compensation of our named executive officers (NEOs)	For	54
• Advisory vote on the frequency of future advisory votes on the compensation of our NEOs	One Year	57
• Approval of the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan	For	58
• Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018	For	66
• Stockholder proposals	Against	69

Corporate Governance Highlights

Stockholder proxy access right adopted in June 2016
Majority of independent directors (8 out of 12) and 100% independent Board committees
33% of Board members are women or come from a diverse background
Ongoing Board refreshment, with new independent directors added in fiscal 2016 and fiscal 2015
Active stockholder outreach and engagement program
Annual director elections
Director majority voting policy
Separate Chairman and Chief Executive Officer roles
Lead independent director
Single class of voting stock and no supermajority voting provisions
Annual Board and committee performance evaluations
Robust director and senior officer stock ownership guidelines
Anti-hedging policy applicable to all employees and directors
Stockholders representing at least 20% of the outstanding votes have the right to call a special meeting
Stockholder right to act by written consent

2017 Annual Meeting of Stockholders     1

Director Nominees

In Proposal No. 1, we are asking you to vote FOR each of the 12 director nominees listed below. Each director attended at least 75% of all Board meetings and applicable committee meetings during fiscal 2017.

Nominee	Age	Director Since	Independent	Current Committees
Jeffrey S. Berg Chairman of Northside Services, LLC; Former Chairman and Chief Executive Officer (CEO), International Creative Management, Inc.	70	1997		• Independence (Chair) • Governance
Michael J. Boskin* Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow, Stanford University	71	1994		• Finance and Audit (Chair)
Safra A. Catz CEO, Oracle Corporation	55	2001
Bruce R. Chizen Senior Adviser to Permira Advisers LLP; Venture Partner, Voyager Capital; Former CEO, Adobe Systems Incorporated	62	2008		• Governance (Chair) • Finance and Audit
George H. Conrades Chairman and former CEO, Akamai Technologies, Inc.; Venture Partner, Longfellow Venture Fund	78	2008		• Compensation • Independence
Lawrence J. Ellison Chairman, Chief Technology Officer (CTO) and Founder, Oracle Corporation	73	1977
Hector Garcia-Molina Leonard Bosack and Sandra Lerner Professor, Departments of Computer Science and Electrical Engineering, Stanford University	63	2001		• Independence
Jeffrey O. Henley Vice Chairman of the Board, Oracle Corporation	72	1995
Mark V. Hurd CEO, Oracle Corporation	60	2010
Renée J. James Operating Executive, The Carlyle Group; Former President, Intel Corporation	53	2015		• Compensation (Chair) • Finance and Audit
Leon E. Panetta Co-founder and Chairman, Panetta Institute for Public Policy; Former U.S. Secretary of Defense; Former Director of the Central Intelligence Agency	79	2015		• Governance
Naomi O. Seligman Senior Partner, Ostriker von Simson, Inc.	79	2005		• Compensation (Vice Chair)

* Current lead independent director. See “Corporate Governance—Board Leadership Structure” on page 20 for more information.

Active and Engaged Board

We have an active and engaged Board that is committed to fulfilling its fiduciary duty to act in good faith in the best interests of our company and all of our stockholders. The number of Board and committee meetings held in fiscal 2017 is set forth below.

2     2017 Annual Meeting of Stockholders

Stockholder Outreach and Board Responsiveness

We have a long tradition of engaging with our stockholders to solicit their views on a wide variety of issues, including corporate governance, environmental and social matters, executive compensation and other issues.

Independent Director Engagement. On a regular basis, certain of our independent directors travel to the U.S. East Coast for in-person meetings with a number of our large institutional stockholders at their offices. Our independent directors also hold meetings with stockholders in-person at Oracle headquarters or telephonically. Our Board believes these meetings are important because they foster a relationship of accountability between our Board and stockholders and help us better understand and respond to our stockholders’ priorities and perspectives.

Fiscal 2018 – 3 independent directors held meetings with 10 institutional stockholders representing approximately 22% of our outstanding unaffiliated shares

Fiscal 2017 – 4 independent directors held meetings with 9 institutional stockholders representing approximately 18% of our outstanding unaffiliated shares, and offered to meet with stockholders representing an additional 4% of our outstanding unaffiliated shares

Executive Director Engagement. As part of our regular Investor Relations engagement program, our executive directors hold meetings with a number of our institutional stockholders throughout the year. We also hold an annual financial analyst meeting at Oracle OpenWorld in San Francisco where analysts are invited to hear presentations from key members of our management team, including our executive directors. In fiscal 2017, our executive directors held meetings with stockholders representing approximately 43% of our outstanding unaffiliated shares. (All percentages calculated based on data available as of June 30, 2017.)

Board Responsiveness. Below is a summary of recent feedback we have received from our stockholders and our Board’s response.

What We Heard	Our Board’s Response
Equity awards should not vest based only on the passage of time

100% of NEO Equity Compensation Granted in FY18 is Performance-Based. In fiscal 2018, each currently employed named executive officer (NEO) received an equity award consisting entirely of performance-based stock options (Performance Options) that may be earned only upon the attainment of rigorous stock price, market capitalization and operational performance goals over a five-year performance period. See pages 29 to 30 for details on the Performance Options.

Performance metrics should better align with stockholder value

New Rigorous Performance Goals Tied to Oracle’s Cloud Growth and Returning Value to Stockholders. Six of the seven Performance Option tranches may be earned only if Oracle satisfies a combination of (1) an operational performance goal tied to significant growth of Oracle’s cloud business and (2) a substantial increase in Oracle’s market capitalization. The seventh Performance Option tranche may be earned only upon significant growth in Oracle’s stock price. Thus, even if Oracle’s cloud business grows, the Performance Options will not vest unless Oracle delivers significant value to stockholders in the form of stock price and market capitalization growth.

NEO compensation is high

Significant Decrease in Equity Compensation Value. The Performance Options will result in a decrease in equity compensation value for the currently employed NEOs. When the grant date fair value of the awards is annualized over the five-year performance period, it represents a 47% decrease from fiscal 2017 equity award values for Mr. Ellison, Ms. Catz and Mr. Hurd and a 59% decrease from fiscal 2017 equity award value for Mr. Kurian.

Long-term equity awards should have a minimum three-year performance period

Five-Year Performance Period. The Performance Options may be earned over a five-year performance period. The Performance Options were granted with the expectation that no additional equity awards will be granted to the currently employed NEOs until 2022 at the earliest.

Although the Board has a significant percentage of women, continue to focus on Board diversity

Actively Seeking Women and Minority Board Candidates. In fiscal 2017, the Board amended its Corporate Governance Guidelines to affirm that the Governance Committee is committed to actively seeking women and minority candidates for the pool from which director candidates are selected. Presently 33% of Board members are women or come from a diverse background. Three of our 12 Board members are women, including one of our CEOs.

Add directors to the Board to maintain a mix of new and longer-tenured directors

Board Refreshment. The Board elected Ms. James and Secretary Panetta as directors in fiscal 2016 and fiscal 2015, respectively. The Governance Committee is continuing to meet with potential director candidates on an ongoing basis.

Fiscal 2018 Stockholder Feedback. In our recent meetings with stockholders, we received positive feedback regarding the Performance Options and our continued stockholder engagement. Specifically, our stockholders were pleased that all equity granted to our NEOs in fiscal 2018 was 100% performance-based with robust performance goals, and the equity will only be earned if stockholders also benefit. Stockholders also appreciated the reduction in equity compensation value for the NEOs.

2017 Annual Meeting of Stockholders     3

Executive Compensation Highlights

Year-Over-Year Decreases in Reported Compensation

The aggregate compensation of our Chairman and CTO (as reported in the Summary Compensation Table) has decreased 57% from fiscal 2012 through fiscal 2017. The aggregate reported compensation of our CEOs has decreased 23% from fiscal 2015 through fiscal 2017 and 21% from fiscal 2012 through fiscal 2017. In the same period (fiscal 2012 through fiscal 2017), our five-year absolute total stockholder return was 83%.

Significant Fiscal 2018 Compensation Changes in Response to Stockholder Feedback

In fiscal 2018, each currently employed NEO received an equity award consisting entirely of Performance Options that may be earned only upon the attainment of rigorous stock price, market capitalization and operational performance goals over a five-year performance period. When the grant date fair value of Performance Options is annualized over the five-year performance period, it represents a 47% decrease from fiscal 2017 equity award values for Mr. Ellison, Ms. Catz and Mr. Hurd and a 59% decrease from fiscal 2017 equity award value for Mr. Kurian.

Compensation Best Practices

Best Practices We Employ

   Low dilution rates from equity awards

   Compensation recovery (clawback) policy for cash bonuses in the event of a restatement

   Robust stock ownership guidelines

   Caps on maximum payout of bonus and PSU awards

   Annual risk assessment of compensation programs

   Independent compensation consultant and independent compensation committee

   High proportion of NEO compensation is at-risk and performance-based

Practices We Avoid

    No severance benefit plans or agreements except as provided under our equity incentive plan to employees generally

    No single-trigger change in control vesting of equity awards

    No minimum guaranteed vesting for performance equity

    No discretionary cash bonuses for NEOs

    No tax gross-ups for NEOs

    No payout or settlement of dividends and dividend equivalents on unvested equity awards

    No supplemental executive retirement plans, pensions or excessive retirement benefits

    No repricing, cash-out or exchange of “underwater” stock options without stockholder approval

4     2017 Annual Meeting of Stockholders

PROXY STATEMENT

We are providing these proxy materials in connection with Oracle Corporation’s 2017 Annual Meeting of Stockholders (the Annual Meeting). The Notice of Internet Availability of Proxy Materials (the Notice), this proxy statement and the accompanying proxy card or voting instruction card, including an Internet link to our most recently filed Annual Report on Form 10-K, were first made available to stockholders on or about September 28, 2017. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on November 14, 2017.

Vote on the Internet

If you are a stockholder of record, you may submit your proxy by going to www.voteproxy.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

If you are a stockholder of record, you can also vote by telephone by dialing 1-800-PROXIES (1-800-776-9437). If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Have your proxy card or voting instruction card in hand when you call.

Vote by Mail

If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail.

Please note that if you received a Notice, you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

2017 Annual Meeting of Stockholders     5

BOARD OF DIRECTORS

Nominees for Directors

Our Board of Directors (the Board) consists of 12 directors, all of whom stood for election at our last annual meeting of stockholders. We refer to these directors as the “incumbent directors” in this proxy statement.

Director Qualifications

Our Corporate Governance Guidelines (described in detail in “Corporate Governance—Corporate Governance Guidelines” on page 17) contain Board membership qualifications that apply to Board nominees recommended by the Nomination and Governance Committee (the Governance Committee). The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish areas of core competency of the Board, including, among others, industry knowledge and experience; management, accounting and finance expertise; and demonstrated business judgment, leadership and strategic vision. The Governance Committee values diversity of backgrounds, experience, perspectives and leadership in different fields when identifying nominees. As noted in our Corporate Governance Guidelines, the Governance Committee is committed to actively seeking women and minority candidates for the pool from which director candidates are chosen.

The Governance Committee also takes director tenure into consideration when making director nomination decisions and believes that it is desirable to maintain a mix of longer-tenured, experienced directors and newer directors with fresh perspectives. The Governance Committee and the Board also believe that longer-tenured, experienced directors are a significant strength of the Board, given the large size of our company, the breadth of our product offerings and the international scope of our organization. See “Corporate Governance—Director Tenure, Board Refreshment and Diversity” on page 22 for more information.

Below we identify the key experiences, qualifications and skills our director nominees bring to the Board and that the Board considers important in light of Oracle’s businesses and industry.

•

Industry Knowledge and Experience. We seek to have directors with experience as executives, directors or other leadership positions in the particular technology industries in which we compete because our success depends on developing and investing in innovative products and technologies. This experience is critical to the Board’s ability to understand our products and business, assess our competitive position within the technology industry and the strengths and weaknesses of our competitors, maintain awareness of technology trends and innovations, and evaluate potential acquisitions and our acquisition strategy.

•

Management, Accounting and Finance Expertise. We believe that an understanding of management practices, finance and financial reporting processes is important for our directors. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategies, risk management and the methods to drive change and growth that permit the Board to, among other things, identify and recommend improvements to our business operations, sales and marketing approaches and product strategy. We also seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision. We believe that directors with experience in significant leadership positions are commonly required to demonstrate excellent business judgment, leadership skills and strategic vision. We seek directors with these characteristics as they bring special insights to Board deliberations and processes.

The Board evaluates its own composition in the context of the diverse experiences and perspectives that the directors collectively bring to the boardroom. Their backgrounds provide the Board with vital insights in areas such as:

Finance and Accounting	Technology Industry	Cybersecurity and Risk Management	Mergers and Acquisitions
Operation of Global Organizations	Computer Science	Governmental Affairs	Strategic Transformation
International Tax and Monetary Policy	Intellectual Property	Executive Leadership and Talent Development	Customer Perspective

6     2017 Annual Meeting of Stockholders

The experiences, qualifications and skills of each director that the Board considered in his or her nomination are included below the directors’ individual biographies on the following pages. The Board concluded that each nominee should serve as a director based on the specific experience and attributes listed below and the direct personal knowledge of each nominee’s previous service on the Board, including the insight and collegiality each nominee brings to the Board’s functions and deliberations. The age of each director is provided as of September 18, 2017, the record date for the Annual Meeting.

Jeffrey S. Berg
Independent Director Age: 70 Director since 1997 Board Committees: Independence (Chair), Governance

Mr. Berg has been an agent in the entertainment industry for over 35 years. Mr. Berg has served as Chairman of Northside Services, LLC, a media and entertainment advisory firm, since May 2015. Mr. Berg was Chairman of Resolution, a talent and literary agency he founded, from January 2013 until April 2015. Between 1985 and May 2012, he was the Chairman and CEO of International Creative Management, Inc. (ICM), a talent agency for the entertainment industry. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He previously served on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

Qualifications:    As the former CEO of ICM, Mr. Berg brings to the Board over 25 years of leadership experience running one of the world’s preeminent full service talent agencies in the entertainment industry. Mr. Berg’s prior experience as CEO and as a representative of some of the world’s most well-known celebrities offers the Board a unique perspective with respect to managing a global brand in rapidly-changing industries and in management, compensation and operational matters.

Michael J. Boskin
Independent Director Age: 71 Director since 1994 Board Committees: Finance and Audit (Chair)

Dr. Boskin is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is CEO and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also currently serves as a director of Exxon Mobil Corporation.

Qualifications:    Dr. Boskin is recognized internationally for his research on world economic growth, tax and budget theory and policy, U.S. saving and consumption patterns and the implications of changing technology and demography on capital, labor, and product markets. He brings to the Board significant economic and financial expertise and provides the Board with a unique perspective on a number of challenges faced by Oracle due to its global operations, including, for example, questions regarding international tax and monetary policy, treasury functions, currency exposure and general economic and labor trends and risks. In addition, Dr. Boskin’s experience as CEO of his consultancy firm and as a director of another large, complex global organization provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Safra A. Catz
Chief Executive Officer Age: 55 Director since 2001

Ms. Catz has been our CEO since September 2014. She served as our President from January 2004 to September 2014 and as our CFO most recently from April 2011 until September 2014. Ms. Catz was previously our CFO from November 2005 until September 2008 and our Interim CFO from April 2005 until July 2005. Prior to being named President, she held various other positions with us since joining Oracle in 1999. Ms. Catz also previously served as a director of HSBC Holdings plc.

Qualifications:    In her current role at Oracle, Ms. Catz is primarily responsible for all operations at Oracle other than product development, sales and marketing, consulting, support and Oracle’s industry-specific global business units. Ms. Catz also leads the execution of our acquisition strategy and integration of acquired companies and products. Our Board benefits from Ms. Catz’s many years with Oracle and her unique expertise regarding Oracle’s strategic vision, management and operations. Prior to joining Oracle, Ms. Catz developed deep technology industry experience as a managing director with the investment banking firm Donaldson, Lufkin & Jenrette from 1986 to 1999 covering the technology industry. With this experience, Ms. Catz brings valuable insight regarding the technology industry generally, and in particular in the execution of our acquisition strategy. In addition, Ms. Catz’s prior service as a director of another large, complex global organization provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

2017 Annual Meeting of Stockholders     7

Bruce R. Chizen
Independent Director Age: 62 Director since 2008 Board Committees: Governance (Chair), Finance and Audit

Mr. Chizen is currently an independent consultant and has served as Senior Adviser to Permira Advisers LLP since July 2008 and as a Venture Partner at Voyager Capital since August 2009. Mr. Chizen served as a strategic adviser to Adobe Systems Incorporated, a provider of design, imaging and publishing software for print, Internet and dynamic media production, from November 2007 through November 2008. From December 2000 to November 2007, Mr. Chizen served as CEO of Adobe and as its President from April 2000 to January 2005. He also served as Adobe’s acting CFO from November 2006 to February 2007. From August 1998 to April 2000 he was Adobe’s Executive Vice President, Products and Marketing. Mr. Chizen joined Adobe Systems in August 1994 and held various positions in its Consumer Products Division and Graphics Products Division. He served as a director of Adobe from December 2000 to April 2008. Mr. Chizen also currently serves as a director of Synopsys, Inc.

Qualifications:    As the former CEO of Adobe, Mr. Chizen brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. In particular, Mr. Chizen’s experience in heading the extension of Adobe’s product leadership provides the Board with a perspective applicable to challenges faced by Oracle. In addition, Mr. Chizen’s current roles at Permira and Voyager require him to be very familiar with companies driven by information technology or intellectual property, which provides the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. The Board also benefits from Mr. Chizen’s financial expertise and significant audit and financial reporting knowledge, including his experience as the former acting CFO of Adobe. Mr. Chizen’s service as a director of a large, complex global organization, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

George H. Conrades
Independent Director Age: 78 Director since 2008 Board Committees: Compensation, Independence

Mr. Conrades has served as Chairman of Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, since May 2005. He currently serves as a Managing Partner at Longfellow Venture Partners, a private venture fund advising and investing in early stage healthcare and technology companies. He also served as a Venture Partner at Polaris Venture Partners, an early stage investment company, from August 1998 to 2012 and is currently Partner Emeritus. Mr. Conrades was Chairman and CEO of Akamai Technologies from April 1999 to May 2005. He previously served as a director of Ironwood Pharmaceuticals, Inc. and Harley-Davidson, Inc.

Qualifications:    As the former CEO of Akamai, Mr. Conrades brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. Mr. Conrades’ experience provides the Board with a perspective applicable to challenges faced by Oracle. In addition, Mr. Conrades’ current role at Longfellow Venture Partners requires him to be very familiar with growth companies, including those driven by information technology or intellectual property, which provides the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. Mr. Conrades’ service as a director of a large, complex global organization, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Lawrence J. Ellison
Chairman, Chief Technology Officer and Founder Age: 73 Director since 1977

Mr. Ellison has been our Chairman of the Board and CTO since September 2014. Mr. Ellison served as our CEO from June 1977, when he founded Oracle, until September 2014. He previously served as our Chairman of the Board from May 1995 to January 2004.

Qualifications:    Mr.  Ellison is Oracle’s founder and served as our CEO since we commenced operations in June 1977 through September 2014. He is widely regarded as a technology visionary and one of the world’s most successful business executives. Mr. Ellison’s familiarity with and knowledge of our technologies and product offerings are unmatched. He continues to lead and oversee our product engineering, technology development and strategy. For 40 years he has successfully steered Oracle in new strategic directions in order to adapt to and stay ahead of our competition and changing industry trends. Mr. Ellison is our largest stockholder, owning approximately 28% of the outstanding shares of our common stock, directly aligning his interests with those of all of our stockholders.

8     2017 Annual Meeting of Stockholders

Hector Garcia-Molina
Independent Director Age: 63 Director since 2001 Board Committees: Independence

Mr. Garcia-Molina has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and served as Chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University.

Qualifications:    Widely regarded as an expert in computer science, Mr. Garcia-Molina brings to the Board significant technical expertise in the fields of computer science, generally, and database technology, specifically. He is the author of numerous books, journal articles, papers and reports documenting his research on a variety of technology subjects, including distributed computing systems, digital libraries and database systems. Mr. Garcia-Molina is a Fellow of the Association for Computing Machinery and the American Academy of Arts and Sciences and from 1997 to 2001 was a member of the President’s Information Technology Advisory Committee. He also serves as a Venture Advisor for Onset Ventures and is a member of technical advisory boards of numerous private companies. In these roles, and as a former director of other public companies, Mr. Garcia-Molina has helped oversee the strategy and operations of other technology companies and brings a valuable technical and industry-specific perspective to the Board’s consideration of Oracle’s product strategy, competitive positioning and technology trends.

Jeffrey O. Henley
Vice Chairman Age: 72 Director since 1995

Mr. Henley has served as our Vice Chairman of the Board since September 2014. Mr. Henley previously served as our Chairman of the Board from January 2004 to September 2014. He served as our Executive Vice President and CFO from March 1991 to July 2004.

Qualifications:    Our Board benefits from Mr. Henley’s many years with Oracle and his significant expertise and knowledge regarding our strategic vision, management and operations. Mr. Henley meets regularly with significant Oracle customers and is instrumental in closing major commercial transactions worldwide. This role allows Mr. Henley to remain close to our customers and the technology industry generally. Mr. Henley also brings to the Board significant financial and accounting expertise from his service as our former CFO and in other finance positions prior to joining Oracle.

Mark V. Hurd
Chief Executive Officer Age: 60 Director since 2010

Mr. Hurd has been our CEO since September 2014. He served as our President from September 2010 to September 2014. Prior to joining us, he served as Chairman of the Board of Directors of Hewlett-Packard Company from September 2006 to August 2010 and as CEO, President and a member of the Board of Directors of Hewlett-Packard Company from April 2005 to August 2010. From 2007 to 2010, Mr. Hurd served as a member of the Board of Directors of Newscorp, Inc. and served on the Governance Committee of Newscorp.

Qualifications:    In his current role at Oracle, Mr. Hurd is responsible for sales and marketing, consulting, support and Oracle’s industry-specific global business units. Our Board benefits from Mr. Hurd’s insight as he guides Oracle’s sales and marketing efforts, manages our support and consulting organizations and acts as a primary contact for our customers. As the former CEO of Hewlett-Packard Company and NCR Corporation, Mr. Hurd brings to the Board first-hand experience in successfully leading and managing large, complex global sales, support and consulting organizations in the technology industry. In addition, Mr. Hurd’s prior experience as Chairman of Hewlett-Packard Company’s board and as a director of another large, public company provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

2017 Annual Meeting of Stockholders     9

Renée J. James
Independent Director Age: 53 Director since 2015 Board Committees: Compensation (Chair), Finance and Audit

Ms. James has served as an Operating Executive for The Carlyle Group, a global alternative asset manager, since February 2016. In January 2016, Ms. James concluded a 28-year career with Intel Corporation, where she most recently served as President. In her tenure at Intel, she oversaw the company’s strategic expansion into providing proprietary and open source software and services for applications in enterprise, security and cloud-based computing. Ms. James is Chair of the National Security Telecommunications Advisory Committee to the President of the United States. She also serves as a director of Citigroup Inc., Sabre Corporation and Vodafone Group Plc, and she previously served as a director of VMware, Inc.

Qualifications:    As a seasoned technology executive, Ms. James brings to the Board extensive, international experience managing large, complex global operations in the technology industry. In her distinguished career at Intel, Ms. James held a variety of positions in research and development leadership in both software and hardware and the management of global manufacturing. Our Board benefits from the leadership, industry and technical expertise Ms. James acquired in the positions she held at Intel and through her service on the boards of public and private companies in the technology and financial services industries. In addition, Ms. James brings to the Board expansive knowledge of cybersecurity gained through the positions she has held at Intel and as Chair of the National Security Telecommunications Advisory Committee to the President of the United States.

Leon E. Panetta
Independent Director Age: 79 Director since 2015 Board Committees: Governance

Secretary Panetta served as U.S. Secretary of Defense from 2011 to 2013 and as Director of the Central Intelligence Agency from 2009 to 2011. Prior to that time, Secretary Panetta was a member of the United States House of Representatives from 1977 to 1993, served as Director of the Office of Management and Budget from 1993 to 1994 and served as President Bill Clinton’s Chief of Staff from 1994 to 1997. He is the co-founder and Chairman of the Panetta Institute for Public Policy and currently serves as moderator of the Leon Panetta Lecture Series, a program he created. Secretary Panetta previously served as Distinguished Scholar to Chancellor Charles B. Reed of the California State University System and professor of public policy at Santa Clara University.

Qualifications:    With a distinguished record of public service at the highest levels of government, Secretary Panetta brings to the Board robust, first-hand knowledge of government affairs and public policy issues. Secretary Panetta’s 16 years of experience in the U.S. House of Representatives and service in the administrations of two U.S. Presidents allow him to advise the Board on a wide range of issues related to Oracle’s interactions with governmental entities. In addition, Secretary Panetta’s service as a leader of large and complex government institutions, including the U.S. Department of Defense, the Central Intelligence Agency and the Office of Management and Budget, provides the Board with important perspectives on Oracle’s operational practices and processes, as well as risk management and oversight.

Naomi O. Seligman
Independent Director Age: 79 Director since 2005 Board Committees: Compensation (Vice Chair)

Ms. Seligman is a senior partner at Ostriker von Simson, Inc., a technology research firm which chairs the CIO Strategy Exchange. Since 1999, this forum has brought together senior executives in four vital quadrants of the IT sector. From 1977 until June 1999, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by 100 chief information officers from major global corporations. She also currently serves as a director of Akamai Technologies, Inc. Ms. Seligman previously served as a director of iGate Corporation and The Dun & Bradstreet Corporation.

Qualifications:    As a senior partner at Ostriker von Simson, Inc. and co-partner of the CIO Strategy Exchange, and in her prior role as a co-founder and senior partner of the Research Board, Ms. Seligman is recognized as a thought leader in the technology industry. Ms. Seligman also serves as an independent advisor to some of the largest multinational corporations where she helps oversee global strategy and operations, which provides our Board with important perspectives in its evaluation of Oracle’s practices and processes. The Board also benefits from Ms. Seligman’s unique experience and customer-focused perspective and the valuable insights gained from the senior-level relationships she maintains throughout the technology industry.

10     2017 Annual Meeting of Stockholders

Recommendations of Director Candidates

The Governance Committee will consider all properly submitted candidates recommended by stockholders for Board membership. Our Corporate Governance Guidelines (available on our website at www.oracle.com/goto/corpgov) set forth the Governance Committee’s policy regarding the consideration of all properly submitted candidates recommended by stockholders as well as candidates recommended by current Board members and others.

Any stockholder wishing to recommend a candidate for consideration for nomination by the Governance Committee must provide a written notice to Dorian Daley, Executive Vice President, General Counsel and Secretary at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or by email (Corporate_Secretary@oracle.com) with a confirmation copy sent by mail. The written notice must include the candidate’s name, biographical data and qualifications and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if nominated and elected. By following these procedures, a stockholder will ensure consideration of a submitted candidate by the Governance Committee. However, there is no guarantee that the candidate will be nominated.

Potential candidates for directors are generally suggested to the Governance Committee by current Board members and stockholders and are evaluated at meetings of the Governance Committee. In evaluating such candidates, every effort is made to complement and strengthen skills within the existing Board. The Governance Committee seeks Board approval of the final candidates recommended by the Governance Committee. The same identifying and evaluating procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

Information regarding procedures for the stockholder submission of director nominations to be considered at our next annual meeting of stockholders may be found in “Corporate Governance—Proxy Access and Director Nominations” on page 17 and “Stockholder Proposals for the 2018 Annual Meeting” on page 76.

Board Meetings

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chairman, Vice Chairman, CEOs, Corporate Secretary and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

During fiscal 2017, the Board met eight times (four regularly scheduled meetings and four special meetings). Each director attended at least 75% of all Board and applicable committee meetings in fiscal 2017. Board members are expected to attend our annual meeting of stockholders, and all of our directors serving on the Board at the time of our last annual meeting of stockholders in November 2016 attended that meeting.

Committees, Membership and Meetings

The current standing committees of the Board are the Finance and Audit Committee (F&A Committee), the Nomination and Governance Committee (Governance Committee), the Compensation Committee and the Committee on Independence Issues (Independence Committee).

Number of Board and Committee Meetings Fiscal 2017

Each committee reviews its charter at least annually, or more frequently as legislative and regulatory developments and business circumstances warrant. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving best practices. The charters for the F&A, Governance, Compensation and Independence Committees are posted on our website at www.oracle.com/goto/corpgov.

2017 Annual Meeting of Stockholders     11

Committee Membership

The table below identifies committee membership as of September 18, 2017, the record date of the Annual Meeting.

Director	Finance and Audit	Compensation	Governance	Independence
Jeffrey S. Berg				Chair
Michael J. Boskin	Chair
Safra A. Catz
Bruce R. Chizen			Chair
George H. Conrades
Lawrence J. Ellison
Hector Garcia-Molina
Jeffrey O. Henley
Mark V. Hurd
Renée J. James		Chair
Leon E. Panetta
Naomi O. Seligman		Vice Chair

The Board has determined that all directors who served during fiscal 2017 on the Compensation, F&A, Governance and Independence Committees were independent under the applicable New York Stock Exchange (NYSE) listing standards. The Board has also determined that all directors who served during fiscal 2017 on the Compensation and F&A Committees satisfied the applicable NYSE and U.S. Securities and Exchange Commission (SEC) heightened independence standards for members of compensation and audit committees. See “Corporate Governance—Board of Directors and Director Independence” on page 21 for more information.

The Finance and Audit Committee

The F&A Committee oversees our accounting and financial reporting processes and the audit and integrity of our financial statements, assists the Board in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance, and evaluates merger and acquisition transactions and investment transactions proposed by management. In particular, the F&A Committee is responsible for overseeing the engagement, independence, compensation, retention and services of our independent registered public accounting firm. The F&A Committee’s primary responsibilities and duties are to:

•	act as an independent and objective party to monitor our financial reporting process and internal control over financial reporting;

•	review and appraise the audit efforts of our independent registered public accounting firm;

•

receive regular updates from Oracle’s internal audit department regarding Oracle’s internal audit plan and compliance with various policies and operational processes across all of Oracle’s lines of business;

•	evaluate our quarterly financial performance at earnings review meetings;

•	oversee management’s establishment and enforcement of financial policies and business practices;

•	oversee our compliance with laws and regulations and Oracle’s Code of Ethics and Business Conduct;

•

provide an open avenue of communication between the Board and the independent registered public accounting firm, General Counsel, financial and senior management, Chief Compliance & Ethics Officer and the internal audit department;

•	review and, if within its delegated range of authority, approve merger and acquisition and financial transactions proposed by our management; and

•	produce the Report of the Finance and Audit Committee of the Board, included elsewhere in this proxy statement, as required by SEC rules.

The F&A Committee held executive sessions with our independent registered public accounting firm on four occasions in fiscal 2017. The Board has determined that Renée J. James qualifies as an “audit committee financial expert” as defined by the SEC rules.

12     2017 Annual Meeting of Stockholders

The Compensation Committee

The primary functions of the Compensation Committee are to:

•	review and set all compensation arrangements, including, as applicable, base salaries, bonuses and equity awards, of our CEOs, our other executive officers and our independent directors;

•	lead the Board in its evaluation of the performance of our CEOs;

•

review and discuss the Compensation Discussion and Analysis (CD&A) portion of our proxy statement with management and determine whether to recommend to the Board that the CD&A be included in our proxy statement;

•	review the Compensation Committee Report for inclusion in this proxy statement, as required by SEC rules;

•	review, approve and administer our stock plans, and approve certain equity awards;

•

assess the risks associated with our compensation practices, policies and programs applicable to employees to determine whether the risks arising from such practices, policies and programs are appropriate or reasonably likely to have a material adverse effect on Oracle; and

•	oversee our 401(k) Plan Committee and have responsibility for amendments to the Oracle Corporation 401(k) Savings and Investment Plan (the 401(k) Plan).

The Compensation Committee helps us to attract and retain talented executive personnel in a competitive market. In determining any component of executive or director compensation, the Compensation Committee considers the aggregate amounts and mix of all components in its decisions. Our legal department, human resources department and Corporate Secretary support the Compensation Committee in its work. For additional details regarding the Compensation Committee’s role in determining executive compensation, including its engagement of an independent compensation consultant, refer to “Executive Compensation—Compensation Discussion and Analysis” beginning on page 26. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies—Equity Awards and Grant Administration” on page 42 for a discussion of the Compensation Committee’s role as the administrator of our stock plans and for a discussion of our policies and practices regarding the grant of our equity awards.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee, in consultation with management and Compensia, Inc. (Compensia), the committee’s independent compensation consultant, has assessed the compensation policies and practices applicable to our executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on Oracle. The Compensation Committee conducts this assessment annually.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

The Nomination and Governance Committee

The Governance Committee has responsibility for monitoring corporate governance matters, including periodically reviewing the composition and performance of the Board and its committees (including reviewing the performance of individual directors), reviewing and assessing the adequacy of our policies, plans and procedures regarding succession planning, and overseeing our Corporate Governance Guidelines. The Governance Committee also considers and recommends qualified candidates for election to the Board.

The Committee on Independence Issues

The Independence Committee is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $120,000 between us (or any of our subsidiaries) and any of our affiliates, such as an executive officer, director or owner of 5% or more of our common stock. The Independence Committee’s efforts are intended to ensure that each proposed related person transaction is on terms that, when taken as a whole, are fair to us. If any member of the Independence Committee would derive a direct or indirect benefit from a proposed transaction, he or she is excused from the review and approval process with regard to that transaction. The role of the Independence Committee also encompasses the monitoring of related person relationships as well as reviewing proposed transactions and other matters for potential conflicts of interest and possible corporate opportunities in accordance with our Global Conflict of Interest Policy. The Independence

2017 Annual Meeting of Stockholders     13

Committee also evaluates the independence of each non-management director as defined by NYSE listing standards. See “Corporate Governance—Board of Directors and Director Independence” on page 21 for more information.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of Oracle. Ongoing developments in corporate governance, executive compensation design and oversight, and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. Further, Oracle’s active acquisition program, our expansion into new lines of business and rapid changes in the technology industry demand substantial time commitments from our directors.

These considerable time commitments and the many responsibilities and risks of being a director of a public company of Oracle’s size, complexity and profile require that we provide adequate incentives for our non-employee directors’ continued performance by paying compensation commensurate with our directors’ qualifications and significant workload. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Several of our directors serve on more than one committee. Our non-employee directors display a high level of commitment and flexibility in their service to Oracle. In addition to engaging with our senior management, our non-employee directors also personally attend important customer-related events such as Oracle OpenWorld and Oracle President Council forums and meet with our stockholders throughout the year to better understand and respond to their concerns and perspectives. Annual cash retainers and equity award grants to our non-employee directors are intended to correlate to the qualifications, responsibilities and time commitments of each such director.

Our employee directors, Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Henley, receive no separate compensation for serving as directors of Oracle.

Reductions in Director Compensation

Effective as of April 2016, our Board approved significant reductions to our non-employee director compensation structure, including:

•	Eliminating the F&A Committee Vice Chair cash retainer and equity award grant;

•	Reducing the amount of equity granted in the annual equity award grant for Board service by 25%;

•	Reducing the amount of equity granted in the initial equity award grant for new directors by 25%;

•	Reducing the amount of equity granted annually for committee chair service by 25%; and

•	Delivering all equity awards in the form of restricted stock units (RSUs) that vest on the first anniversary of the date of grant.

14     2017 Annual Meeting of Stockholders

Cash Retainer and Meeting Fees for Directors

During fiscal 2017, each of our non-employee directors received (1) an annual cash retainer of $52,500 for serving as a director of Oracle (prorated for directors who did not serve on the Board for the full year) and (2) each of the applicable retainers and fees set forth below for serving as a chair or as a member of one or more of the committees of the Board (with retainers prorated for directors who served as chairs or committee members for less than a full year).

Annual Committee Member Retainers
F&A and Compensation Committees	$25,000
Governance and Independence Committees	$15,000
Additional Annual Retainers for Committee Chairs
F&A and Compensation Committees	$25,000
Governance and Independence Committees	$15,000
Fee per Board Meeting
Regular Meeting	$3,000
Special Meeting	$2,000
Fee per Committee Meeting
F&A Committee (other than earnings review meetings)	$3,000
F&A Committee (earnings review meetings)	$2,000
Compensation Committee (other than equity award meetings, where no meeting fee is paid)	$3,000
Governance and Independence Committees	$2,000

In addition, in fiscal 2016 and 2017, Mr. Conrades, Ms. James and Secretary Panetta served on a Special Committee of the Board (the Special Committee) which evaluated, assessed and approved the acquisition of NetSuite Inc. on behalf of the Board. See “Transactions with Related Persons—Acquisition of NetSuite Inc.” on page 51 for details. Each Special Committee member received a per meeting fee of $2,000. Each Special Committee member also received a one-time fee of $15,000 for Special Committee service, which was distributed upon the conclusion of the committee’s activities in fiscal 2017. No equity awards were provided for Special Committee service.

Equity Compensation for Directors

Non-employee directors also participate in our Amended and Restated 1993 Directors’ Stock Plan (the Directors’ Stock Plan), which sets forth stockholder-approved limits on annual equity awards for Board and committee chair service. As described above, the Board approved significant reductions to our non-employee director compensation program effective as of April 2016, including reductions in equity compensation. Below is a summary of the stockholder-approved limits on annual equity awards set forth in the Directors’ Stock Plan and the number of RSUs actually granted to directors on May 31, 2017.

Position	Stockholder-Approved Equity Limits (#)	Equity Actually Granted on May 31, 2017 (#)	% Reduction from Stockholder-Approved Limits
Board Annual Grant	45,000 options (or 11,250 RSUs)	8,438 RSUs	25%
F&A Committee Chair	45,000 options (or 11,250 RSUs)	8,438 RSUs	25%
F&A Committee Vice Chair	30,000 options (or 7,500 RSUs)	— (1)	100%
Compensation Committee Chair	45,000 options (or 11,250 RSUs)	8,438 RSUs	25%
Governance Committee Chair	15,000 options (or 3,750 RSUs)	2,813 RSUs	25%
Independence Committee Chair	15,000 options (or 3,750 RSUs)	2,813 RSUs	25%

(1)	As noted above, the annual equity award for service as F&A Committee Vice Chair was eliminated in fiscal 2016.

The Directors’ Stock Plan provides that non-employee directors may receive grants of stock options or RSUs of an equivalent value, as determined on any reasonable basis by the Board, in lieu of all or some of the stock option limits set forth in the plan. The Board determined that a ratio of four stock options to one RSU should be used, consistent with its approach for equity awards granted to Oracle employees. As noted above, effective as of April 2016, the Board determined that all non-employee director equity awards will be delivered in the form of RSUs that vest on the first anniversary of the date of grant.

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Initial Equity Grant for New Directors

The Directors’ Stock Plan also provides for an initial equity grant of not more than 45,000 stock options (or 11,250 RSUs) for new non-employee directors, prorated based upon the number of full calendar months remaining in the fiscal year. In accordance with the reductions to our non-employee director compensation effective as of April 2016, any new director will receive an initial grant of 8,438 RSUs (constituting a 25% reduction from the stockholder-approved limit in the Directors’ Stock Plan), prorated based upon the number of full calendar months remaining in the fiscal year.

Fiscal 2017 Director Compensation Table

The following table provides summary information regarding the compensation we paid to our non-employee directors in fiscal 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) ($)	Total ($)
Jeffrey S. Berg	133,500	502,245	635,745
H. Raymond Bingham (3)	155,337	—	155,337
Michael J. Boskin	155,423	753,345	908,768
Bruce R. Chizen	157,500	502,245	659,745
George H. Conrades	169,500	376,672	546,172
Hector Garcia-Molina	93,500	376,672	470,172
Renée J. James	161,370	439,436	600,806
Leon E. Panetta	130,500	376,672	507,172
Naomi O. Seligman	115,500	376,672	492,172

(1)

The amounts in this column represent the aggregate grant date fair values of RSUs computed in accordance with Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation (FASB ASC 718). The non-employee directors have not presently realized a financial benefit from these awards because none of the RSUs granted in fiscal 2017 have vested. For information on the valuation assumptions used in our stock-based compensation computations, see Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2017.

(2)	The following table provides additional information concerning the stock awards (in the form of RSUs) and stock options held by our non-employee directors as of the last day of fiscal 2017.

Name	Total Unvested RSUs Outstanding at Fiscal 2017 Year End (#)	RSUs Granted During Fiscal 2017 (a) (#)	Total Option Awards Outstanding at Fiscal 2017 Year End (#)
Jeffrey S. Berg	14,064	11,251	405,000
Michael J. Boskin	22,501	16,876	600,000
Bruce R. Chizen	16,876	11,251	431,250
George H. Conrades	11,251	8,438	168,750
Hector Garcia-Molina	11,251	8,438	315,000
Renée J. James	11,602	9,844	9,375
Leon E. Panetta	11,251	8,438	37,500
Naomi O. Seligman	11,251	8,438	292,500

(a)	The RSUs reported in this column were granted on May 31, 2017 and vest on the first anniversary of the date of grant.

(3)	Mr. Bingham retired from the Board on March 15, 2017. Accordingly, Mr. Bingham’s fiscal 2017 cash compensation was prorated and he did not receive a fiscal 2017 equity grant.

16     2017 Annual Meeting of Stockholders

CORPORATE GOVERNANCE

We regularly monitor developments in corporate governance and review our processes and procedures in light of such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as rules adopted by the SEC and NYSE. We believe we have in place corporate governance procedures and practices that are designed to enhance our stockholders’ interests.

Corporate Governance Guidelines

The Board has approved Corporate Governance Guidelines for Oracle (the Guidelines). The Guidelines address the following matters:

•	director qualifications;

•	director majority voting policy;

•	director responsibilities, including risk oversight;

•	executive sessions and leadership roles;

•	conflicts of interest;

•	Board committees;

•	director access to officers and employees;
•	director compensation;

•	director orientation and continuing education;

•	director and executive officer stock ownership;

•	CEO evaluation;

•	stockholder communications with the Board; and

•	performance evaluation of the Board and its committees.

The Guidelines require that all members of the F&A, Compensation, Governance and Independence Committees must be independent, each in accordance with or as defined in the rules adopted by the SEC and NYSE. The Independence Committee and the Board make this determination annually for all non-employee directors.

The Board and each committee have the power to hire legal, accounting, financial or other outside advisors as they deem necessary in their best judgment without the need to obtain the prior approval of any officer of Oracle. Directors have full and free access to officers and employees of Oracle and may ask questions and conduct investigations as they deem appropriate to fulfill their duties.

Conflict of interest expectations for our non-employee directors are addressed in our Guidelines and provide that each non-employee director must:

•	annually disclose to our General Counsel all of his or her executive, employment, board of directors, advisory board or equivalent positions in other organizations;

•	disclose any such proposed positions with a public company before they become effective and any such positions with a private company promptly following his or her appointment to such entity; and

•	disclose any potential conflicts of interest that may arise from time to time with respect to matters under consideration of the Board.

The General Counsel must report all such disclosures to the Independence Committee, and the Board must consider such disclosures and other available information and take such actions as it considers appropriate. All directors are expected to comply with Oracle’s Code of Ethics and Business Conduct, except that for our non-employee directors, the provisions regarding conflicts of interest in the Guidelines supersede these same provisions in the Code of Ethics and Business Conduct.

The Guidelines provide for regular executive sessions to be held by non-employee directors. The Guidelines also provide that the Board or Oracle will establish or provide access to appropriate orientation programs or materials for the benefit of newly elected directors, including presentations from senior management and visits to Oracle’s facilities.

Under the Guidelines, the Board periodically evaluates the appropriate size of the Board and may make any changes it deems appropriate. The Compensation Committee is required under the Guidelines to conduct an annual review of our CEOs’ performance and compensation, and the Board reviews the Compensation Committee’s report to ensure the CEOs are providing the best leadership for Oracle in the short and long term.

The Guidelines are posted on, and we intend to disclose any future amendments to the Guidelines on, our website at www.oracle.com/goto/corpgov.

Proxy Access and Director Nominations

In June 2016, our Board adopted amendments to our Bylaws to implement proxy access. Under our proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning at least 3% of Oracle’s outstanding shares continuously for at least three

2017 Annual Meeting of Stockholders     17

years may nominate and include in Oracle’s annual meeting proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholders and the nominees satisfy the requirements specified in our Bylaws.

The Board spent significant time evaluating the adoption of a proxy access bylaw. In crafting the bylaw, the Board considered a variety of views on proxy access, including the Council of Institutional Investors’ Proxy Access Best Practices and the feedback received from extensive discussions with our stockholders and independent advisors with expertise in corporate governance, as well as the approval of a stockholder proposal on proxy access at our 2015 annual meeting of stockholders. A number of our stockholders have expressed support for proxy access provisions limiting the number of stockholders in a nominating group to 20 and limiting the number of proxy access nominees to up to the greater of two individuals or 20% of the Board, and the Board believes those limitations are in the best interest of all stockholders.

See “Stockholder Proposals for the 2018 Annual Meeting” on page 76 for information on the requirements for stockholders who wish to submit a director nomination for inclusion in our 2018 proxy statement or submit a director nomination to be presented at our 2018 annual meeting of stockholders (but not for inclusion in our proxy statement).

Majority Voting Policy

The Guidelines set forth our majority voting policy for directors, which states that, in an uncontested election, if any director nominee receives an equal or greater number of votes WITHHELD from his or her election as compared to votes FOR such election (a Majority Withheld Vote) and no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote.

The Governance Committee must promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to Oracle; and

•	the overall composition of the Board.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our Bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

Any director who tenders his or her resignation pursuant to this policy may not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if a majority of the members of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote must appoint a committee among themselves to consider any resignation offers and recommend to the Board whether to accept such resignation offers.

Through this policy, the Board seeks to be accountable to all stockholders and respects the rights of stockholders to express their views through their votes for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than or equal to 50% WITHHELD vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at Oracle. The policy imposes a short time frame for the Board to consider a director nominee’s resignation.

18     2017 Annual Meeting of Stockholders

Board and Committee Performance Evaluations

The Board and each of its committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. Every year, the Chair of the Governance Committee and other members of the Governance Committee interview each director and certain members of management to obtain his or her assessment of the effectiveness of the Board and the committees, director performance and Board dynamics. The Chair of the Governance Committee then reports the results of these interviews at meetings of the Governance Committee and the Board, where the results are discussed. In addition, the chair of each committee guides an annual committee self-evaluation discussion among the committee members. The results of the committee self-evaluations are also reported to the Board for review and discussion.

Stock Ownership Guidelines for Directors and Senior Officers

Non-employee members of our Board and senior officers are required to own shares of Oracle common stock. The Governance Committee sets and periodically reviews and makes changes to these ownership requirements, which we refer to as the Stock Ownership Guidelines. The current Stock Ownership Guidelines were adopted in July 2011 and amended in April 2015.

Under the Stock Ownership Guidelines, our non-employee directors and senior officers must own the following number of shares of Oracle common stock within five years from the date such person became a director or senior officer:

Title	Minimum Number of Shares
Chairman and Chief Technology Officer	250,000
Chief Executive Officers	250,000
Presidents	100,000
Executive Vice Presidents who are Section 16 Officers	50,000
All other Executive Vice Presidents	25,000
All other Section 16 Officers	10,000
Non-employee directors	10,000

Each person promoted from within the senior officer positions has one year from the date of his or her promotion to comply with any increased ownership requirement. Shares of Oracle common stock counted toward the Stock Ownership Guidelines include any shares held directly or through a trust or broker; shares held by a spouse; shares held through our 401(k) Plan and our Oracle Corporation Employee Stock Purchase Plan (the ESPP); and shares underlying vested but unexercised stock options, with 50% of the “in-the-money” value of such options being used for this calculation. Full-value awards, including RSUs and PSUs, do not count toward the Stock Ownership Guidelines until they vest.

We believe all of our non-employee directors and senior officers are currently in compliance with the Stock Ownership Guidelines.

Share Pledging and Our Prohibition on Speculative Transactions

Our insider trading policy prohibits all of our employees, including our executive officers, and our non-employee directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, short sales, puts, collars, straddles and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Oracle securities.

The Board, the Governance Committee and the Compensation Committee regularly review the extent to which any executive officer or non-employee director has pledged shares of Oracle common stock as collateral to secure any personal or other indebtedness, with a focus on any potential risk to Oracle and its stockholders. As set forth under “Security Ownership of Certain Beneficial Owners and Management,” on page 24, as of September 18, 2017, Mr. Ellison, our Chairman, CTO, founder and largest stockholder, had pledged 260,000,000 shares of Oracle common stock as collateral to secure certain personal indebtedness. Mr. Ellison’s pledged shares secure personal term loans only; none of his shares are pledged as collateral for margin accounts. The pledged shares are not used to shift or hedge any economic risk in owning Oracle common stock. Currently, no other executive officer or non-employee director holds shares of Oracle common stock that have been pledged to secure any personal or other indebtedness.

2017 Annual Meeting of Stockholders     19

Every fiscal quarter, the Governance Committee and the Compensation Committee review Mr. Ellison’s pledging arrangements from a risk management perspective and provide a report to the Board on the arrangements. In reviewing Mr. Ellison’s pledging arrangements, the Board and the committees consider:

•	historical information and trends regarding Mr. Ellison’s pledging arrangements;

•	the key terms of the loans under which shares of Oracle common stock have been pledged as collateral;

•	the magnitude of the aggregate number of shares of Oracle common stock that are pledged in relation to:

•	the total number of shares of Oracle common stock outstanding; and

•	the total number of shares of Oracle common stock owned by Mr. Ellison;

•	the market value of Oracle common stock;

•	Mr. Ellison’s independent ability to repay any loans without recourse to the already-pledged shares; and

•	any other relevant factors.

In addition, the Governance Committee and the Compensation Committee periodically seek outside advice and counsel in connection with their oversight of Mr. Ellison’s pledging arrangements. In this regard, the Governance Committee and the Chair of the Compensation Committee met with independent advisors in July 2017 to review the Committee’s policies and procedures with regard to pledging.

Board Leadership Structure

The roles of Chairman of the Board and CEO are currently filled by separate individuals. Since September 2014, Mr. Ellison has served as our Chairman, and Ms. Catz and Mr. Hurd have served as our CEOs. Previously, Mr. Henley served as Chairman and Mr. Ellison served as CEO.

The Board believes that the separation of the offices of the Chairman and CEOs is appropriate at this time because it allows our CEOs to focus primarily on Oracle’s business strategy, operations and corporate vision. However, as described in further detail in our Guidelines, the Board does not have a policy mandating the separation of the roles of Chairman and CEO. Our Board elects our Chairman and our CEOs, and each of these positions may be held by the same person or by different people. We believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the company’s needs and Oracle’s leadership at a given point in time.

We believe that independent and effective oversight of Oracle’s business and affairs is maintained through the composition of our Board, the leadership of our independent directors and Board committees and our governance structures and processes already in place. The Board consists of a substantial majority of independent directors, and the Board’s Compensation, F&A, Governance and Independence Committees are composed solely of independent directors.

While we currently do not have a policy mandating an independent lead director, the Board believes that a number of non-employee directors fulfill the lead independent director role at various times, including during executive sessions, depending upon the particular issues involved. As set forth in our Guidelines, on an annual rotating basis, the chairs of the F&A Committee, the Governance Committee and the Compensation Committee serve as the lead independent director at executive sessions of the Board. The lead independent director serves as a liaison between our independent directors and our executive directors and performs such additional duties as our Board determines. Currently, Dr. Boskin serves as the lead independent director.

Board’s Role in Risk Oversight

While management is responsible for assessing and managing risks to Oracle, our Board is responsible for overseeing management’s efforts to assess and manage risk. The Board’s risk oversight areas include, but are not limited to:

•   leadership structure and succession planning for management and the Board;

•  strategic and operational planning, including with respect to significant acquisitions, the evaluation of our capital structure and long-term debt financing, and Oracle’s long-term growth;

•   information technology and cybersecurity; and

•   legal and regulatory compliance.

Cybersecurity Risk Oversight

Cybersecurity risk oversight is a top priority for our Board. Oracle’s head of Global Information Security and its Chief Privacy Officer regularly brief the F&A Committee on Oracle’s information security program and its related priorities and controls. In turn, the F&A Committee reports to the full Board regarding the committee’s cybersecurity risk oversight activities.

20     2017 Annual Meeting of Stockholders

While the Board has the ultimate oversight responsibility for Oracle’s risk management policies and processes, various committees of the Board also have the following responsibilities for risk oversight:

•

the F&A Committee oversees risks associated with our financial statements and financial reporting, our independent registered public accounting firm, our internal audit function, tax issues, mergers and acquisitions, credit and liquidity, information technology and cybersecurity, legal and regulatory matters, and Code of Ethics and Business Conduct compliance;

•	the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and employee compensation generally;

•	the Governance Committee oversees risks associated with our overall governance practices and the leadership structure of the Board; and

•	the Independence Committee reviews risks arising from transactions with related persons and director independence issues.

Both the Compensation Committee and the Governance Committee review risks associated with the pledging of Oracle securities by Mr. Ellison, as described above in “Share Pledging and Our Prohibition on Speculative Transactions” on page 19.

Our Board is kept informed of each committee’s risk oversight and other activities via regular reports of the committee chairs to the full Board. For example, with respect to acquisitions and depending on the size of the acquisition meeting a threshold figure, the F&A Committee performs the initial review of the proposed transaction—taking into consideration any risks associated with the transaction—and determines whether to recommend that the Board approve the transaction. The F&A Committee also reviews completed acquisitions on a quarterly basis to determine whether the acquired companies have performed as expected.

In addition, the Board plays an active oversight and risk mitigation role through its regular review of Oracle’s strategic direction. While management is responsible for setting Oracle’s strategic direction, the directors review Oracle’s strategy at every regular meeting of the Board. One Board meeting each year is held off-site and is exclusively dedicated to strategy. The Board engages in candid discussions with management with respect to Oracle’s strategic direction. We believe this Board oversight helps identify and mitigate risks associated with our overall business strategy.

The Board has also assessed the risks associated with Oracle’s current leadership structure (consisting, in part, of two CEOs who serve on the Board and a founder and significant stockholder who serves as Chairman and CTO). The Board believes that each executive has distinct strengths, and this leadership structure functions well. In addition, the executives are subject to the independent oversight of our majority independent Board and fully independent committees, which, the Board believes, provides an effective counterbalance to the current leadership structure.

Board of Directors and Director Independence

Each of our directors stands for election every year. We do not have a classified or staggered board. If the director nominees are elected at the Annual Meeting, the Board will continue to be composed of four employee directors (Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Henley) and eight non-employee directors. Upon the recommendation of the Independence Committee, the Board determined that each of the following eight current directors is independent (as defined by applicable NYSE listing standards and our Corporate Governance Guidelines): Mr. Berg, Dr. Boskin, Mr. Chizen, Mr. Conrades, Mr. Garcia-Molina, Ms. James, Secretary Panetta and Ms. Seligman. Mr. Bingham, who retired from the Board on March 15, 2017, was determined to be independent during the time he served on the Board. Therefore, all directors who served during fiscal 2017 on the Compensation, F&A, Governance and Independence Committees were independent under the applicable NYSE listing standards. The Board also determined, upon recommendation of the Independence Committee, that all directors who served during fiscal 2017 on the Compensation and F&A Committees satisfied the applicable NYSE and SEC heightened independence standards for members of compensation and audit committees.

In making the independence determinations, the Board and the Independence Committee considered all facts and circumstances relevant under the NYSE listing standards and SEC rules. In particular, the following relationships were considered:

•

Dr. Boskin and Mr. Garcia-Molina are both employed by Stanford University, which has received donations from both Oracle and various Board members. In addition, certain Board members serve on advisory or oversight boards at Stanford University or are otherwise employed part-time by Stanford University.

•

The total amount Oracle donated to Stanford University constituted less than 0.01% of Oracle’s total revenues in fiscal 2017. Predominately all of the funds Oracle donated were contributed directly to Stanford Hospital and Clinics. Based on a review of publicly available data, we believe the contributions represented less than 0.03% of Stanford University’s total revenues in its last fiscal year. The contributions fall within NYSE prescribed limits and guidelines.

The independent members of our Board held an executive session following each of the regularly scheduled Board meetings, for a total of four meetings in fiscal 2017.

2017 Annual Meeting of Stockholders     21

The F&A Committee has adopted a requirement that if an F&A Committee member wishes to serve on more than three audit committees of public companies, the member must obtain the approval of the F&A Committee, which will determine whether the director’s proposed service on the other audit committee(s) will detract from his/her performance on our F&A Committee.

Director Tenure, Board Refreshment and Diversity

We believe it is desirable to maintain a mix of longer-tenured, experienced directors and newer directors with fresh perspectives. In furtherance of this objective, the Board elected Ms. James and Secretary Panetta as directors in fiscal 2016 and fiscal 2015, respectively. However, we do not impose director tenure limits or a mandatory retirement age. The Board has considered the concerns raised by some stockholders regarding longer-tenured directors, but believes that longer-serving directors with experience and institutional knowledge bring critical skills to the boardroom. In particular, the Board believes that given the large size of our company, the breadth of our product offerings and the international scope of our organization, longer-tenured directors are a significant strength of the Board. The Board also believes that longer-tenured directors have a better understanding of the challenges Oracle is facing and are more comfortable speaking out and challenging management. Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing limits on director tenure would arbitrarily deprive it of the valuable contributions of its most experienced members.

Board Diversity 33% of our Board members are women or come from a diverse background

The Board and the Governance Committee value diversity of backgrounds, experience, perspectives and leadership in different fields when identifying nominees. As noted in our Corporate Governance Guidelines, the Governance Committee, acting on behalf of the Board, is committed to actively seeking women and minority candidates for the pool from which director candidates are chosen. Presently, 33% of our Board members are women or come from a diverse background (three of our 12 Board members are women, including one of our CEOs).

Stockholder Outreach

We have a long tradition of engaging with our stockholders to solicit their views on a wide variety of issues, including corporate governance, environmental and social matters, executive compensation and other issues. On a regular basis, certain of our independent directors travel to the U.S. East Coast for in-person meetings with a number of our large institutional stockholders at their offices. Our independent directors also hold meetings with stockholders in-person at Oracle headquarters or telephonically. Our Board believes these meetings are important because they foster a

Voting Rights:

One Share, One Vote

Oracle has a single class of voting stock, with each share entitled to one vote. Our executives, including our founder, are thus held accountable to stockholders, who have voting power in proportion to their economic interest in our stock.

relationship of accountability between our Board and stockholders and help us better understand and respond to our stockholders’ priorities and perspectives. In fiscal 2018, three independent directors held meetings with ten institutional stockholders representing approximately 22% of our outstanding unaffiliated shares. In fiscal 2017, four independent directors held meetings with nine institutional stockholders representing approximately 18% of our outstanding unaffiliated shares, and offered to meet with stockholders representing an additional 4% of our outstanding unaffiliated shares.

In addition, as part of our regular Investor Relations engagement program, our executive directors hold meetings with a number of our institutional stockholders throughout the year. We also hold an annual financial analyst meeting at Oracle OpenWorld in San Francisco where analysts are invited to hear presentations from key members of our management team, including our executive directors. In fiscal 2017, our executive directors held meetings with stockholders representing approximately 43% of our outstanding unaffiliated shares. (All percentages calculated based on data available as of June 30, 2017.)

The feedback received from our stockholder outreach efforts is communicated to and considered by the Board, and, when appropriate, the Board implements changes in response to stockholder feedback. See “Proxy Statement Summary—Stockholder Outreach and Board Responsiveness” on page 3 for a summary of the recent feedback we have received from our stockholders and our Board’s response to this feedback.

Communications with the Board

Any person wishing to communicate with any of our directors, including our independent directors, regarding Oracle may write to the director, c/o the Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or may send an email to Corporate_Secretary@oracle.com. The Secretary will forward these communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board. In addition, we present all such communications, as well as draft responses,

22     2017 Annual Meeting of Stockholders

at meetings of our Governance Committee. These communications and draft responses are also provided to the appropriate committee or group of directors based on the subject matter of the communication; for example, communications regarding executive compensation are provided to our Compensation Committee, in addition to our Governance Committee.

Employee Matters

Code of Conduct. In 1995, we adopted and have since continually maintained a Code of Ethics and Business Conduct (the Code of Conduct). We require all employees, including our senior officers and our employee directors, to read and to adhere to the Code of Conduct in discharging their work-related responsibilities. Our Compliance and Ethics Program involves the administration of training regarding and enforcement of the Code of Conduct and is under the direction of our Chief Compliance and Ethics Officer. We have also appointed Regional Compliance and Ethics Officers to oversee the application of the Code of Conduct in each of our geographic regions. We provide mandatory web-based general training with respect to the Code of Conduct, and we also provide additional live and web-based training on specific aspects of the Code of Conduct from time to time to certain employees. Employees are expected to report any conduct they believe in good faith to be a violation of the Code of Conduct. The Code of Conduct is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision to the Code of Conduct on, our website at www.oracle.com/goto/corpgov.

Compliance and Ethics Reports. With oversight from the F&A Committee, we have established several different reporting channels employees may use to seek guidance or submit reports concerning compliance and ethics matters, including accounting, internal controls and auditing matters. These reporting channels include Oracle’s Integrity Helpline, which may be accessed either over the phone or by way of a secure Internet site. Employees may contact the helpline 24 hours a day, seven days a week. Interpreters are provided to helpline callers who want to communicate in languages other than English, and employees using the online system may file a report in the language of their choice. Employees who contact the helpline, whether over the phone or online, generally may choose to remain anonymous. Certain countries other than the United States, however, limit or prohibit anonymous reporting; employees who identify themselves as being from an affected country are alerted if special reporting rules apply to them.

Global Conflict of Interest Policy. Our Global Conflict of Interest Policy (the Conflict of Interest Policy), which supplements the Code of Conduct, is applicable to all Oracle employees. The Conflict of Interest Policy is designed to help employees identify and address situations that may give rise to potential conflicts of interest or the appearance of conflicts of interest. Employees are required to disclose any conflicts of interest or potential conflicts of interest in accordance with the Conflict of Interest Policy. On an annual basis, each senior officer of Oracle is required to submit a Conflicts of Interest Questionnaire and Affirmation disclosing any actual or potential conflicts of interest and affirming that the senior officer has read, understands and is in compliance with the Conflict of Interest Policy. The Conflict of Interest Policy is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision of the Conflict of Interest Policy on, our website at www.oracle.com/goto/corpgov.

2017 Annual Meeting of Stockholders     23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information, as of September 18, 2017, the record date of the Annual Meeting, with respect to the beneficial ownership of Oracle common stock by: (1) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (2) each director or nominee; (3) each executive officer named in the Summary Compensation Table; and (4) all current executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Lawrence J. Ellison (2)	1,169,596,417	28%
500 Oracle Parkway, Redwood City, CA 94065
Jeffrey S. Berg (3)	555,300	*
Michael J. Boskin (4)	429,454	*
Safra A. Catz (5)	29,337,013	*
Bruce R. Chizen (6)	203,985	*
George H. Conrades (7)	167,500	*
John F. Fowler (8)	137,295	*
Hector Garcia-Molina (9)	293,750	*
Jeffrey O. Henley (10)	4,934,516	*
Mark V. Hurd (11)	21,079,044	*
Renée J. James (12)	18,652	*
Thomas Kurian (13)	11,462,940	*
Leon E. Panetta (14)	30,000	*
Naomi O. Seligman (15)	294,895	*
All current executive officers and directors as a group (15 persons) (16)	1,240,424,751	29%

*	Less than 1%

(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

(2)

Includes 45,375,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and 260,000,000 shares pledged as collateral to secure certain personal indebtedness, including various lines of credit. See “Corporate Governance—Share Pledging and Our Prohibition on Speculative Transactions” on page 19 for more information on Board and committee oversight of Mr. Ellison’s pledging arrangements.

(3)

Includes 5,000 shares owned by Mr. Berg’s spouse, 81,517 held in a trust for the benefit of Mr. Berg and his family, 86,283 held in a grantor retained annuity trust for the benefit of Mr. Berg and his family and 382,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(4)	Includes 405,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(5)	Includes 28,750,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(6)

Includes 5,000 shares held in a trust for the benefit of Mr. Chizen and his spouse and 180,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(7)	Includes 146,250 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(8)

Ownership information provided as of August 2, 2017, the date Mr. Fowler resigned from his position. Includes 95,235 earned PSUs (including accrued dividend equivalents) for which Mr. Fowler elected to defer settlement.

(9)	Includes 277,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

24     2017 Annual Meeting of Stockholders

(10)

Includes 1,800,569 shares held in trust for the benefit of Mr. Henley and his spouse, 31,000 shares held in trust for the benefit of Mr. Henley’s children, and 102,947 shares held by the J&J Family Foundation, and 3,000,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(11)	Includes 20,750,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(12)	Includes 2,343 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(13)

Includes 10,595,700 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and 833,707 earned PSUs (including accrued dividend equivalents) for which Mr. Kurian elected to defer settlement.

(14)	Includes 18,750 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(15)

Includes 7,397 shares owned by Ms. Seligman’s spouse of which she disclaims beneficial ownership and 270,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(16)

Includes all shares described in the notes above. Also includes (a) 105,660 additional shares of Oracle common stock, (b) 1,903,125 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and (c) 12,500 RSUs that will vest within 60 days of the record date, in each case held by executive officers who are not named in the table.

2017 Annual Meeting of Stockholders     25

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information on our executive compensation program and our compensation philosophy for our named executive officers (NEOs), who in fiscal 2017 were:

•  Lawrence J. Ellison, Chairman and CTO

•  Safra A. Catz, CEO

•  Mark V. Hurd, CEO

•  Thomas Kurian, President, Product Development

•  John F. Fowler, Former Executive Vice President, Systems

Fiscal 2017 began on June 1, 2016 and ended on May 31, 2017.

Executive Summary

Oracle’s Cloud Transformation

Our customers are increasingly electing to run their IT environments using our suite of Oracle Cloud offerings. We have aggressively pursued the opportunities presented by this shift in customer preferences from on-premise to cloud offerings.

Our Oracle Cloud offerings provide a comprehensive and fully integrated stack of application, platform, compute, storage and networking services in all three primary layers of the cloud: Software as a Service (SaaS), Platform as a Service (PaaS) and Infrastructure as a Service (IaaS). We believe this places us in a strong position relative to our competitors. Over the last five years, we have delivered a 46% compound annual growth rate in revenue from our SaaS offerings, and a 25% compound annual growth rate in revenue from our PaaS and IaaS offerings.

Significant Fiscal 2018 Compensation Changes

Looking forward, we intend to capitalize on our cloud momentum by setting ambitious goals to be achieved over the next five fiscal years. In fiscal 2018, we granted each currently employed NEO an equity award consisting entirely of performance-based stock options (Performance Options) that may be earned only upon the attainment of rigorous stock price, market capitalization and operational performance goals over a five-year performance period. No time-based equity was granted to our NEOs in fiscal 2018. When the grant date fair value of Performance Options is annualized over the five-year performance period, it represents a 47% decrease from fiscal 2017 equity award values for our CTO and CEOs.

The Performance Options are divided into seven equal tranches that are eligible to be earned based on the achievement of the following goals over the five-year performance period. See pages 29 to 30 for details.

1 tranche may be earned if Oracle’s average stock price equals or exceeds $80 for 30 calendar days

6 tranches may be earned based on achievement of both (1) market capitalization goals and (2) operational goals

(one goal of each type must be satisfied in order for a tranche to be earned)

Six Market Capitalization Goals

  •  Increase Oracle’s market capitalization from
a baseline market capitalization of $207
billion by:

•  $16.6 billion

•  $33.3 billion

•  $50 billion

•  $66.6 billion

•  $83.3 billion

•  $100 billion

  •  Shares issued in connection with a material acquisition will be excluded from the calculation of market capitalization

Six Operational Goals

•  Become the largest enterprise SaaS company as measured by an independent third-party report

•  Attain $20 billion in non-GAAP total cloud revenues in a fiscal year

•  Attain $10 billion in non-GAAP total SaaS revenues in a fiscal year

•  Attain $10 billion in non-GAAP total PaaS and IaaS revenues in a fiscal year

•  Attain non-GAAP SaaS gross margin of 80%

•  Maintain non-GAAP PaaS/IaaS gross margin of at least 30% for three of the five fiscal years in the performance period

26     2017 Annual Meeting of Stockholders

Financial Highlights	Returning Value to Stockholders

In fiscal 2017, Oracle delivered strong financial results (all results in U.S. GAAP):

•    Total revenues of $37.7 billion (2% increase from fiscal 2016)

•    Total cloud revenues of $4.6 billion (60% increase from fiscal 2016)

•    Operating income of $12.7 billion (1% increase from fiscal 2016)

•    Net income of $9.3 billion (5% increase from fiscal 2016)

•    Diluted earnings per share of $2.21 (7% increase from fiscal 2016)

$6.1 billion returned to stockholders in fiscal 2017:

•   $3.5 billion in repurchases of common stock

•   $2.6 billion in dividends paid to stockholders

Absolute Total Stockholder Return (TSR)

1-Year                5-Year

14%                     83%

TSR represents cumulative stock price appreciation adjusted for dividends. The 1-Year and 5-Year TSR amounts are measured based on the fiscal year periods ending May 31, 2017.

Year-Over-Year Decreases in Reported Compensation

Over the past five fiscal years, although our absolute total stockholder return has increased, we have reduced reported aggregate compensation for our Chairman and CTO and CEOs.

The aggregate compensation of our Chairman and CTO (as reported in the Summary Compensation Table) has decreased 57% from fiscal 2012 through fiscal 2017. The aggregate reported compensation of our CEOs has decreased 23% from fiscal 2015 through fiscal 2017 and 21% from fiscal 2012 through fiscal 2017.

In the same period (fiscal 2012 through fiscal 2017), our five-year absolute total stockholder return was 83%.

CTO and CEO Reported Compensation and TSR

Notes

(1)

The Compensation Committee reduced Mr. Ellison’s target fiscal 2015 PSU award by 187,500 PSUs and cancelled 750,000 shares of his fiscal 2015 stock option grant after he became our Chairman and CTO in September 2014. The compensation reported for Mr. Ellison in fiscal 2015 reflects the grant date fair value of these cancelled awards in accordance with SEC rules. These cancelled equity awards comprised 24% of Mr. Ellison’s reported fiscal 2015 compensation.

(2)

In fiscal 2015, Ms. Catz and Mr. Hurd each received a one-time special equity award of 125,000 PSUs and a stock option grant for 500,000 shares. The Compensation Committee determined these awards were appropriate because Ms. Catz and Mr. Hurd assumed new responsibilities as our CEOs.

2017 Annual Meeting of Stockholders     27

Fiscal 2017 Executive Compensation Program: Emphasis on Variable, At-Risk Compensation

The Compensation Committee believes we employ some of the most talented senior executives in our industry. While our NEOs’ total incentive compensation opportunities may be high, the amounts they ultimately realize are contingent on their ability to achieve our primary business objectives and create sustainable long-term value for our stockholders.

In fiscal 2017, an average of 97% of our NEOs’ total compensation (as reported in the Summary Compensation Table on page 43) was at-risk.

Fiscal 2017 Pay Outcomes: Pay-for-Performance

Pay Element	Executive	Fiscal 2017 Outcome	Reason
PSUs	Lawrence J. Ellison Safra A. Catz Mark V. Hurd	• 2017 PSUs (1st tranche) earned at 75% of target (out of a maximum possible payment of 150% of target)

•  Oracle’s revenue growth was significantly greater than the weighted average revenue growth of the PSU Comparator Companies (as defined below), resulting in a payout of 150% for this metric

•  Oracle’s operating cash flow growth was among the lower growth rates of the PSU Comparator Companies, resulting in a payout of 0% for this metric

•  2016 PSUs (2nd tranche) earned at 50% of target (out of a maximum possible payment of 150% of target)

•  2015 PSUs (3rd tranche) earned at 50% of target (out of a maximum possible payment of 150% of target)

•  Oracle’s revenue growth was greater than the weighted average revenue growth of the PSU Comparator Companies, resulting in a payout of 100% for this metric

•  Oracle’s operating cash flow growth was among the lower growth rates of the PSU Comparator Companies, resulting in a payout of 0% for this metric

	Thomas Kurian	• 2017 PSUs (1st tranche), 2016 PSUs (2nd tranche) and 2015 PSUs (3rd tranche) earned at 110% of target (the maximum possible payment)	• Oracle’s cloud SaaS and PaaS offerings experienced strong year-over-year revenue growth
	John F. Fowler*	• 2017 PSUs (1st tranche), 2016 PSUs (2nd tranche) and 2015 PSUs (3rd tranche) earned at 50% of target (out of a maximum possible payment of 110% of target)	• Year-over-year revenue declined for our Oracle Engineered Systems and storage products
Stock Options	Lawrence J. Ellison Safra A. Catz Mark V. Hurd Thomas Kurian John F. Fowler*	• Intrinsic value of stock options increased because Oracle’s stock price increased	• Oracle’s stock price increased by 23% in the one-year period following the stock option grant date
Annual Performance- Based Cash Bonus	Lawrence J. Ellison Safra A. Catz Mark V. Hurd Thomas Kurian	• Earned at 41% of the target bonus amount	• Oracle’s non-GAAP pre-tax profits grew by approximately $353 million; however, this did not meet our internal expectations, resulting in a below-target payout

*	Mr. Fowler resigned from his position effective as of August 2, 2017. Upon resignation, he forfeited his outstanding unvested stock options and his outstanding unearned and unvested PSUs.

28     2017 Annual Meeting of Stockholders

Significant Fiscal 2018 Compensation Changes in Response to Stockholder Feedback

The Compensation Committee engages in rigorous discussions and deliberations both internally and with its independent compensation consultant about our compensation philosophy and design alternatives for our executive compensation program. Our directors also regularly seek feedback from our principal unaffiliated stockholders regarding executive compensation and related governance matters (see “Proxy Statement Summary—Stockholder Outreach and Board Responsiveness” on page 3). After considering stockholder feedback and the results of our November 2016 stockholder advisory vote on NEO compensation, the Compensation Committee has made significant changes to the equity component of our fiscal 2018 executive compensation program.

Fiscal 2018 Performance-Based Stock Options

In fiscal 2018, in lieu of PSUs and time-based stock options, the Compensation Committee granted each of Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian an equity award consisting entirely of performance-based stock options (Performance Options) that may be earned only upon the attainment of stock price, market capitalization and operational performance goals. These awards are intended to represent five years of equity compensation and were granted with the expectation that no additional equity awards will be granted to these NEOs until 2022 at the earliest.

Principal Elements of Fiscal 2018

NEO Compensation

•  Long-term incentive compensation consisting of 100% performance-based stock options

•  Annual performance-based cash
bonus (no change from FY17)

•  Base salary (no change from FY17)

The Compensation Committee believes the Performance Options address our stockholders’ executive compensation concerns by better aligning pay with the long-term interests of our stockholders. Specifically:

•

Long-term incentive compensation for these NEOs is now 100% performance-based. Payout is tied to significant stock price appreciation as well as the satisfaction of rigorous performance goals during a five-year performance period that, if achieved, should result in considerable stockholder returns.

•

The Performance Options will be earned only if Oracle both (1) significantly grows its cloud business and (2) returns value to stockholders. Six of the seven Performance Option tranches may be earned only if Oracle satisfies a combination of (1) an operational performance goal tied to significant growth of Oracle’s cloud business and (2) a substantial increase in Oracle’s market capitalization. The seventh Performance Option tranche may be earned only upon growth in Oracle’s stock price. Thus, even if Oracle’s cloud business grows, the Performance Options cannot be earned unless Oracle delivers significant value to stockholders in the form of stock price and market capitalization growth. See the following page for details.

•

The Performance Options will result in a decrease in equity compensation value. The grant date fair value of each award granted to Mr. Ellison, Ms. Catz and Mr. Hurd is $103.7 million.* When annualized over the five-year performance period, the grant date fair value of each award is $20.74 million, a 47% decrease from the grant date fair value of each NEO’s 2017 equity awards (which consisted of a mix of PSUs and time-based options).

The grant date fair value of Mr. Kurian’s Performance Option award is $69.38 million.* When annualized over the five-year performance period, the grant date fair value of Mr. Kurian’s award is approximately $13.9 million, a 59% decrease from the grant date fair value of his 2017 equity awards.

2017 Annual Meeting of Stockholders     29

Performance Options – Key Features

The Performance Options are intended to be the sole long-term incentive awards for Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian over the next five years. The Performance Options have the following key features:

•	17.5 million Performance Options were awarded to each of Mr. Ellison, Ms. Catz and Mr. Hurd, and 14 million Performance Options were awarded to Mr. Kurian

•	No additional equity awards are expected to be granted to these NEOs for five years, until 2022 at the earliest

•	Each individual’s award is divided into seven equal tranches eligible to be earned based on stock price, market capitalization and operational performance goals

•	The stock price, market capitalization and operational performance goals must be achieved within a five-year performance period for the options to be earned

•	Unearned tranches will be forfeited at the end of the five-year performance period (or earlier if the NEO’s employment with Oracle terminates)

Any Performance Options earned will expire if unexercised eight years from the initial grant date or earlier if the NEO’s employment with Oracle terminates.

Performance Options – Metrics

The Performance Options are divided into seven equal tranches that are eligible to be earned based on the attainment of rigorous performance goals within five years of the date of grant (if the NEO remains employed through the applicable vesting date). Performance measured against the goals will be evaluated annually.

1 Tranche (1/7th) may be earned based on achievement of a stock price goal • Oracle’s average stock price for 30 calendar days must equal or exceed $80 in order for the tranche to be earned

6 Tranches (6/7ths)

may be earned based on achievement of

both (1) market capitalization goals and (2) operational goals

•  One goal of each type (market capitalization and operational) must be satisfied in order for a tranche (i.e., 1/7th of the award) to be earned

•  If market capitalization goal(s) are satisfied but no operational goal(s) are satisfied (or vice versa), then no tranche will be earned until subsequent achievement of the other goal type occurs

Six Market Capitalization Goals

  •  Increase Oracle’s market capitalization from a baseline market capitalization of $207 billion by:

•  $16.6 billion

•  $33.3 billion

•  $50 billion

•  $66.6 billion

•  $83.3 billion

•  $100 billion

  •  Shares issued in connection with a material acquisition will be excluded from the calculation of market capitalization

Six Operational Goals

•  Become the largest enterprise SaaS company as measured by an independent third party report

•  Attain $20 billion in non-GAAP total cloud revenues in a fiscal year

•  Attain $10 billion in non-GAAP total SaaS revenues in a fiscal year

•  Attain $10 billion in non-GAAP total PaaS and IaaS revenues in a fiscal year

•  Attain non-GAAP SaaS gross margin of 80%

•  Maintain non-GAAP PaaS/IaaS gross margin of at least 30% for three of the five fiscal years in the performance period

In the event of a change in control, any unvested tranches subject to market capitalization goals and operational goals will be earned to the extent any unmatched market capitalization goals have been met. The unvested tranche subject to the stock price goal will only be earned if the stock price goal is achieved prior to the change in control.

30     2017 Annual Meeting of Stockholders

Executive Compensation Program Evolution

Our fiscal 2018 executive compensation program reflects a significant increase in performance-based compensation. In fiscal 2018, our currently employed NEOs were granted Performance Options in lieu of PSUs and time-based stock options. The NEOs’ base salaries and annual performance-based cash bonus opportunities remain unchanged. The table below compares key features of the fiscal 2017 and fiscal 2018 equity awards granted to our NEOs.

Program	Fiscal 2017 Equity Program	Fiscal 2018 Equity Program

Form of Equity	50% Time-Based Stock Options 50% Performance-Based Stock Units	100% Performance-Based Stock Options

Performance Periods	PSUs have variable performance periods of 1, 2 and 3 years	5-year performance period

Metrics	PSUs vest based on Oracle’s revenue growth and cash flow growth compared to the PSU Comparator Companies	Oracle’s attainment of stock price, market capitalization and operational performance goals focused on cloud growth

Vesting	Time-Based Stock Options vest 25% per year over 4 years Each tranche of PSUs may be earned at 0% to 150% of target, with no minimum vesting	No minimum or time-based vesting Each tranche of Performance Options may be earned at 0% or 100% of the grant amount

Frequency of Grant	Annual	Intended to be the sole long-term incentive awards for the currently employed NEOs over the next 5 years

Compensation Best Practices

Best Practices We Employ

    Low dilution rates from equity awards

    Compensation recovery (clawback) policy for cash bonuses in the event of a restatement

    Robust stock ownership guidelines

    Caps on maximum payout of bonus and PSU awards

    Annual risk assessment of compensation programs

    Independent compensation consultant and independent compensation committee

    High proportion of NEO compensation is at-risk and performance-based

Practices We Avoid

     No severance benefit plans or agreements except as provided under our equity incentive plan to employees generally

     No single-trigger change in control vesting of equity awards

     No minimum guaranteed vesting for performance equity

     No discretionary cash bonuses for NEOs

     No tax gross-ups for NEOs

     No payout or settlement of dividends and dividend equivalents on unvested equity awards

     No supplemental executive retirement plans, pensions or excessive retirement benefits

     No repricing, cash-out or exchange of “underwater” stock options without stockholder approval

2017 Annual Meeting of Stockholders     31

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to:

•	attract and retain highly talented and productive executive officers;

•	provide incentives for their superior performance; and

•	align the interests of our executive officers with those of our stockholders.

The Compensation Committee believes we employ some of the most talented senior executives in our industry. Our senior executives are routinely recruited as candidates to lead other large, sophisticated technology companies. Given the strength of our NEO group, the Compensation Committee believes it is critical they receive total compensation opportunities that reflect their individual skills and experiences and are commensurate with the management of an organization of Oracle’s size, scope and complexity. Further, the Compensation Committee believes that our NEOs’ compensation levels must be appropriate to retain and properly motivate them. At the same time, however, the Compensation Committee aligns our NEOs’ pay with the investment gains or losses of Oracle’s stockholders.

Within Oracle, executive compensation is weighted most heavily toward our most senior executive officers because they have the greatest impact on our business and financial results.

Elements of Our Executive Compensation Program

Each Element of the Program is Closely Linked to Our Business Objectives

Our executive compensation program consists of the three principal elements described in the table below. We weight our NEOs’ compensation mix to encourage appropriate decisions that are consistent with our business strategy of constantly improving our performance and building sustainable long-term stockholder value.

Compensation Element	Designed to Reward	Relationship to Business Objectives	At-Risk
1. Long-Term Incentive Compensation (see page 32)	• Success in achieving sustainable long-term results

•    Align our NEOs’ interests with long-term stockholder interests to increase overall stockholder value

•    Motivate and reward our NEOs for achieving financial performance goals that contribute to sustainable long-term results

•    Attract and retain talented NEOs in an increasingly competitive market for talent

2. Annual Performance-Based Cash Bonus (see page 35)	• Success in achieving annual operating results	• Motivate and reward our NEOs for achieving or exceeding annual financial performance goals • Share incremental profits earned by Oracle with NEOs
3. Base Salary (see page 36)	• Experience, knowledge of the industry, duties and scope of responsibility	• Provide a minimum, fixed level of cash compensation to attract and retain talented NEOs who can successfully design and execute our business strategy

1. Long-Term Incentive Compensation

Our philosophy with regard to granting long-term incentive compensation is to:

•	be sensitive to the overall number and value of shares of Oracle common stock underlying the equity awards granted;

•

effectively manage the overall net dilution resulting from our use of equity as a compensation tool, by granting equity awards to a relatively small number of employees, with a focus on our engineers, developers and senior executives; and

•

provide the largest awards to our top performers and individuals with the greatest responsibilities because they have the potential and ability to contribute the most to the success of our business and the creation of long-term stockholder value.

See “Proposal No. 4—Approval of the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan” on page 58 for details regarding our dilution, burn rate and equity overhang.

32     2017 Annual Meeting of Stockholders

Fiscal 2017 Equity Awards

Consistent with our “results-aligned” compensation philosophy, beginning in fiscal 2015, the Compensation Committee made significant changes to the long-term incentive compensation program for our NEOs, providing that their annual equity awards would consist of both PSUs and stock options. The Compensation Committee believes that our annual equity awards—which are designed to reward outstanding performance as measured against our long-term financial results—provide our NEOs with incentives to achieve our business objectives and drive increases in the market price of Oracle common stock, thus benefiting our stockholders as well as our NEOs.

PSU Award Design

The Compensation Committee engaged in a thoughtful and rigorous deliberation process to design the PSU awards. When the Compensation Committee initially considered the adoption of PSUs, it evaluated a number of alternative performance award designs over the course of numerous meetings, including special meetings called only for that purpose, with the assistance of Compensia, its compensation consultant, and solicited stockholder feedback. The Compensation Committee followed a similarly rigorous process for the design of the 2017 PSU awards. The Compensation Committee tailored the performance objectives of the 2017 PSU awards to the specific roles and responsibilities of each of our NEOs, as described below. The Compensation Committee established the target payout levels for the PSUs to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout levels were designed to be challenging but achievable, while payouts at the maximum levels were designed to be stretch goals.

Fiscal 2017 PSUs—Mr. Ellison, Ms. Catz and Mr. Hurd

For Mr. Ellison, Ms. Catz and Mr. Hurd, the 2017 PSUs are measured using two performance metrics:

•   50% of the number of target PSUs is tied to relative growth in total consolidated revenues measured on a U.S. GAAP basis; and

•   50% of the number of target PSUs is tied to relative growth in total consolidated net cash flows from operating activities measured on a U.S. GAAP basis.

PSU Comparator Companies • Cisco Systems, Inc. • EMC Corporation • Hewlett Packard Enterprise Company • IBM Corporation • salesforce.com, inc. • SAP SE • Workday, Inc.

These metrics were selected because management analyzes revenue growth and operating cash flows as proxies for the creation of long-term stockholder value, and Mr. Ellison, Ms. Catz and Mr. Hurd are ultimately responsible for the continued success of Oracle as a whole. The 2017 PSU awards are divided into four equal annual tranches, each of which is eligible to be earned based on Oracle’s performance with respect to these two metrics as compared against the weighted average performance of the same metrics of seven companies (collectively, the PSU Comparator Companies, listed in the chart at right). The Compensation Committee selected the PSU Comparator Companies because they represent some of our primary competitors as well as companies to which our stockholders most often compare us.

The key features of the 2017 PSUs for Mr. Ellison, Ms. Catz and Mr. Hurd are:

•	25% of the PSUs are eligible to be earned each year, so the target PSUs granted are distributed over four years (see chart below);

•	there is no minimum guaranteed number of PSUs that may be earned in any one year (the NEOs may earn 0% of the target number of PSUs);

•	the number of PSUs that may be earned in any year is capped at a maximum of 150% of the target number of PSUs allocated to that year, so the upside is limited;

•

if Oracle’s growth exceeds the growth of the PSU Comparator Companies but is negative, the maximum number of PSUs that may be earned with respect to that metric is 100% of the target number of PSUs; and

•

if Oracle’s growth is one of the two lowest percentage growth amounts among any of the PSU Comparator Companies for either metric with each company’s growth measured separately and ranked from largest to smallest, none (0%) of the number of PSUs allocated to that year will be earned with respect to that metric.

2017 Annual Meeting of Stockholders     33

One-fourth of the 2017 PSUs are eligible to be earned at the end of each of four separate, varying performance periods, as follows:

Tranche Vesting Fiscal Year	% of PSU Award	Performance Metric
2017	25%	• Fiscal 2017 weighted average comparator performance
2018	25%	• Fiscal 2017 and 2018 weighted average comparator performance
2019	25%	• Fiscal 2017, 2018 and 2019 weighted average comparator performance
2020	25%	• Fiscal 2018, 2019 and 2020 weighted average comparator performance

Earned PSUs vest upon the Compensation Committee’s certification of achievement measured against the pre-established and quantifiable target levels for each performance metric. Upon vesting, each PSU is converted into one share of Oracle common stock.

Summary of PSUs Earned—Fiscal 2015 through Fiscal 2017

The following table shows the PSUs earned for each of Mr. Ellison, Ms. Catz and Mr. Hurd through the Annual Meeting record date, September 18, 2017.

Grant and Performance Metric	PSUs Granted to Each NEO (#)	Weight	Percentage Earned for Fiscal Year						Total PSUs Earned by Each NEO as of Record Date (#)
			2015	2016	2017	2018	2019	2020
2015 PSUs	562,500 (Ellison) 687,500 (Catz and Hurd)
Revenue Growth		50%	100%	100%	100%	TBD
Operating Cash Flow Growth		50%	21.4%	100%	0%	TBD
Total Earned			60.7%	100%	50%	TBD			296,294 (Ellison)
									362,138 (Catz and Hurd)
2016 PSUs	562,500 (Ellison, Catz and Hurd)
Revenue Growth		50%		100%	100%	TBD	TBD
Operating Cash Flow Growth		50%		100%	0%	TBD	TBD
Total Earned				100%	50%	TBD	TBD		210,936 (Ellison, Catz and Hurd)
2017 PSUs	562,500 (Ellison, Catz and Hurd)
Revenue Growth		50%			150%	TBD	TBD	TBD
Operating Cash Flow Growth		50%			0%	TBD	TBD	TBD
Total Earned					75%	TBD	TBD	TBD	105,468 (Ellison, Catz and Hurd)

Fiscal 2017 PSUs—Other NEOs

For Mr. Kurian and Mr. Fowler, the 2017 PSUs are earned based on a revenue growth metric linked to certain strategic lines of business for which they have responsibility and oversight.

•	Mr. Kurian’s 2017 PSUs are earned based on year-over-year growth in Oracle’s total revenues for its cloud SaaS and PaaS offerings measured on a U.S. GAAP basis.

•	Mr. Fowler’s 2017 PSUs are earned based on year-over-year growth in Oracle’s total revenues for its Oracle Engineered Systems and storage products measured on a U.S. GAAP basis.

•

25% of the 2017 PSUs are eligible to be earned each year over a four-year period. For both Mr. Kurian and Mr. Fowler, the number of PSUs that may be earned is capped at 110% of the target number of PSUs awarded.

Earned PSUs vest upon the Compensation Committee’s certification of achievement measured against the pre-established and quantifiable target levels for each performance metric. Upon vesting, each PSU is converted into one share of Oracle common stock.

Fiscal 2017 Stock Options

In fiscal 2017, a portion of our NEOs’ long-term incentive compensation consisted of time-based options to purchase shares of Oracle common stock. The Compensation Committee believes stock options provide effective performance incentives because our NEOs derive value from these awards only if our stock price increases (which benefits all stockholders) and the NEO remains

34     2017 Annual Meeting of Stockholders

employed through the date his or her stock options vest. Stock options give the recipients the right to purchase at a specified price (the market price of Oracle common stock on the date when the stock option was granted) a specified number of shares of Oracle common stock for a specified period of time (five years with respect to the fiscal 2017 stock options granted to Mr. Ellison, Ms. Catz and Mr. Hurd, and ten years with respect to the fiscal 2017 stock options granted to our other NEOs). An NEO can exercise this right for the remainder of this specified period of time after the stock options vest (become exercisable) unless the NEO’s employment with Oracle terminates earlier. The fiscal 2017 stock options vest and become exercisable in equal annual installments over four years.

2. Annual Performance-Based Cash Bonus under the Executive Bonus Plan

Our stockholder-approved Executive Bonus Plan is intended to motivate our NEOs by rewarding them when our annual financial performance objectives are met or exceeded. Under the Executive Bonus Plan, the Compensation Committee assigns each participant a target cash bonus opportunity and establishes the financial performance metric or metrics that must be achieved before an award actually will be paid to the participant for that year.

NEOs’ Cash Bonus Opportunities

Consistent with fiscal 2016, the Compensation Committee selected year-over-year growth in our non-GAAP pre-tax profits as the financial performance metric for determining our NEOs’ annual cash bonuses for fiscal 2017 (other than for Mr. Fowler, whose bonus arrangement is described below). The Compensation Committee believes that growth in non-GAAP pre-tax profit is the most appropriate metric for the Executive Bonus Plan because management regularly uses this metric internally to understand, manage and evaluate our business performance and make operating decisions with a view to the creation of stockholder value. In addition, as a measure of profit, this metric requires our NEOs to manage multiple variables (i.e., revenues and operating expenses) in achieving the goal of growing our non-GAAP pre-tax profit, which the Board believes to be an important measure of Oracle’s financial performance and value creation for our stockholders.

For purposes of the Executive Bonus Plan, “non-GAAP pre-tax profit” is defined as:

•	Oracle’s U.S. GAAP income before provision for income taxes;

•	Minus stock-based compensation expenses, acquisition-related and other expenses, restructuring expenses and amortization of intangible assets; and

•

Plus an adjustment to increase our U.S. GAAP income before provision for income taxes for the full amount of cloud SaaS and PaaS revenues, software license updates and software and hardware support revenues recognized from contracts assumed in acquisitions as if the acquired companies had remained independent entities during the applicable fiscal year.

The bonus formula for each NEO, other than Mr. Fowler, was calculated as follows and was subject to an individual bonus cap:

The individual bonus percentage, determined at the beginning of fiscal 2017, was 0.2% for each of Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian. Mr. Ellison’s bonus percentage was reduced from the fiscal 2016 percentage (0.325%) for parity with the bonus percentages of Ms. Catz, Mr. Hurd and Mr. Kurian.

For fiscal 2017, the target cash bonus opportunity for each NEO was set at $1,710,000, which was determined based on our internal profitability expectations for the fiscal year. Each NEO’s bonus opportunity was subject to a bonus cap of $3,420,000, or 200% of target.

Between fiscal 2016 and fiscal 2017, our non-GAAP pre-tax profits grew by approximately $353 million, which did not meet our own internal expectations. Consequently, the bonuses paid to our NEOs were well below their target amounts. Each of Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian received a bonus of $705,464 (representing 41% of the target bonus amount), calculated by multiplying approximately $353 million by 0.2%.

Under the bonus formula, if Oracle’s non-GAAP pre-tax profits do not grow year-over-year, then our NEOs will not receive any bonuses under the Executive Bonus Plan even if Oracle has been profitable, as was the case in fiscal 2016. Further, even where Oracle’s non-GAAP pre-tax profits grow year-over-year, if we do not meet our internal profitability expectations for the fiscal year, the bonuses paid to our NEOs are typically below their target cash bonus opportunities. The Compensation Committee has discretion to reduce or eliminate but not increase the award determined by the bonus formula.

2017 Annual Meeting of Stockholders     35

Mr. Fowler’s Cash Bonus Opportunity

Prior to his departure, Mr. Fowler was responsible for our hardware products business. Consistent with our “results-aligned” compensation philosophy, the Compensation Committee structured his target cash bonus opportunity to be contingent on the operating results of the portion of the business that he managed. The Compensation Committee believed the most important factor by which to measure his performance was the year-over-year improvement in hardware revenues relative to his ability to manage effectively the growth in expenses of the hardware products development organization that he oversaw. Mr. Fowler’s target cash bonus opportunity was based on a percentage of the amount by which hardware revenues growth between fiscal 2016 and fiscal 2017 exceeded the expense growth of the hardware products development organization between fiscal 2016 and fiscal 2017.

Between fiscal 2016 and fiscal 2017, the profitability of our hardware business as we internally measure it grew from the prior fiscal year. Consequently, Mr. Fowler would have earned a cash bonus of $259,669. However, because Mr. Fowler resigned prior to the payment of fiscal 2017 bonuses under the Executive Bonus Plan, he did not receive his bonus.

We have not disclosed the specific formula or performance target level for Mr. Fowler’s target cash bonus opportunity. Mr. Fowler’s bonus formula included, among other things, expense amounts for our hardware products development organization. We do not publicly disclose this information, as we believe it would provide insights into our operational strengths and weaknesses that would result in competitive harm to us.

3. Base Salary

Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline amount of annual compensation for our NEOs. When setting base salary levels, the Compensation Committee considers the base salaries paid to NEOs in comparable positions at the companies in our compensation peer group, Oracle’s performance and the individual NEO’s performance. Mr. Ellison’s base salary is set at $1 consistent with the Compensation Committee’s view that his entire total direct compensation opportunity should be “at-risk.” In addition, the base salary of the other NEOs has not increased in the last five years.

Limited Perquisites and Other Personal Benefits

In fiscal 2017, we provided our NEOs with certain limited perquisites and other personal benefits as described below, each of which the Compensation Committee believes are reasonable and in the best interests of Oracle and our stockholders. The amounts of all perquisites and other personal benefits provided to our NEOs are reported in the “All Other Compensation” column of the Summary Compensation Table below.

Residential Security

The Board has established a residential security program for the protection of our most senior executives based on an assessment of risk, which includes consideration of the executive’s position and work location. We require these security measures for Oracle’s benefit because of the importance of these executives to Oracle, and we believe these security costs are necessary and appropriate business expenses since these costs arise from the nature of the executives’ employment at Oracle. The Compensation Committee reviews and approves the residential security budget each year, which includes a review of the actual and credible threats made against one or more of our senior executives during the last completed fiscal year. For Mr. Ellison, Oracle pays for the annual costs of security personnel at his primary residence. Mr. Ellison paid for the initial procurement and installation of security equipment for his primary residence, and he pays for ongoing maintenance and upgrade fees for such equipment. Mr. Ellison also pays for all security costs for his other residences. For Mr. Hurd, Oracle paid for the cost of the installation of a technical security system at his primary residence and pays the related annual service costs. Ms. Catz was offered a security system paid for by Oracle but opted instead to maintain the existing security system at her residence, which she pays for directly.

Although we view the security services provided for our senior executives as an integral part of our risk management program and as necessary and appropriate business expenses, because they may be viewed as conveying a personal benefit to these individuals, we have reported the aggregate incremental costs to Oracle of these services in the “All Other Compensation” column of the Summary Compensation Table below.

Aircraft Use

We permit our NEOs to be accompanied by guests during business trips on private aircraft owned by us or leased by us from a company owned by Mr. Ellison on terms advantageous to Oracle. When we lease an aircraft, we lease the entire aircraft for

36     2017 Annual Meeting of Stockholders

business travel and are not charged for use of the aircraft based on the number of passengers. Similarly, our owned aircraft are expected to be used for business travel. Therefore, we believe there is no aggregate incremental cost to Oracle as a result of our NEOs being accompanied by guests when traveling on Oracle business. However, in certain instances, a portion of the aircraft costs attributable to non-business passengers cannot be deducted by Oracle for corporate income tax purposes. When applicable, we disclose the amount of these incremental forgone tax deductions in the footnotes accompanying the Summary Compensation Table.

Pension Benefits or Supplemental Retirement Benefits

During fiscal 2017, other than the 401(k) Plan and our deferred compensation programs, we did not provide any pension or retirement benefits to our NEOs and do not believe that these types of benefits are necessary to further the objectives of our executive compensation program.

We offer the 1993 Deferred Compensation Plan (the Cash Deferred Compensation Plan) to certain employees, including eligible NEOs, under which participants may elect to defer a portion of their base salary and annual performance-based cash bonus. We also offer certain employees, including eligible NEOs, the ability to defer the settlement of their earned and vested RSUs and PSUs under the terms of the Oracle Corporation Stock Unit Award Deferred Compensation Plan (the RSU Deferred Compensation Plan). We offer these plans because we believe they are competitive elements of compensation for our NEOs. For a description of our Cash Deferred Compensation Plan and RSU Deferred Compensation Plan, see “Fiscal 2017 Non-Qualified Deferred Compensation” on page 47.

Severance and Change in Control Benefits

Each of our NEOs is employed “at will.” None of our NEOs has an employment agreement with Oracle that provides for payments or benefits in the event of a termination of employment or in connection with a change in control of Oracle.

If Oracle is acquired, equity awards held by all of our employees who have received such awards, including our NEOs, under our Amended and Restated 2000 Long-Term Equity Incentive Plan (the 2000 Equity Plan) will become fully vested if the equity awards are not assumed or if the equity awards are assumed and the holder’s employment is terminated without cause within 12 months after the acquisition. This vesting acceleration provision is provided to all employees who participate in the plan and is not subject to any other material conditions or obligations.

See “Fiscal 2018 Performance-Based Stock Options” on pages 29 to 30 for a description of the treatment of the fiscal 2018 Performance Options in the event of a change in control.

Determination of Executive Compensation Amounts for Fiscal 2017

Factors Considered in Setting Fiscal 2017 Compensation for Our NEOs

The Compensation Committee approved our NEOs’ fiscal 2017 compensation and determined that the fiscal 2017 compensation levels were appropriate and necessary to reward, retain and motivate our NEOs based on our executive compensation philosophy and the Compensation Committee’s subjective evaluations of:

•	the potential future contributions each NEO can make to our success and each NEO’s critical role in executing our business and acquisition strategies;

•	our desired future financial performance in each NEO’s principal areas of responsibility and the degree to which we wish to provide incentives for him or her;

•	the NEO’s past performance, experience and level of responsibility;

•	the Compensation Committee’s belief that any one of the NEOs could lead another company and the goal of protecting against recruiting efforts by other companies;

•	the complexity of our business resulting in increased workloads and responsibilities for our NEOs, particularly in light of Oracle’s transition to cloud-based product offerings;

•	the NEO’s expected progress toward goals within his or her areas of responsibility;

•	the appropriate mix of compensation (i.e., short-term versus long-term, fixed versus variable) for the NEO; and

•	any other factors the Compensation Committee deems appropriate.

2017 Annual Meeting of Stockholders     37

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual NEOs. When determining the size of the stock option and PSU awards, the Compensation Committee considers both the overall size of the awards and the potential value of the awards.

Compensation Decision-Making Process and the Role of Executive Officers

The Compensation Committee deliberates on, determines and approves our NEOs’ compensation based on the collective subjective judgment of its members, which is guided by their significant collective business experience, and their evaluation of the factors above. See “Board of Directors—Nominees for Directors—Director Qualifications” on page 6 for a discussion of the expertise and skills of each of our Compensation Committee members. None of our NEOs determines his or her own compensation, and none of our NEOs were present when the Compensation Committee deliberated on and approved its fiscal 2017 compensation decisions for him or her.

Fiscal 2017 Compensation for Mr. Ellison, Chairman and CTO

PSUs

A target award of 562,500 PSUs granted on June 30, 2016, 25% of which are eligible to be earned each year over a four-year period based on Oracle’s performance as measured against a relative revenue growth metric and a relative operating cash flow metric.

Stock Options

A stock option to purchase 2,250,000 shares of Oracle common stock granted on June 30, 2016, with an exercise price of $40.93 per share, vesting 25% each year over a four-year period, and with a five-year term.

Performance- Based Cash Bonus

A cash bonus opportunity under the Executive Bonus Plan based on 0.2% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Ellison received a bonus payment of $705,464 in fiscal 2017.

Annual Base Salary	$1 (unchanged since fiscal 2011)

In addition to the factors described above, the Compensation Committee approved this compensation package based on Mr. Ellison’s overall responsibility for business strategy, operations and corporate vision, with an emphasis on the objectives of retaining his services and providing meaningful incentives for superior performance and engagement. The Compensation Committee believes that Mr. Ellison, as Oracle’s founder who has guided the company for 40 years, is invaluable. Although Mr. Ellison has a significant equity interest in Oracle, the Compensation Committee believes his annual compensation package is necessary to maintain the focus of his visionary drive and his active role in our operations, technology, strategy and growth. The Compensation Committee believes that Mr. Ellison’s role as an executive at Oracle is distinct from his roles as a director and significant stockholder.

Fiscal 2017 Compensation for Ms. Catz, CEO

PSUs

A target award of 562,500 PSUs granted on June 30, 2016, 25% of which are eligible to be earned each year over a four-year period based on Oracle’s performance as measured against a relative revenue growth metric and a relative operating cash flow metric.

Stock Options

A stock option to purchase 2,250,000 shares of Oracle common stock granted on June 30, 2016, with an exercise price of $40.93 per share, vesting 25% each year over a four-year period, and with a five-year term.

Performance-Based Cash Bonus

A cash bonus opportunity under the Executive Bonus Plan based on 0.2% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Ms. Catz received a bonus payment of $705,464 in fiscal 2017.

Annual Base Salary	$950,000 (unchanged since fiscal 2012)

In addition to the factors described above, the Compensation Committee approved this compensation package based on Ms. Catz’s significant role and responsibilities with Oracle. As one of our CEOs, Ms. Catz sets our overall business and acquisition strategy and is responsible for executing that strategy. She also has oversight and responsibility for the accuracy and integrity of our financial results and management of our legal affairs, among other responsibilities.

38     2017 Annual Meeting of Stockholders

Fiscal 2017 Compensation for Mr. Hurd, CEO

PSUs

A target award of 562,500 PSUs granted on June 30, 2016, 25% of which are eligible to be earned each year over a four-year period based on Oracle’s performance as measured against a relative revenue growth metric and a relative operating cash flow metric.

Stock Options

A stock option to purchase 2,250,000 shares of Oracle common stock granted on June 30, 2016, with an exercise price of $40.93 per share, vesting 25% each year over a four-year period, and with a five-year term.

Performance-Based Cash Bonus

A cash bonus opportunity under the Executive Bonus Plan based on 0.2% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Hurd received a bonus payment of $705,464 in fiscal 2017.

Annual Base Salary	$950,000 (unchanged since fiscal 2012)

In addition to the factors described above, the Compensation Committee approved this compensation package based on Mr. Hurd’s significant role and responsibilities with Oracle. As one of our CEOs, Mr. Hurd is responsible for worldwide sales and marketing, consulting, support and Oracle’s industry-specific global business units. He also acts as a primary contact for our customers, among other responsibilities.

Fiscal 2017 Compensation for Mr. Kurian, President, Product Development

PSUs

A target award of 500,000 PSUs granted on June 30, 2016, 25% of which are eligible to be earned each year over a four-year period based on the level of year-over-year growth in Oracle’s total revenues for its Cloud SaaS and PaaS offerings on a U.S. GAAP basis.

Stock Options

A stock option to purchase 2,000,000 shares of Oracle common stock granted on June 30, 2016, with an exercise price of $40.93 per share, vesting 25% each year over a four-year period, and with a ten-year term.

Performance-Based Cash Bonus

A cash bonus opportunity under the Executive Bonus Plan based on 0.2% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Kurian received a bonus payment of $705,464 in fiscal 2017.

Annual Base Salary	$800,000 (unchanged since fiscal 2011)

In addition to the factors described above, the Compensation Committee approved this compensation package based on its determination that Mr. Kurian makes significant contributions to Oracle’s overall software development and strategy, especially those related to our Oracle Cloud and Fusion products and services.

Fiscal 2017 Compensation for Mr. Fowler, Former Executive Vice President, Systems

PSUs

A target award of 187,500 PSUs granted on June 30, 2016, 25% of which was eligible to be earned each year over a four-year period based on the level of year-over-year growth in Oracle’s total revenues for its Oracle Engineered Systems and storage products on a U.S. GAAP basis.

Stock Options

A stock option to purchase 750,000 shares of Oracle common stock granted on June 30, 2016, with an exercise price of $40.93 per share, vesting 25% each year over a four-year period, and with a ten-year term.

Performance-Based Cash Bonus

A cash bonus opportunity under the Executive Bonus Plan based on the profitability of our hardware business. Mr. Fowler would have received a bonus of $259,669 in fiscal 2017 if he had not resigned from his position prior to the payment date of the fiscal 2017 bonuses.

Annual Base Salary	$700,000 (unchanged since Mr. Fowler became an NEO in fiscal 2012)

In addition to the factors described above, the Compensation Committee approved this compensation package based on its determination that Mr. Fowler made significant contributions to Oracle’s overall hardware product development and strategy, including our Oracle Engineered Systems products.

Other Factors in Setting Executive Compensation

Compensation Consultant

The Compensation Committee selected and directly engaged Compensia, Inc., a national compensation consulting firm, as its compensation advisor for fiscal 2017 to provide analysis and market data on executive and director compensation matters, both

2017 Annual Meeting of Stockholders     39

generally and within our industry. Compensia also assisted the Compensation Committee with the ongoing design of the equity compensation program, with a comparison of our executive compensation policies and practices against a group of peer companies (as determined and identified below) and with reviewing the annual risk assessment of our compensation policies and practices applicable to our NEOs and other employees. The Compensation Committee used Compensia’s input to assist in its independent determination of the amounts and levels of our executive compensation for fiscal 2017.

The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating Compensia, Compensia reports directly to the Compensation Committee, and Compensia did not provide any other services to Oracle during fiscal 2017. Neither of our CEOs nor the Chairman of the Board met independently with representatives of Compensia. The Compensation Committee has determined that the work resulting from Compensia’s engagement did not raise any conflicts of interest.

Peer Company Executive Compensation Comparison

The Compensation Committee, in consultation with Compensia, annually establishes a group of peer companies, which are generally in the technology sector, for comparative purposes based on a number of factors, including:

•	their size and complexity;

•	their market capitalization;

•	their competition with us for talent;

•	the nature of their businesses;

•	the industries and regions in which they operate; and

•

the structure of their executive compensation programs (including the extent to which they rely on annual bonuses and other forms of variable, performance-based incentive compensation) and the availability of information about these programs.

For fiscal 2017, the companies comprising the compensation peer group consisted of:

Accenture plc	eBay Inc.	International Business Machines Corporation
Alphabet Inc.	EMC Corporation*	Microsoft Corporation
Amazon.com, Inc.	Facebook, Inc.	QUALCOMM Incorporated
Apple Inc.	Hewlett-Packard Enterprise Company	salesforce.com, inc.
Cisco Systems, Inc.	Intel Corporation	SAP SE

*	Removed from peer group following acquisition by Dell Inc.

Although the Compensation Committee considered executive pay information drawn from this group of peer companies and from the Radford 2016 Executive Compensation Survey for comparative purposes when setting executive compensation levels at Oracle during fiscal 2017, it did not target total compensation or any individual compensation element at a specific level or attempt to attain a specified target percentile within the data drawn from the compensation peer group to determine executive compensation.

Risk Assessment of Our Compensation Policies and Practices

As part of its annual compensation-related risk review, the Compensation Committee considered, among others, the following factors which mitigate incentives for our executive officers to take inappropriate risks:

•

PSUs granted to our NEOs, to the extent earned, vest over a four-year period. Stock options vest 25% each year over a four-year period. Consequently, the value of our NEOs’ equity awards are significantly tied to sustained long-term appreciation of our stock price, which mitigates excessive short-term risk taking.

•

All annual performance-based cash bonuses are subject to a specified dollar cap that limits the maximum amount payable to an NEO and may be decreased in the Compensation Committee’s discretion, which protects against an NEO receiving a windfall or disproportionately large bonus relative to the Compensation Committee’s assessment of our actual financial performance.

•

The financial metric used in the Executive Bonus Plan for each of our NEOs, other than Mr. Fowler, is year-over-year growth in Oracle’s non-GAAP pre-tax profits. Our management regularly uses this metric to understand, manage and evaluate our business and make operating decisions. Using this metric for the annual performance-based cash bonus opportunities further aligns our NEOs’ interests with our business goals.

40     2017 Annual Meeting of Stockholders

•

We have adopted a clawback policy that allows us to recover or cancel any cash bonuses paid that are awarded as a result of achieving financial performance goals that are not met under any restated financial results.

•

Each of our senior officers is subject to robust stock ownership requirements as described in “Corporate Governance—Stock Ownership Guidelines for Directors and Senior Officers” on page 19. Our senior officers would experience significant lost value in their holdings of Oracle common stock and potentially all of the value of their Oracle stock options and other equity awards if our stock price suffered an extended decline due to inappropriate or unnecessary risk taking.

Tax and Accounting Considerations

In evaluating potential compensation alternatives, the Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers unless, among other things, such compensation is performance-based and has been approved by stockholders. Generally, we design our executive compensation program to permit our Compensation Committee to be able to grant compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) of the Code and the relevant income tax regulations. We may from time to time, however, pay compensation to our NEOs that may not be deductible if the Compensation Committee believes that doing so is in the best interests of Oracle and our stockholders.

Accounting considerations also play a role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards (that is, the value of our equity awards based on U.S. GAAP), which reduces the amount of our reported profits under U.S. GAAP. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number, share amounts and the fair values of the equity awards that are granted each year.

2016 Stockholder Advisory Vote on Executive Compensation

At our annual meeting of stockholders in November 2016, we conducted our annual advisory vote on the fiscal 2016 compensation of our NEOs (commonly known as a “say-on-pay” vote). The compensation of our NEOs received support from approximately 45% of the votes cast on the say-on-pay proposal. Following this result, the Compensation Committee and Board have continued to engage in substantive discussions with our major unaffiliated stockholders to better understand their concerns and views on our executive compensation program.

After considering stockholder feedback and the results of our 2016 say-on-pay vote, the Compensation Committee made significant changes to our fiscal 2018 executive compensation program. In fiscal 2018, in lieu of PSUs and time-based stock options, the Compensation Committee granted each of Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian an equity award consisting entirely of Performance Options that may be earned only upon the attainment of a combination of stock price, market capitalization and operational performance goals. The Compensation Committee believes the Performance Options address our stockholders’ executive compensation concerns by reducing compensation levels and better aligning pay with the long-term interests of our stockholders. Specifically:

•	Long-term incentive compensation for these NEOs is now 100% performance-based;

•	The Performance Options will be earned only if Oracle both (1) significantly grows its cloud business and (2) returns value to stockholders; and

•	The Performance Options will result in a decrease in equity compensation value, when their grant date fair value is annualized over the five-year performance period.

See “Significant Fiscal 2018 Compensation Changes in Response to Stockholder Feedback” on page 29 and “Proxy Statement Summary—Stockholder Outreach and Board Responsiveness” on page 3 for further information.

2017 Annual Meeting of Stockholders     41

Other Compensation Policies

Compensation Recovery (Clawback) Policy

We have adopted a clawback policy for our executive officers providing that if Oracle restates its reported financial results, we will seek to recover or cancel any cash bonuses paid that were awarded as a result of achieving financial performance goals that are not met under the restated financial results. When the SEC adopts final clawback policy rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will revise our policy to comply with such rules.

Equity Awards and Grant Administration

Our Board has designated the Compensation Committee as the administrator of the 2000 Equity Plan and the Directors’ Stock Plan. The Compensation Committee, among other things, selects award recipients under the 2000 Equity Plan, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations.

We have a policy of generally granting equity awards on pre-established dates. The Compensation Committee holds regular meetings on a scheduled date each month to consider and approve equity award grants (other than the annual grants described below), including grants to new hires and promoted employees. In accordance with the terms of the 2000 Equity Plan, the Board has delegated to an executive officer committee the authority to approve a capped number of equity award grants to certain employees. The executive officer committee cannot grant equity to non-employees or to certain executives. Equity awards approved by either the Compensation Committee or the executive officer committee during a calendar month are typically granted together on a pre-established day of the following month.

The Compensation Committee and F&A Committee also monitor the dilution and “overhang” effects of our outstanding equity awards in relation to the total number of outstanding shares of Oracle common stock. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates.

Because we believe equity awards are an important part of our compensation program, we also grant equity awards on an annual basis to key employees, including our executive officers. The Compensation Committee generally approves these annual equity award grants during the ten business day period following the second trading day after the announcement of our fiscal year-end earnings in an effort to make our annual grants during the time when potential material information regarding our financial performance is most likely to be available to our stockholders and the market.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	Renée J. James, Chair Naomi O. Seligman, Vice Chair George H. Conrades

Dated: September 26, 2017

42     2017 Annual Meeting of Stockholders

Fiscal 2017 Summary Compensation Table

The following table provides summary information concerning cash, equity and other compensation awarded to, earned by or paid to our NEOs in fiscal 2017, 2016 and 2015.

Name and Principal Position (1)	Fiscal Year	Salary ($)	Stock Awards (2) (3) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4) ($)	Total ($)
Lawrence J. Ellison	2017	1	22,190,625	16,863,075	705,464	1,513,042	41,272,207
Chairman and Chief Technology Officer	2016	1	21,870,000	18,103,275	—	1,545,258	41,518,534
	2015	1	30,352,500	31,739,400	—	1,547,635	63,639,536
Safra A. Catz	2017	950,000	22,190,625	16,863,075	705,464	20,801	40,729,965
Chief Executive Officer	2016	950,000	21,870,000	18,103,275	—	20,537	40,943,812
	2015	950,000	27,625,625	24,647,250	—	20,795	53,243,670
Mark V. Hurd	2017	950,000	22,190,625	16,863,075	705,464	123,115	40,832,279
Chief Executive Officer	2016	950,000	21,870,000	18,103,275	—	198,621	41,121,896
	2015	950,000	27,625,625	24,647,250	—	22,253	53,245,128
Thomas Kurian	2017	800,000	19,725,000	14,515,200	705,464	14,344	35,760,008
President, Product Development	2016	800,000	19,440,000	15,490,400	—	12,745	35,743,145
	2015	800,000	20,235,000	15,571,800	—	12,871	36,619,671
John F. Fowler (5)	2017	700,000	7,396,875	5,443,200	—	19,294	13,559,369
Former Executive Vice President, Systems	2016	700,000	7,290,000	5,808,900	—	19,624	13,818,524
	2015	700,000	10,117,500	7,785,900	—	18,898	18,622,298

(1)	The titles presented for each NEO are as of the end of fiscal 2017. Mr. Fowler resigned from his position effective as of August 2, 2017.

(2)

The amounts reported do not reflect whether the NEO has actually realized or will realize an economic benefit from the awards. As required by SEC rules, the amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair values of PSUs and stock options, respectively, granted during the relevant fiscal years computed in accordance with FASB ASC 718. See “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Compensation” on page 32 for a discussion of these awards. For information on the valuation assumptions used in our stock-based compensation computations, see Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2017.

In addition, in connection with Mr. Ellison’s change in position in fiscal 2015 from CEO to Chairman and CTO, the Compensation Committee reduced his fiscal 2015 PSU target award to 562,500 PSUs and cancelled 750,000 of the shares subject to his fiscal 2015 stock option grant. As required by SEC rules, the amounts reported in these columns reflect the grant date fair values of Mr. Ellison’s original fiscal 2015 PSU target award and original fiscal 2015 stock option grant, respectively. The grant date fair values of Mr. Ellison’s fiscal 2015 equity awards net of cancelled equity were as follows:

(a)	2015 PSU grant date fair value: $22,764,375

(b)	2015 stock option grant date fair value: $23,804,550

2017 Annual Meeting of Stockholders     43

(3)

The grant date fair values of the PSUs were calculated assuming achievement of target levels of performance, the performance outcome judged to be probable at the time of grant. The maximum values of the fiscal 2017, fiscal 2016 and fiscal 2015 PSUs, assuming achievement of the highest level of performance (150% of target for Mr. Ellison, Ms. Catz and Mr. Hurd and 110% of target for Mr. Kurian and Mr. Fowler), were:

Name	Maximum Value of 2017 PSUs ($)	Maximum Value of 2016 PSUs ($)	Maximum Value of 2015 PSUs ($)
Lawrence J. Ellison	33,285,938	32,805,000	45,528,750	(a)
Safra A. Catz	33,285,938	32,805,000	41,438,438
Mark V. Hurd	33,285,938	32,805,000	41,438,438
Thomas Kurian	21,697,500	21,384,000	22,258,500
John F. Fowler	8,136,563	8,019,000	11,129,250

(a)

Reflects the maximum value of Mr. Ellison’s original fiscal 2015 PSU target award, prior to the reduction of his fiscal 2015 PSU target by 187,500 PSUs. The maximum value of Mr. Ellison’s fiscal 2015 PSU award net of cancelled equity, assuming achievement of the highest level of performance, was $34,146,564.

(4)	For fiscal 2017, the amounts reported in this column include:

(a)

Company matching contributions under our 401(k) Plan of $5,100 for Ms. Catz, Mr. Hurd and Mr. Fowler. Similar to our other employees, our NEOs are eligible to participate in our 401(k) Plan and we match 50% of an eligible salary deferral up to the first 6% of such deferrals, not to exceed $5,100 in a calendar year and subject to a multi-year vesting schedule.

(b)

Flexible credits used toward cafeteria-style benefit plans, including life insurance and long-term disability benefits, in the amount of $5,943 for Mr. Ellison, $15,500 for Ms. Catz, $14,264 for Mr. Hurd, $11,443 for Mr. Kurian and $13,993 for Mr. Fowler.

(c)

Security-related costs and expenses of $1,503,502 for Mr. Ellison’s residence and $103,550 for Mr. Hurd’s residence. Pursuant to a residential security program, as described in “Compensation Discussion and Analysis—Elements of Our Compensation Program—Limited Perquisites and Other Personal Benefits—Residential Security” on page 36, our most senior executives are required to maintain home security systems. We believe these security costs and expenses are necessary and appropriate business expenses.

(d)	A patent award of $2,700 which Mr. Kurian received pursuant to Oracle’s employee patent award program.

(e)

We have hired legal counsel to assist our executives with complying with reporting obligations under applicable laws in connection with their personal political campaign contributions. In fiscal 2017, Mr. Ellison received $3,597 in such services and Ms. Catz, Mr. Hurd, Mr. Kurian and Mr. Fowler each received $201 in such services.

(f)

The following may be deemed to be “personal benefits” for our NEOs although we believe there was no aggregate incremental cost to us during fiscal 2017: We permit our NEOs to be accompanied by guests on private aircraft leased or owned by Oracle, which are expected to be used for business travel. This use in fiscal 2017 did not result in a loss of a corporate income tax deduction.

(5)

Upon his resignation, Mr. Fowler forfeited his outstanding unvested stock options and his outstanding unearned and unvested PSUs. Because Mr. Fowler resigned prior to the payment of fiscal 2017 bonuses under the Executive Bonus Plan, he did not receive a bonus for fiscal 2017.

44     2017 Annual Meeting of Stockholders

Grants of Plan-Based Awards During Fiscal 2017

The following table shows equity and non-equity awards granted to our NEOs during fiscal 2017. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2017 Year-End table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
Name	Grant Date	Award Type	Threshold ($)	Target (1) ($)	Maximum (1) ($)	Threshold (#)	Target (2) (#)	Maximum (2) (#)
Lawrence J. Ellison	6/30/2016	PSUs				—	562,500	843,750			22,190,625
	6/30/2016	Options							2,250,000	40.93	16,863,075
		Cash Bonus	—	$1,710,000	$3,420,000
Safra A. Catz	6/30/2016	PSUs				—	562,500	843,750			22,190,625
	6/30/2016	Options							2,250,000	40.93	16,863,075
		Cash Bonus	—	$1,710,000	$3,420,000
Mark V. Hurd	6/30/2016	PSUs				—	562,500	843,750			22,190,625
	6/30/2016	Options							2,250,000	40.93	16,863,075
		Cash Bonus	—	$1,710,000	$3,420,000
Thomas Kurian	6/30/2016	PSUs				—	500,000	550,000			19,725,000
	6/30/2016	Options							2,000,000	40.93	14,515,200
		Cash Bonus	—	$1,710,000	$3,420,000
John F. Fowler (5)	6/30/2016	PSUs				—	187,500	206,250			7,396,875
	6/30/2016	Options							750,000	40.93	5,443,200
		Cash Bonus	—	$73,000	$3,420,000

(1)

The target and maximum plan award amounts reported in these columns are derived from our Executive Bonus Plan for fiscal 2017. The actual payout amounts for fiscal 2017 under the Executive Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)

The PSUs reported in these columns were granted under our 2000 Equity Plan. See “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Compensation” on page 32 for a discussion of the material features of these awards.

(3)

The stock options reported in this column were granted under our 2000 Equity Plan. See “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Compensation” on page 32 for a discussion of the material features of these awards.

(4)

The amounts reported do not reflect whether the NEO has actually realized or will realize an economic benefit from the awards. As required by SEC rules, the amounts reported in this column represent the aggregate grant date fair values of the PSUs (at target) and stock options granted during fiscal 2017 computed in accordance with FASB ASC 718. For information on the valuation assumptions used in our stock-based compensation computations, see Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2017.

(5)	Upon his resignation, Mr. Fowler forfeited his outstanding unvested stock options and his outstanding unearned and unvested PSUs.

2017 Annual Meeting of Stockholders     45

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table provides information on the outstanding stock options and PSUs held by our NEOs as of May 31, 2017.

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) ($)
Lawrence J. Ellison	6/30/2016	0	2,250,000	40.93	6/30/2021	105,468	4,787,193	421,875	19,148,906
	7/2/2015	562,500	1,687,500	40.36	7/2/2020	70,312	3,191,462	281,250	12,765,938
	7/24/2014	1,125,000	1,125,000	40.47	7/24/2024	70,312	3,191,462	140,625	6,382,969
	7/1/2013	5,250,000	1,750,000	30.11	7/1/2023
	7/5/2012	7,000,000	0	29.72	7/5/2022
	6/29/2011	7,000,000	0	32.43	6/29/2021
	7/1/2010	7,000,000	0	21.55	7/1/2020
	7/2/2009	7,000,000	0	21.04	7/2/2019
	7/3/2008	7,000,000	0	20.73	7/3/2018
Safra A. Catz	6/30/2016	0	2,250,000	40.93	6/30/2021	105,468	4,787,193	421,875	19,148,906
	7/2/2015	562,500	1,687,500	40.36	7/2/2020	70,312	3,191,462	281,250	12,765,938
	10/5/2014	250,000	250,000	38.89	10/5/2024	15,625	709,219	31,250	1,418,438
	7/24/2014	1,125,000	1,125,000	40.47	7/24/2024	70,312	3,191,462	140,625	6,382,969
	7/1/2013	3,750,000	1,250,000	30.11	7/1/2023
	7/5/2012	5,000,000	0	29.72	7/5/2022
	6/29/2011	5,000,000	0	32.43	6/29/2021
	7/1/2010	5,000,000	0	21.55	7/1/2020
	7/2/2009	5,000,000	0	21.04	7/2/2019
Mark V. Hurd	6/30/2016	0	2,250,000	40.93	6/30/2021	105,468	4,787,193	421,875	19,148,906
	7/2/2015	562,500	1,687,500	40.36	7/2/2020	70,312	3,191,462	281,250	12,765,938
	10/5/2014	250,000	250,000	38.89	10/5/2024	15,625	709,219	31,250	1,418,438
	7/24/2014	1,125,000	1,125,000	40.47	7/24/2024	70,312	3,191,462	140,625	6,382,969
	7/1/2013	3,750,000	1,250,000	30.11	7/1/2023
	7/5/2012	5,000,000	0	29.72	7/5/2022
	6/29/2011	5,000,000	0	32.43	6/29/2021
	9/8/2010	2,350,000	0	24.14	9/8/2020
Thomas Kurian	6/30/2016	0	2,000,000	40.93	6/30/2026	137,500	6,241,125	412,500	18,723,375
	7/2/2015	500,000	1,500,000	40.36	7/2/2025	137,500	6,241,125	275,000	12,482,250
	7/24/2014	1,000,000	1,000,000	40.47	7/24/2024	137,500	6,241,125	137,500	6,241,125
	7/1/2013	1,895,700	1,000,000	30.11	7/1/2023
	7/5/2012	2,500,000	0	29.72	7/5/2022
	7/1/2010	2,950,000	0	21.55	7/1/2020
John F. Fowler (5)	6/30/2016	0	750,000	40.93	6/30/2026	23,437	1,063,805	140,625	6,382,969
	7/2/2015	187,500	562,500	40.36	7/2/2025	23,437	1,063,805	93,750	4,255,313
	7/24/2014	500,000	500,000	40.47	7/24/2024	31,250	1,418,438	62,500	2,836,875
	7/1/2013	1,500,000	500,000	30.11	7/1/2023
	7/5/2012	2,000,000	0	29.72	7/5/2022
	6/29/2011	1,250,000	0	32.43	6/29/2021
	7/31/2007	40,895	0	53.01	7/30/2017

(1)

All stock options vest or vested 25% per year over four years on each anniversary of the date of grant, subject to the applicable NEO’s service through the applicable vesting dates, except that the stock option of Mr. Fowler granted in 2007 was granted originally by Sun Microsystems, Inc. (Sun). This stock option was assumed by Oracle upon its acquisition of Sun and it vested 20% per year over five years on each anniversary date of the grant, subject to Mr. Fowler’s service through the applicable vesting dates.

46     2017 Annual Meeting of Stockholders

(2)

Reflects the number of 2017 PSUs, 2016 PSUs and 2015 PSUs earned for the performance period that ended on May 31, 2017. This earned portion of the first tranche of the 2017 PSUs, the second tranche of the 2016 PSUs and the third tranche of the 2015 PSUs vested on August 1, 2017, when the Compensation Committee certified the performance results.

(3)

For Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Fowler, reflects the target number of 2017 PSUs, 2016 PSUs and 2015 PSUs that have not yet been earned or vested because the targets of such awards were not exceeded in fiscal 2017. For Mr. Kurian, reflects the maximum number of 2017 PSUs, 2016 PSUs and 2015 PSUs that have not yet been earned or vested because the targets of such awards were exceeded in fiscal 2017. Mr. Ellison, Ms. Catz and Mr. Hurd may earn from 0% to 150% of the target number of shares over a four-year period based on Oracle’s financial performance relative to the performance of the PSU Comparator Companies. Mr. Kurian and Mr. Fowler may earn from 0% to 110% of the target number of shares over a four-year period based on the growth in revenue of certain strategic lines of business they oversee.

(4)	Value calculated using the closing market price of Oracle common stock on May 31, 2017 ($45.39 per share).

(5)	Upon his resignation, Mr. Fowler forfeited his outstanding unvested stock options and his outstanding unearned and unvested PSUs.

Option Exercises and Stock Vested During Fiscal 2017

The following table provides information on our NEOs’ exercise of stock options and the vesting of our NEOs’ PSUs during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Lawrence J. Ellison	7,000,000	140,944,500	281,248	11,514,293
Safra A. Catz	5,000,000	121,363,380	312,498	12,793,668
Mark V. Hurd	1,050,000	22,859,130	312,498	12,793,668
Thomas Kurian	—	—	275,000	11,258,500 (3)
John F. Fowler	750,000	7,427,830	54,687	2,238,886 (3)

(1)

The value realized on exercise is calculated as the difference between the market price of Oracle common stock at the time of exercise and the applicable exercise price of the stock options multiplied by the number of exercised shares.

(2)	The value realized on vesting equals the closing market price of Oracle common stock on the vesting date multiplied by the number of vested shares.

(3)

Mr. Kurian and Mr. Fowler deferred receipt of their earned and vested 2015 PSU awards, and Mr. Kurian deferred receipt of his earned and vested 2016 PSU awards, under the RSU Deferred Compensation Plan. The actual value of the PSUs realized upon settlement may be different than the value reflected in this table. The value of the deferred PSUs realized on vesting is also reflected in the “Executive Contributions in FY 2017” column of the Fiscal 2017 Non-Qualified Deferred Compensation table below.

Fiscal 2017 Non-Qualified Deferred Compensation

Employees (including eligible NEOs) earning an annual base salary of $215,000 or more are eligible to enroll in our Cash Deferred Compensation Plan and RSU Deferred Compensation Plan.

Under the Cash Deferred Compensation Plan, employees may elect to defer annually the receipt of a portion of their compensation and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years. Participants may elect to defer base salary, bonus and commissions earned during a given year. The maximum amount of compensation permitted to be deferred is the amount remaining after all deductions for other benefits and taxes are first deducted from the gross payment. Participants may defer payment until age 59 1/2 or until termination of employment, subject to earlier payment in the event of a change in control of Oracle or death. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five or ten years.

Participants may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments selected by them. Almost all of the investment options in our Cash Deferred Compensation Plan are identical, subject to certain asset class variations, to the investment options in our 401(k) Plan.

2017 Annual Meeting of Stockholders     47

Under the RSU Deferred Compensation Plan, employees may elect to defer the receipt of either 0% or 100% of their earned and vested RSUs and PSUs and thereby defer taxation of the awards. Participants may elect to defer receipt for five or ten years from the grant date of the award, or until termination of employment, subject to earlier payment in the event of death and certain other circumstances. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five or ten years. Dividend equivalents are credited to participants’ accounts after deferred RSUs and PSUs have vested.

The table below provides information on the non-qualified deferred compensation of our NEOs in fiscal 2017.

Name	Executive Contributions in FY 2017 ($)	Registrant Contributions in FY 2017 ($)	Aggregate Earnings in FY 2017 (3) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at FY 2017-end ($)
Lawrence J. Ellison (1)	—	—	3,619,232	—	22,530,428
Safra A. Catz	—	—	—	—	—
Mark V. Hurd	—	—	—	—	—
Thomas Kurian (2)	11,319,000	—	2,133,475	—	19,045,869
John F. Fowler (2)	1,286,250	—	335,740	—	2,893,216

(1)

Mr. Ellison is not currently eligible to participate in the Cash Deferred Compensation Plan or the RSU Deferred Compensation Plan because his base salary is $1. Amounts shown for Mr. Ellison relate to contributions made when he was eligible to participate in the Cash Deferred Compensation Plan.

(2)

Reflects the value of earned and vested 2015 PSU awards Mr. Kurian and Mr. Fowler deferred, and earned and vested 2016 PSU awards Mr. Kurian deferred, under the RSU Deferred Compensation Plan. All contributions shown are attributable to the value of the deferred PSUs realized on vesting in fiscal 2017. All earnings shown are attributable to credited dividend equivalents and an increase or decrease in our stock price as measured on May 31, 2017. No amounts shown were reported in the Summary Compensation Table as compensation for fiscal 2017. The grant date fair values of the NEOs’ 2015 PSUs and the 2016 PSUs were previously reported in the Summary Compensation Table for fiscal 2015 and fiscal 2016.

(3)	None of the earnings in this column are included in the Summary Compensation Table because such earnings are not preferential or above market.

Potential Payments Upon Termination or Change in Control

Typically, we have entered into an employment offer letter with each of our NEOs upon hire that provides the executive is employed “at will.” None of these employment offer letters with our NEOs provide for payments or benefits upon a termination of employment or in connection with a change in control of Oracle. Only our broad-based equity plan and the Performance Options provide for payments upon on a termination of employment or a change in control, as described below.

No “Single-Trigger” Change in Control Benefits Under Our Equity Plan and Equity Awards

Under the 2000 Equity Plan, the vesting of all outstanding equity awards (including stock options, PSUs and RSUs), including those held by our NEOs, will accelerate only if both of the following events occur:

•	Oracle is acquired; and

•	either the equity awards are not assumed, or the equity awards are assumed and the recipient’s employment is terminated without cause within 12 months following the acquisition.

48     2017 Annual Meeting of Stockholders

The following table provides information on the intrinsic value as of May 31, 2017, the final trading day of fiscal 2017, of the unvested “in-the-money” stock options and unearned PSUs held by our NEOs which would accelerate under the circumstances described in the preceding paragraph. The intrinsic values of the stock options were calculated as the number of unvested shares multiplied by the spread, i.e., the amount by which the closing market price of Oracle common stock on May 31, 2017 ($45.39 per share) exceeded the exercise price of the related stock option. The intrinsic values of the PSUs were calculated as the target number of PSUs granted multiplied by the closing market price of Oracle common stock on May 31, 2017.

Name	Intrinsic Value of Unvested Equity Awards ($)
Lawrence J. Ellison	108,244,844
Safra A. Catz	105,066,719
Mark V. Hurd	105,066,719
Thomas Kurian	87,728,750
John F. Fowler (1)	36,841,719

(1)	Upon his resignation, Mr. Fowler forfeited his outstanding unvested stock options and his outstanding unearned and unvested PSUs.

See “Fiscal 2018 Performance-Based Stock Options” on pages 29 to 30 for a description of the treatment of the fiscal 2018 Performance Options in the event of a change in control.

Equity Compensation Plan Information

The following table provides information regarding our equity compensation plans as of May 31, 2017 (shares in millions).

Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (1)
Equity compensation plans approved by stockholders	381	24.95	270 (2)
Equity compensation plans not approved by stockholders	14 (3)	10.89	—
Total	395 (4)	24.44 (4)	270

(1)	Excludes the shares listed under the column heading “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)

Includes approximately 217 million shares available for future issuance under the 2000 Equity Plan, approximately 2 million shares available for future issuance under the Amended and Restated 1993 Directors’ Stock Plan, and approximately 51 million shares available for future issuance under the ESPP, including the shares subject to purchase during the offering period, which commenced on April 1, 2017 (the exact number of which will not be known until the purchase date on September 29, 2017). Under the 2000 Equity Plan, each share issued pursuant to an option reduces the number of shares available for future issuance by one share, and each share issued pursuant to full-value awards (including RSUs and PSUs) reduces the number of shares available for future issuance by 2.5 shares.

(3)

Includes stock options and RSUs that were assumed in connection with our acquisitions. No additional awards were or can be granted under the plans pursuant to which these awards were originally issued.

(4)

Of the approximately 395 million shares to be issued, approximately 312 million reflect shares to be issued upon exercise of outstanding stock options with a weighted average exercise price of $30.91 per share and a weighted average remaining contractual life of 4.99 years. The remaining portion represents RSUs and PSUs, which have no purchase price.

2017 Annual Meeting of Stockholders     49

TRANSACTIONS WITH RELATED PERSONS

From time to time, we enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons has a direct or indirect material interest. As set forth in its charter, the Independence Committee reviews and approves each related person transaction or series of similar transactions exceeding $120,000, including material amendments thereto.

Prior to approving any transaction, the Independence Committee must be informed or have knowledge of:

•	the related person’s relationship or interest; and

•	the material facts of the proposed transaction, and any material amendments thereto.

The proposed transaction, and any material amendments thereto, must be on terms that, when taken as a whole, are fair to Oracle.

We annually survey our non-employee directors and executive officers to identify any entities they are affiliated with that may enter into a transaction with Oracle that would require disclosure as a related person transaction. We prepare a list of related person entities, which we post internally for reference by our sales force and our purchasing groups. On a quarterly basis, we also review and update this list with Mr. Ellison’s advisors, as almost all of the entities on this list are direct or indirect investments of Mr. Ellison. Potential transactions are compared against this list by management to determine if they require review and approval by the Independence Committee. With respect to sales of products and services, we also compare transactions posted to our general ledger against this list to determine if any related person transactions occurred without pre-approval and the reason pre-approval was not obtained, whether inadvertent or otherwise.

For sales of products and services to be approved by the Independence Committee, we provide the Independence Committee with data indicating that the proposed discounts and terms are consistent with the discounts and terms provided to unrelated customers. For purchases, we provide the Independence Committee with data points showing that the rates or prices are comparable to the rates or prices we could have obtained from an unrelated vendor or are consistent with pricing the vendor uses with other unrelated parties.

Mr. Ellison has entered into a written price protection agreement with us that applies to any related person transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and with which we enter into a transaction while Mr. Ellison is one of our executive officers or Chairman of our Board. Under this agreement, if we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by the related company, which would have been available to us at the time we entered into the applicable transaction, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither an executive officer of Oracle nor Chairman. The Independence Committee may approve certain other transactions where it can conclude that such transactions are otherwise on terms that are fair to us.

The Independence Committee also reviews and monitors ongoing relationships with related persons to ensure they continue to be on terms that are fair to us. On an annual basis, the Independence Committee receives a summary of all transactions with related persons, including transactions that did not require approval. Total related person transaction revenues were 0.02% of our total revenues and total related party operating expenses were 0.01% of our total operating expenses in fiscal 2017.

Sales of Products and Services

In the ordinary course of our business, we sell products and services to companies in which Mr. Ellison directly or indirectly has or had a controlling interest. In fiscal 2017, the total amount of all purchases by these companies was approximately $1.3 million. Below we describe our transactions with such companies that purchased more than $120,000 in products and services from us in fiscal 2017.

•

NetSuite Inc. – In fiscal 2017, prior to the completion of our acquisition of NetSuite Inc. (NetSuite), NetSuite purchased approximately $1.1 million in cloud SaaS and PaaS products, support and other services from us. Information regarding Mr. Ellison’s ownership interest in NetSuite appears in “Acquisition of NetSuite Inc.” below.

In addition, in fiscal 2017, Cypress Semiconductor Corporation (Cypress) purchased approximately $5.5 million in cloud SaaS, PaaS and IaaS products, support and services from us. Our former director, Ray Bingham, was appointed Executive Chairman of Cypress in August 2016.

50     2017 Annual Meeting of Stockholders

Purchases of Goods and Services

From time to time, we purchase goods and services from companies in which Mr. Ellison directly or indirectly has a controlling interest. In fiscal 2017, the total amount of all purchases from these companies was approximately $1.3 million. Below we describe our transactions with such companies from which we purchased more than $120,000 in goods and services in fiscal 2017.

•

Desert Champions, LLC – In fiscal 2017, we paid Desert Champions, LLC, a company wholly owned by Mr. Ellison, $1.2 million in advertising and marketing-related costs in connection with the 2016 and 2017 BNP Paribas Open tennis tournament and BNP Paribas Collegiate Tennis Challenge Presented by Oracle.

Acquisition of NetSuite Inc.

On November 7, 2016, we completed our acquisition of NetSuite, a provider of cloud-based enterprise resource planning software and related applications. The total preliminary purchase price for NetSuite was approximately $9.1 billion. See Note 2 to the condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2017 for additional information on the preliminary NetSuite purchase price.

Mr. Ellison was an affiliate of NetSuite’s largest stockholder, NetSuite Restricted Holdings LLC (a single member LLC investment entity whose interests are beneficially owned by a trust controlled by Mr. Ellison), which owned approximately 40% of the issued and outstanding NetSuite Shares. Mr. Ellison’s children, David and Margaret Ellison, owned approximately 7% of the issued and outstanding NetSuite Shares directly and indirectly by trust. Our Board appointed a Special Committee (comprised solely of directors who are independent of the management of Oracle, Mr. Ellison, his family members and any affiliated entities, and NetSuite) to which it delegated the full and exclusive power, authority and discretion of the Board to evaluate, assess and approve the NetSuite transaction on its behalf. The Special Committee engaged its own independent legal counsel and its own independent financial advisor to advise it on the transaction. The financial advisor provided the Special Committee with a fairness opinion in connection with the transaction. After extensive deliberations, the Special Committee concluded that the transaction terms were fair to Oracle and the transaction was in the best interests of Oracle and its stockholders. The Special Committee unanimously approved the transaction on behalf of Oracle and the Board. See Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2017 for additional information on our acquisition of NetSuite.

Compensation of Related Persons Employed by Oracle

Steven Janicki, Vice President, Unified Communications, is Mr. Ellison’s half-brother. In fiscal 2017, Mr. Janicki received a base salary of $255,000. Mr. Janicki also received a stock option grant exercisable for 4,225 shares of Oracle common stock, a tenure award of $747 and $11,197 in flexible credits used toward cafeteria-style benefit plans in fiscal 2017.

2017 Annual Meeting of Stockholders     51

LEGAL PROCEEDINGS

On May 3, 2017, a stockholder derivative lawsuit was filed in the Court of Chancery of the State of Delaware. The derivative suit is brought by an alleged stockholder of Oracle, purportedly on Oracle’s behalf, against Oracle, our Chairman of the Board and CTO in his capacities as a director, officer and an alleged controlling stockholder, one of our CEOs (who is also a director), three other directors, and Oracle as a nominal defendant. Plaintiff alleges that the defendants breached their fiduciary duties by causing Oracle to agree to purchase NetSuite at an excessive price. Plaintiff seeks declaratory relief, an order rescinding or reforming the NetSuite transaction, unspecified monetary damages (including interest), attorneys’ fees and costs, and disgorgement of various unspecified profits, fees, compensation, and benefits. On July 19, 2017, defendants moved to dismiss this complaint.

On July 18, 2017, a second stockholder derivative lawsuit was filed in the Court of Chancery of the State of Delaware, brought by another alleged stockholder of Oracle, purportedly on Oracle’s behalf. The suit is brought against all current members and one former member of our Board, and Oracle as a nominal defendant. Plaintiff alleges that the defendants breached their fiduciary duties by causing Oracle to agree to purchase NetSuite at an excessive price. Plaintiff seeks declaratory relief, unspecified monetary damages (including interest), and attorneys’ fees and costs.

On August 9, 2017, the court consolidated the two derivative cases, and vacated the scheduling order relating to defendants’ motion to dismiss the first case. In a September 7, 2017 order, the court appointed plaintiff’s counsel in the second case as lead plaintiffs’ counsel and designated the July 18, 2017 complaint as the operative complaint. The parties have proposed a briefing schedule to the court for the defendants’ response to this complaint.

While Oracle continues to evaluate these claims, we do not believe this litigation will have a material impact on our financial position or results of operations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires our executive officers and directors and any persons who beneficially own more than 10% of our common stock (collectively, Reporting Persons) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. As a matter of practice, we assist our executive officers and non-employee directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that, in fiscal 2017, all Reporting Persons complied with all applicable filing requirements except that, inadvertently, Form 4s were filed one day late on January 31, 2017 on behalf of Thomas Kurian and John Fowler to report the accrual of dividend equivalents with respect to deferred earned PSUs.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Finance and Audit Committee of the Board of Directors” and the “Report of the Compensation Committee of the Board of Directors” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and are not deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

52     2017 Annual Meeting of Stockholders

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders and until the director’s successor is elected and qualified, or until the director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to be named in this proxy statement and to serve if elected. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine, unless the Board, in its discretion, reduces the number of directors serving on the Board.

Directors

The following directors are being nominated for election by our Board, including our CEOs and our other executive officers on our Board: Jeffrey S. Berg, Michael J. Boskin, Safra A. Catz, Bruce R. Chizen, George H. Conrades, Lawrence J. Ellison, Hector Garcia-Molina, Jeffrey O. Henley, Mark V. Hurd, Renée J. James, Leon E. Panetta and Naomi O. Seligman.

For details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Nominees for Directors” on page 6.

Required Vote

Directors are elected by a plurality of votes cast. Our majority voting policy for directors in our Corporate Governance Guidelines states that in an uncontested election, if any director nominee receives an equal or greater number of votes WITHHELD from his or her election as compared to votes FOR such election (a Majority Withheld Vote) and no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote.

The Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our Bylaws. If a director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Full details of our majority voting policy for directors are set forth in our Corporate Governance Guidelines, available at www.oracle.com/goto/corpgov.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

2017 Annual Meeting of Stockholders     53

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to cast a non-binding, advisory vote on the compensation of our NEOs (a “say-on-pay” vote). We currently hold our say-on-pay vote annually. In deciding how to vote on this proposal, we urge you to consider the following factors, as well as the information contained in “Executive Compensation—Compensation Discussion and Analysis” beginning on page 26.

Pay-for-Performance Compensation Philosophy

Our executive compensation program is designed to be results-aligned. The Compensation Committee believes that the compensation our NEOs realize should be aligned with Oracle’s financial performance and stock price. As a result, when our stockholders are rewarded, our NEOs are also rewarded. Similarly, when Oracle does not achieve its desired results, our NEOs realize less value from their incentive compensation opportunities. In fiscal 2017, an average of 97% of our NEOs’ total compensation (as reported in the Summary Compensation Table on page 43) was at-risk.

Fiscal 2017 NEO Compensation Outcomes Tied to Performance
Performance Stock Units
Below target relative cash flow growth = Below target payout
Stock Options
Increase in stock price = Increase in intrinsic value
Annual Performance-Based Bonus
Below target non-GAAP pre-tax profit = Below target bonus payment

Year-Over-Year Decreases in Reported Compensation

Over the past five fiscal years, although our absolute total stockholder return has increased, we have reduced reported aggregate compensation for our Chairman and CTO and CEOs. The aggregate compensation of our Chairman and CTO (as reported in the Summary Compensation Table) has decreased 57% from fiscal 2012 through fiscal 2017. The aggregate reported compensation of our CEOs has decreased 23% from fiscal 2015 through fiscal 2017 and 21% from fiscal 2012 through fiscal 2017. In the same period (fiscal 2012 through fiscal 2017), our five-year absolute total stockholder return was 83%.

54     2017 Annual Meeting of Stockholders

Significant Fiscal 2018 Compensation Changes in Response to Stockholder Feedback

Moreover, after taking into account shareholder feedback, in fiscal 2018 we granted each currently employed NEO an equity award consisting entirely of Performance Options that may be earned only upon the attainment of rigorous stock price, market capitalization and operational performance goals over a five-year performance period. When the grant date fair value of Performance Options is annualized over the five-year performance period, it represents a 47% decrease from fiscal 2017 equity award values for Mr. Ellison, Ms. Catz and Mr. Hurd.

Compensation Best Practices

Best Practices We Employ

    Low dilution rates from equity awards

    Compensation recovery (clawback) policy for cash bonuses in the event of a restatement

    Robust stock ownership guidelines

    Caps on maximum payout of bonus and PSU awards

    Annual risk assessment of compensation programs

    Independent compensation consultant and independent compensation committee

    High proportion of NEO compensation is at-risk and performance-based

Practices We Avoid

     No severance benefit plans or agreements except as provided under our equity incentive plan to employees generally

     No single-trigger change in control vesting of equity awards

     No minimum guaranteed vesting for performance equity

     No discretionary cash bonuses for NEOs

     No tax gross-ups for NEOs

     No payout or settlement of dividends and dividend equivalents on unvested equity awards

     No supplemental executive retirement plans, pensions or excessive retirement benefits

     No repricing, cash-out or exchange of “underwater” stock options without stockholder approval

Required Vote

We are asking our stockholders to support the compensation of our NEOs and our compensation philosophy as described in this proxy statement. You may vote FOR or AGAINST the following resolution, or you may ABSTAIN. This advisory vote on NEO compensation will be approved if it receives the affirmative vote of the holders of a majority of shares of Oracle common stock present or represented and entitled to vote on this matter at the Annual Meeting.

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in Oracle’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosures that accompany the compensation tables.”

2017 Annual Meeting of Stockholders     55

Your vote is advisory, and therefore not binding on Oracle, the Board or the Compensation Committee, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. Nevertheless, our Board and Compensation Committee value the opinions of our stockholders and view this vote as one of the modes of communication with stockholders. As in prior years, the Board and Compensation Committee will review and consider the outcome of this vote in determining future compensation arrangements.

The Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of our NEOs.

56     2017 Annual Meeting of Stockholders

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with a non-binding, advisory vote on the frequency of future advisory votes on the compensation of our NEOs. This non-binding, advisory vote must be submitted to stockholders at least once every six years. Commonly known as a “say-on-frequency” proposal, this vote gives our stockholders the opportunity to express their views on whether future advisory votes on the compensation of our NEOs should occur once every year, every two years or every three years.

Our Board has determined that an annual non-binding advisory vote on NEO compensation is the most appropriate alternative for Oracle and our stockholders. Our Board believes that continuing to provide our stockholders with the ability to express their views on the compensation of our NEOs annually aligns with our practice of regularly engaging with stockholders to obtain feedback on corporate governance and executive compensation matters. The Board therefore recommends that you vote for a one-year interval for the non-binding, advisory vote on NEO compensation.

Required Vote

You have four choices for voting on the following resolution. You can choose whether future advisory votes on NEO compensation should be conducted every ONE YEAR, TWO YEARS or THREE YEARS. You may also ABSTAIN from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the Annual Meeting will be considered the advisory vote of our stockholders.

“RESOLVED, that the stockholders indicate, by their vote on this resolution, whether future advisory votes on the compensation of our named executive officers should occur every year, every two years or every three years.”

Your vote on this proposal is advisory, and therefore not binding on Oracle or the Board, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board. Nevertheless, our Board values the opinions of our stockholders and will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our NEOs.

The Board of Directors unanimously recommends a vote to hold future advisory votes every ONE YEAR on the compensation of our NEOs.

2017 Annual Meeting of Stockholders     57

PROPOSAL NO. 4

APPROVAL OF THE ORACLE CORPORATION AMENDED AND RESTATED 2000 LONG-TERM EQUITY INCENTIVE PLAN

We are asking stockholders to approve an amendment and restatement of the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan (the 2000 Equity Plan) to (1) increase the number of shares of common stock reserved for issuance under the 2000 Equity Plan by 330,000,000 shares, (2) clarify or revise certain other provisions of the 2000 Equity Plan, and (3) approve the material terms of the performance goals under which certain performance-based awards can be granted in accordance with Section 162(m) of the Internal Revenue Code (Section 162(m)), including the addition of new performance criteria.

The 2000 Equity Plan allows us to grant equity awards to our employees, officers, directors (excluding non-employee directors), consultants and advisers. Our Board approved the amendment and restatement of the 2000 Equity Plan (as amended and restated, the Amended 2000 Equity Plan), subject to the approval of our stockholders, on August 1, 2017.

We designed the Amended 2000 Equity Plan to reflect strong equity plan governance practices. The Amended 2000 Equity Plan has a number of features intended to address stockholder concerns related to equity plans, including:

•	No repricing. Prohibits stock option and stock appreciation right (SAR) repricing without stockholder consent.

•	No buyout or exchange of underwater awards. Prohibits the cancellation of underwater stock options and SARs in exchange for cash or another award without stockholder consent.

•	No liberal share counting. Prohibits the reuse of shares withheld or delivered to satisfy the exercise price of a stock option or SAR or to satisfy tax withholding requirements.

•

Fungible shares. Stock options and SARs reduce the share reserve on a one-for-one basis, but full value awards, such as restricted stock units (RSUs) and performance stock units (PSUs), reduce the share reserve on a 2.5-for-one basis.

•	No evergreen provision. Provides for a limited number of shares for grant and does not provide for any annual increase of available shares for future issuance.

•

No single-trigger change of control. Awards generally do not accelerate upon a change of control unless the acquiring company does not assume the awards, or if awards are assumed and the acquiring company terminates the holder’s employment within 12 months following the consummation of the change of control.

•

Minimum vesting requirement. Future awards granted under the Amended 2000 Equity Plan will have a minimum one-year vesting period from the date of grant, subject to certain exceptions summarized below.

•

Limits on dividends and dividend equivalents. Prohibits the payment of dividends or dividend equivalents with respect to any award until the underlying shares or units vest, which is consistent with our current practice.

•	No discounted awards. Requires the exercise price of stock options and SARs to be not less than the fair market value of our common stock on the date of grant.

•

Clawback provision. Awards granted under the Amended 2000 Equity Plan will be subject to any applicable laws providing for the clawback of incentive compensation; any clawback policy adopted by Oracle; and any clawback provisions that may be included in the award agreement.

Summary of the Proposal

Purpose of the Increase in Shares Reserved for Issuance

The Amended 2000 Equity Plan would increase the number of shares of common stock reserved for issuance under the plan by 330,000,000 shares. As of August 31, 2017, a total of 65,096,385 shares of our common stock remained available for future grants under the 2000 Equity Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent. If the Amended 2000 Equity Plan is not approved, we may be unable to continue to offer competitive equity packages to attract and retain employees, and we may need to consider other compensation alternatives.

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As of August 31, 2017, the following equity awards were outstanding:

	Shares underlying outstanding stock options (#)	Weighted avg. exercise price of per share	Weighted avg. remaining term	Shares underlying outstanding RSUs and PSUs (#)	Shares available for future grant (#)
2000 Equity Plan	345,486,293	$35.27	5.46 years	88,262,983	65,096,385
Directors’ Stock Plan	1,891,875	$32.74	4.89 years	110,047	1,525,633
Assumed Awards*	5,157,087	$26.22	5.82 years	8,045,099	—

Total	352,535,255	$35.12	5.46 years	96,418,129	66,622,018

*

Includes stock options and RSUs that were assumed in connection with our acquisitions. No additional awards were or can be granted under the plans pursuant to which these awards were originally issued. If any of these assumed awards are forfeited, the related shares cannot be re-used for additional equity awards.

In fiscal 2018, the Compensation Committee granted each of Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Kurian an equity award consisting entirely of performance-based stock options that may be earned only upon the attainment of rigorous stock price, market capitalization and operational performance goals (see “Executive Compensation—Fiscal 2018 Performance-Based Stock Options” on page 29). These awards are intended to represent five years of equity compensation and were granted with the expectation that no additional equity awards will be granted to these NEOs until 2022 at the earliest. We do not intend to grant these NEOs any equity awards using shares from the requested share increase. The requested shares are expected to be sufficient to fund grants to all other eligible employees through 2020.

Dilution, Burn Rate and Equity Overhang. We recognize that equity awards dilute existing stockholders. Both the Compensation and F&A Committees regularly review our long-term incentive compensation program to ensure that we balance our employee compensation objectives with our stockholders’ interest in limiting dilution from equity awards. As of May 31, 2017, our cumulative potential dilution since June 1, 2014 has been a weighted average annualized rate of 1.2% per year. Our cumulative potential dilution is calculated as the average annualized new equity awards granted under our active equity plans (the 2000 Equity Plan and the Directors’ Stock Plan, but excluding the ESPP) (the Active Equity Plans) plus equity awards assumed in acquisitions, net of equity awards cancelled and forfeited, divided by the weighted average outstanding Oracle shares during the calculation period, excluding the effects of our stock repurchase program.

The Compensation Committee also regularly reviews our burn rate and equity overhang activity. The following table provides detailed information regarding our burn rate and equity overhang activity for the last three fiscal years. Effects of our stock repurchase program are excluded from these calculations.

	Fiscal 2017 (%)	Fiscal 2016 (%)	Fiscal 2015 (%)
Gross Burn Rate (1)	1.86	1.41	1.49
Net Burn Rate (2)	1.53	1.12	1.14
Equity Overhang (3)	12.91	15.22	16.39

(1)

Gross Burn Rate is calculated (a) the number of new equity awards granted under our Active Equity Plans plus equity awards assumed in acquisitions, divided by (b) the total number of Oracle shares outstanding as of the end of the fiscal year.

(2)

Net Burn Rate is calculated as (a) the number of new equity awards granted under our Active Equity Plans plus equity awards assumed in acquisitions, net of equity awards cancelled and forfeited, divided by (b) the total number of Oracle shares outstanding as of the end of the fiscal year.

(3)

Overhang is calculated as (a) the number of equity awards outstanding (including equity awards assumed in acquisitions) plus the number of shares available for grant under our Active Equity Plans, divided by (b) the number of equity awards outstanding (including equity awards assumed in acquisitions), plus the number of shares available for grant under our Active Equity Plans, plus the total number of Oracle shares outstanding as of the end of the fiscal year.

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The table below shows the number of performance awards (all of which consisted of PSUs) granted (at target), vested and forfeited within the last three fiscal years.

Number of Shares/Units
Non-vested at May 31, 2014	0
Granted	2,875,000
Vested	0
Forfeited	187,500
Non-vested at May 31, 2015	2,687,500
Granted	2,375,000
Vested	462,762
Forfeited	209,113
Non-vested at May 31, 2016	4,390,625
Granted	2,375,000
Vested	1,235,931
Forfeited	29,688
Non-vested at May 31, 2017	5,500,000

Purpose of the Additional Revisions

The additional revisions in the Amended 2000 Equity Plan are intended to reflect developments in strong equity plan governance practices and clarify certain provisions of the plan. The material revisions in the Amended 2000 Equity Plan include:

•

Addition of minimum one-year vesting requirement for all awards. Under the Amended 2000 Equity Plan, all future awards granted under the plan will be subject to a minimum one-year vesting requirement following the date of grant, subject to certain exceptions summarized below.

•

Clarification of dividends and dividend equivalents provision. The Amended 2000 Equity Plan explicitly provides for the prohibition of the payment of dividends or dividend equivalents with respect to any award granted under the plan until the underlying shares or units vest.

•	Clarification of repricing provisions. The Amended 2000 Equity Plan clarifies the existing repricing provisions.

•

Inclusion of additional performance criteria. The Amended 2000 Equity Plan adds the following performance criteria that may be used for future performance-based long-term stock awards: profit, EBITDA growth, market capitalization and market penetration. Approval of the Amended 2000 Equity Plan will constitute approval of all of the material performance goals pursuant to which the Compensation Committee may grant awards to officers that are intended to qualify as performance-based compensation under Section 162(m), including these new performance criteria.

•

Clarification of performance criteria adjustments. The Amended 2000 Equity Plan clarifies that the Compensation Committee may provide at the time of grant for the adjustment of the performance factors applicable to long-term stock awards.

•

Clarification of scope of change of control provisions. The Amended 2000 Equity Plan clarifies that the change of control provisions apply to long-term stock awards in addition to stock options and rights, and that the Compensation Committee has the discretion to determine the extent to which performance has been achieved with respect to a performance-based award in a change of control.

•

Addition of a clawback provision. Awards granted under the Amended 2000 Equity Plan will be subject to any applicable laws providing for the clawback of incentive compensation; any clawback policy adopted by Oracle; and any clawback provisions that may be included in the award agreement.

Stockholder approval of the Amended 2000 Equity Plan also enables Oracle to grant awards that qualify for specific employer/employee tax treatment under French Finance Law for 2017 n°2016-1917 of December 29, 2016, should Oracle in its discretion decide to grant such awards to employees in France who are eligible to participate in the Amended 2000 Equity Plan.

Purpose of the Request for Approval Under Section 162(m)

We are also seeking stockholder approval of the material terms of the performance goals under which certain performance-based awards granted under the Amended 2000 Equity Plan may be paid. This approval is requested so that certain awards can

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continue to be eligible to qualify as performance-based compensation under Section 162(m), and therefore be exempt from the $1 million annual limit on the amount that Oracle can deduct for U.S. federal income tax purposes with respect to the compensation paid to certain senior executives.

Summary of the Amended 2000 Equity Plan

The description that follows is an overview of the material provisions of the Amended 2000 Equity Plan and does not purport to be a complete description of all of the provisions of the Amended 2000 Equity Plan. This description is qualified in its entirety by reference to the Amended 2000 Equity Plan attached hereto as Appendix A.

Administration. The Amended 2000 Equity Plan may be administered by the Board or by a committee designated by the Board to administer the plan. The Board has designated the Compensation Committee as administrator of the Amended 2000 Equity Plan. The Compensation Committee may, among other things, select grantees, approve the form of grant agreements, determine the terms and restrictions applicable to equity awards, and adopt sub-plans for particular subsidiaries or locations. In accordance with the terms of the 2000 Equity Plan, the Board has delegated to an executive officer committee the authority to approve up to 62,499 RSUs, 249,999 stock options, or a combination of 31,249 RSUs and 124,999 stock options, to a single individual during a fiscal year. The executive officer committee cannot grant equity to non-employees or to certain executives.

Eligibility. All employees, officers, directors who are also employees or consultants, independent consultants and advisers of Oracle (or any subsidiary or affiliate of Oracle) are eligible to receive awards under the Amended 2000 Equity Plan. Oracle may also grant equity awards under the Amended 2000 Equity Plan in connection with its assumption or replacement of equity awards issued by another company which Oracle acquires or with which Oracle combines. As of May 31, 2017, we had approximately 138,000 employees (including eight executive officers) and approximately 10,000 independent consultants and advisers. Oracle does not track advisers separately from independent consultants for plan or other purposes.

Types of Awards. The Compensation Committee currently grants stock options and long-term stock awards in the form of RSUs and PSUs under the 2000 Equity Plan. The Compensation Committee retains the flexibility to grant various types of awards under the Amended 2000 Equity Plan including each of the following:

•

Stock Options. Each stock option represents the right to purchase a specified number of shares of Oracle common stock at a fixed grant price. That grant price cannot be less than the fair market value of the stock on the date of grant. The maximum term of a stock option cannot exceed ten years from the date of grant. Stock options are exercisable only in accordance with terms established by the Compensation Committee. The purchase price of a stock option may be payable in cash, cancellation of indebtedness of Oracle to the participant, by surrender of common stock having a fair market value on the day of exercise equal to the applicable exercise price, pursuant to a broker-assisted cashless exercise, through any other method specifically approved by the Compensation Committee, or by any combination of the foregoing, in each such case to the extent permitted by applicable law. The Amended 2000 Equity Plan authorizes the Compensation Committee to grant nonqualified stock options or incentive stock options that comply with the requirements of Section 422(b) of the Internal Revenue Code. Stock options may not be repriced, directly or indirectly, without stockholder approval. Stock options are not transferable, other than to an employee’s immediate family for no consideration.

•

Stock Purchase Rights and Long-Term Stock Awards (including Stock Bonuses, RSUs and PSUs). The Compensation Committee may grant long-term stock awards (which includes stock bonuses, RSUs and PSUs) payable in shares, cash or a combination thereof, based upon reasonable time or performance criteria as the Compensation Committee deems appropriate. A stock bonus is a right to receive shares of Oracle common stock that is not subject to time and/or performance restrictions, and can be granted only within the 5% exception to the minimum vesting requirements described below. An RSU entitles the holder to receive shares of Oracle common stock on a future date once certain vesting conditions (which may be time and/or performance conditions) are met. PSUs are RSUs with performance conditions. When the participant satisfies the conditions of the RSU or PSU award, we may settle the award in shares, cash or any combination of both, as determined by the Compensation Committee, in its sole discretion. Time-based RSUs must have a vesting period of no less than three years and PSUs must have a vesting period of no less than one year, except that up to 5% of the shares reserved and available for distribution under the Amended 2000 Equity Plan may be granted without regard to these restrictions. Awards granted to employees who are or may become subject to Section 162(m) and that are intended to qualify as performance-based compensation under Section 162(m) may be based on one or more of the following performance criteria: revenues, operating expenses, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of the Company’s stock, economic value added, total stockholder return, net income, pre-tax income, operating income, earnings per share, operating profit margin, net income margin, sales margin (including both growth rates and margin percentages), cash flow, market share, inventory turnover, sales growth, capacity utilization, profit, EBIDTA growth, market capitalization, market penetration or increase in customer base. The Amended 2000 Equity Plan also provides that the

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Compensation Committee may provide at the time of grant for the adjustment of the performance factors applicable to long-term stock awards to include or exclude any objectively determinable components of any performance measure, including restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring, infrequently occurring or one-time events affecting Oracle or its financial statements or changes in law, accounting principles or tax rules.

•

Stock Appreciation Rights. SARs (including freestanding SARs and SARs granted in tandem with related options) entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price for SARs will not be less than the fair market value of our common stock on the date of grant. No SARs may be exercised more than ten years after the grant date. SARs may not be repriced, directly or indirectly, without stockholder approval.

Limits on Awards. No individual may be granted in any year stock options and SARs covering more than 25,000,000 shares of common stock. No individual may be granted in any year stock purchase rights or long-term stock awards covering more than 10,000,000 shares of common stock. As described below under “Capital Changes,” if certain events occur, the Compensation Committee is required to adjust the number, type and/or price of shares subject to outstanding awards. The adjustments are designed to prevent dilution or enhancement of the benefits available under the Amended 2000 Equity Plan.

Share Reserve/Outstanding Awards/Share Depletion Rules. If stockholders approve Proposal 4, the total number of shares reserved and available for distribution pursuant to the Amended 2000 Equity Plan will be 1,023,313,015 shares, which consists of (i) 693,313,015 shares that were previously approved by stockholders and (ii) 330,000,000 additional shares that will be added in connection with this amendment and restatement of the 2000 Equity Plan. As of August 31, 2017, a total of 433,749,276 shares of our common stock were reserved for issuance pursuant to outstanding awards granted under the 2000 Equity Plan, and an additional 65,096,385 shares were available for future grants. Each share issued with respect to an award granted under the Amended 2000 Equity Plan, other than stock options or SARs, will be counted against the aggregate share limit as 2.5 shares. Shares issued with respect to stock options and SARs are counted against the aggregate share limit as one share. The Amended 2000 Equity Plan prohibits Oracle from adding back to the number of shares remaining available for future issuance under the plan the following shares: (1) shares delivered to or withheld by Oracle to pay the exercise price of an award, (2) shares delivered to or withheld by Oracle for payment of taxes, (3) shares not issued as a result of the net exercise of a stock option or SAR, or (4) shares repurchased on the open market with the proceeds of a stock option exercise. However, shares subject to awards that terminate, expire, are forfeited or lapse and shares subject to awards settled in cash may be used again for future awards granted under the Amended 2000 Equity Plan.

Capital Changes. If the number of outstanding shares of Oracle’s common stock is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of Oracle not involving payment of consideration, the number of shares of common stock available for equity awards in the aggregate and individually under the Amended 2000 Equity Plan, the number of shares deliverable under each outstanding stock option, long-term stock award, SAR and stock purchase right, and the exercise, base or purchase price per share for each outstanding stock option, SAR or stock purchase right will be proportionately adjusted, subject to any required action by the Board or stockholders of Oracle and compliance with applicable laws.

In the event that the Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spinoff, combination, repurchase or exchange of Oracle’s securities or other similar corporate transaction affects the shares such that an adjustment is determined by the Compensation Committee to be appropriate to prevent enlargement or diminution of benefits under the Amended 2000 Equity Plan, the Compensation Committee will make such adjustments in outstanding awards, and shares available for future awards, as it determines to be appropriate.

No “Single-Trigger” Change of Control. The Amended 2000 Equity Plan does not provide for “single-trigger” accelerated vesting of any outstanding awards upon a change of control (as defined in the Amended 2000 Equity Plan). In order for the vesting of awards to accelerate following a change of control, the acquiring company must not assume the outstanding awards, or, if assumed, the participant’s employment or other association with our successor must be terminated without cause within 12 months following the change of control. The definition of change of control in the Amended 2000 Equity Plan requires an actual change of control to occur.

No Repricing. The Amended 2000 Equity Plan provides that the Compensation Committee may not (1) reduce the exercise or base price of any previously granted stock option or SAR, (2) cancel any previously granted stock option or SAR in exchange for another stock option or SAR with a lower exercise or base price, (3) cancel any previously granted stock option or SAR in exchange for cash or another award if the exercise or base price of the stock option or SAR exceeds the fair market value of a

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share of common stock on the date of such cancellation (other than in connection with a change of control or certain capital changes), or (4) engage in any action that would be considered a “repricing” under generally accepted accounting principles.

Minimum Vesting Requirement for All Awards. All awards granted under the Amended 2000 Equity Plan will have a minimum vesting period of one-year measured from the date of grant; provided, however, that up to 5% of the shares available for future distribution under the Amended 2000 Equity Plan on the date the amendment and restatement becomes effective may be granted without such minimum vesting requirement. Further, this minimum vesting requirement will not limit (1) Oracle’s ability to grant awards that contain rights to accelerated vesting on a termination of employment or service (or to otherwise accelerate vesting), or (2) any rights to accelerated vesting in connection with a change of control. In addition, this minimum vesting requirement will not apply to awards assumed or substituted in connection with an acquisition.

Dividends and Dividend Equivalents. The Compensation Committee may credit any holder of an award granted under the Amended 2000 Equity Plan with dividends or dividend equivalents in an amount equal to the value of all dividends paid on one share of common stock for each share represented by the award. However, any such dividends or dividend equivalents may not be paid until the underlying share or unit vests. The value of dividends or dividend equivalents payable with respect to awards that do not vest must be forfeited.

Clawback/Recoupment. An award granted under the Amended 2000 Equity Plan will be subject to any provisions of applicable laws providing for the recoupment or clawback of incentive compensation; any provisions as may be reflected in a recoupment or clawback policy adopted by Oracle; and any recoupment, clawback or similar provisions that may be included in the applicable award agreement.

Amendment and Termination. Unless it is terminated earlier, the Amended 2000 Equity Plan will terminate on the date of Oracle’s Annual Meeting in 2020. The Board may amend or terminate the Amended 2000 Equity Plan at any time and in any respect, except that the Board cannot, without the approval of the stockholders of Oracle, amend the Amended 2000 Equity Plan in any manner that requires stockholder approval pursuant to tax or regulatory requirements with which the Compensation Committee deems it necessary or desirable to comply. No amendment of the Amended 2000 Equity Plan may adversely affect any outstanding rights or unexercised options or SARs without the participant’s consent. Subject to the specific terms of the Amended 2000 Equity Plan, the Compensation Committee may amend the terms of any award at any time.

Fair Market Value of Shares. The fair market value of our shares on any relevant date under the Amended 2000 Equity Plan is generally the last reported sale price per share on that date on the New York Stock Exchange. The last reported sale price of our shares as reported on the New York Stock Exchange on September 18, 2017 was $48.33 per share.

Certain U.S. Federal Income Tax Information

The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the United States relating to the types of equity awards that may be granted under the Amended 2000 Equity Plan. This summary deals with the general tax principles and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.

•

Nonqualified Stock Options. The grant of a nonqualified stock option will not be a taxable event. The optionee generally will recognize ordinary income upon exercise of the option, in an amount equal to the excess of the fair market value of the shares received at the time of exercise (including option shares withheld by us to satisfy tax withholding obligations) over the exercise price of the option, and generally Oracle will be allowed a deduction in this amount, subject to any limitations under Section 162(m). Upon disposition of the shares received upon exercise, the optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the optionee upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the optionee’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the option was exercised).

•

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will be a taxable event, except that the alternative minimum tax may apply at the time of exercise. The optionee will recognize long-term capital gain or loss on a disposition of shares acquired upon exercise of the option provided the optionee does not dispose of such shares within two years from the date the option was granted or within one year after the shares were transferred to the optionee. For purposes of determining such gain or loss, the optionee’s basis in such shares will, in general, be the exercise price of such option. If the optionee satisfies both of the holding periods described above, then Oracle will not be allowed a deduction by reason of the exercise of the option. If the optionee disposes of the shares acquired upon exercise before satisfying both of the holding period requirements discussed above (a disqualifying disposition), his or her gain recognized on the disqualifying

2017 Annual Meeting of Stockholders     63

disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized upon the disposition of the shares) and exercise price of such option, and generally Oracle will be entitled to a deduction in this amount, subject to any limitations under Section 162(m). The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the recipient held the shares.

•

SARs. The grant of a SAR will not be a taxable event. The recipient of a SAR generally will recognize ordinary income upon exercise of the SAR, in an amount equal to the excess of the fair market value of the exercised shares at the time of exercise (including shares withheld by us to satisfy tax withholding obligations) over the exercise or base price of the SAR, and generally Oracle will be allowed a deduction in this amount, subject to any limitations under Section 162(m). Upon disposition of any shares received upon exercise, the recipient will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the recipient upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the recipient’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the SAR was exercised).

•

Stock Purchase Rights/Stock Bonuses. The grant of a stock purchase right or stock bonus will not be a taxable event unless the award is vested upon grant or in the case of an award that is subject to vesting, the participant elects under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. In such circumstances the recipient will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. If the stock purchase right or bonus is subject to vesting and the recipient does not make an 83(b) election, the recipient will upon vesting recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

•

RSUs and PSUs. The grant of an award of RSUs or PSUs will not be a taxable event. The recipient of the award generally will recognize ordinary compensation income in each year in which the units vest in an amount equal to the fair market value of the shares of common stock received, and generally Oracle will be entitled to a deduction in this amount, subject to any limitations under Section 162(m). A recipient’s basis for determining gain or loss on a subsequent disposition of these shares of common stock will be the amount the recipient must include in income when the units vest. Any gain or loss recognized on a disposition of the shares of common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares. A recipient who makes a proper election to defer the settlement of RSUs will not recognize income with respect to the units, and Oracle will not be entitled to a corresponding deduction, until the end of the deferral period. At the end of the deferral period, the recipient will recognize ordinary compensation income, and Oracle will be entitled to a corresponding deduction, subject to any limitations under Section 162(m), equal to the fair market value of the shares of common stock issued at that time.

New Plan Benefits

All awards made under the Amended 2000 Equity Plan are discretionary, so it is not possible to determine the benefits that will be received by participants in the future. The Compensation Committee has not approved any awards that are conditioned on stockholder approval of the Amended 2000 Equity Plan.

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Historical Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of Oracle common stock subject to equity awards that have been granted (even if not currently outstanding) under the 2000 Equity Plan, for the period from October 16, 2000 (the date the 2000 Equity Plan became effective) through August 31, 2017, a nearly 17-year period.

Name and position	Shares subject to equity awards (#) (1)
Lawrence J. Ellison, Chairman and Chief Technology Officer	92,275,000
Safra A. Catz, Chief Executive Officer	73,012,500
Mark V. Hurd, Chief Executive Officer	51,562,500
Thomas Kurian, President, Product Development	52,383,707
John F. Fowler, Former Executive Vice President, Systems	11,126,485
All current executive officers as a group	294,497,066
All current directors who are not executive officers as a group (2)	—
Each nominee for election as a director (3)	225,600,000
Each associate of any directors, executive officers or director nominees	—
Each other person who received or is to receive 5 percent of awards under the 2000 Equity Plan	—
All employees, including all current officers who are not executive officers, as a group	891,698,466

(1)	Includes shares subject to equity awards that have been forfeited or cancelled.

(2)	Non-employee directors are not eligible for awards under the 2000 Equity Plan.

(3)	Represents grants made to Mr. Ellison, Ms. Catz, Mr. Hurd and Mr. Henley.

For more information regarding Oracle’s equity compensation plans, including the Directors’ Stock Plan and the ESPP, please see “Executive Compensation—Equity Compensation Plan Information.”

Required Vote

Approval of the Amended 2000 Equity Plan requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting. If approved by stockholders, the Amended 2000 Equity Plan will become effective on the date of the Annual Meeting. If stockholders do not approve this proposal, the amendment and restatement will not become effective and the 2000 Equity Plan will continue in its current form.

The Board of Directors unanimously recommends a vote FOR the approval of the Amended 2000 Equity Plan.

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PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our F&A Committee is responsible for overseeing the engagement, independence, compensation, retention and services of our independent registered public accounting firm retained to audit our financial statements. The F&A Committee has selected Ernst & Young LLP (EY) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2017. Representatives of EY will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

EY has served as our independent registered public accounting firm since 2002. In conjunction with the mandated rotation of EY’s lead engagement partner, the F&A Committee is involved in the selection of EY’s lead engagement partner. The F&A Committee also periodically considers whether there should be a rotation of independent registered public accounting firms because the F&A Committee believes that it is important for the registered public accounting firm to maintain independence and objectivity. In deciding to engage EY, our F&A Committee reviewed, among other factors, registered public accounting firm independence issues raised by commercial relationships we have with the other major accounting firms. We have no commercial relationship with EY that would impair its independence. Consequently, at this time, the F&A Committee does not believe that a rotation of registered public accounting firms is merited and believes that the continued retention of EY to serve as our independent registered public accounting firm is in the best interests of Oracle and its stockholders.

The F&A Committee reviews audit and non-audit services performed by EY, as well as the fees charged by EY for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. Additional information concerning the F&A Committee and its activities with EY can be found in the following sections of this proxy statement: “Board of Directors—Committees, Membership and Meetings” and “Report of the Finance and Audit Committee of the Board of Directors.”

Pre-approval Policy and Procedures. We have a policy that outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to us by EY. The current policy provides for (1) general pre-approval of audit and audit-related services which do not exceed certain aggregate dollar thresholds approved by the F&A Committee, and (2) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds. Throughout the year, the F&A Committee reviews updates regarding the nature and extent of services provided by EY.

The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by EY without requiring further approval from the F&A Committee. The policy describes the audit, audit-related, tax and all other services that have this general pre-approval, and the F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

In connection with this pre-approval policy, the F&A Committee will consider whether the categories of pre-approved services are consistent with the SEC’s rules on auditor independence. The F&A Committee will also consider whether the independent registered public accounting firm may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”

The F&A Committee pre-approved all audit and non-audit fees of EY during fiscal 2017.

66     2017 Annual Meeting of Stockholders

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us by EY for fiscal 2017 and fiscal 2016:

Name	2017	2016
Audit Fees (1)	$25,504,472	$23,374,610
Audit Related Fees (2)	1,968,398	1,338,242
Tax Fees (3)	305,250	395,041
All Other Fees (4)	98,000	27,421

Total Fees	$27,876,120	$25,135,314

(1)

Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits or accounting consultations.

(2)

Audit related fees for fiscal 2017 and 2016 consisted of services with respect to the Statement on Standards for Attestation Engagements (SSAE) No. 16, related to our managed cloud services businesses and acquired entities.

(3)	Tax fees for fiscal 2017 and 2016 consisted principally of tax compliance and advisory services for Oracle and entities acquired by Oracle.

(4)	All other fees for fiscal 2017 and 2016 consisted principally of general training and advisory services.

Required Vote

The ratification of the selection of EY requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP.

2017 Annual Meeting of Stockholders     67

REPORT OF THE FINANCE AND AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2017

The F&A Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2017.

The F&A Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the F&A Committee concerning independence and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2017, for filing with the U.S. Securities and Exchange Commission.

Submitted by:	Michael J. Boskin, Chair
Bruce R. Chizen
Renée J. James

Dated: June 26, 2017

68     2017 Annual Meeting of Stockholders

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS REPORT

The New York State Common Retirement Fund, 59 Maiden Lane—30th Floor, New York, NY 10038, has represented that it has beneficially owned the requisite amount of Oracle common stock for more than one year and has notified us that a representative will present the proposal below (the Political Contributions Report Proposal) at the Annual Meeting.

The Board of Directors opposes the following Political Contributions Report Proposal for the reasons stated after the proposal.

Resolved, that the shareholders of Oracle (“Company”) hereby request that the Company provide a public report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

Supporting Statement

As long-term shareholders of Oracle, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

2017 Annual Meeting of Stockholders     69

Statement in Opposition to Proposal No. 6

We believe it is our responsibility to communicate Oracle’s support for laws and policies that are in the best interests of our company, employees, partners, customers, suppliers and stockholders. Oracle conducts business in over 195 countries and territories, necessitating compliance with a complex web of international laws, rules and regulations. Proposed changes to these laws, rules, regulations and policies can have a significant effect on our operating results and stockholder value. Accordingly, we believe it is necessary and appropriate to engage in the political process to further our company’s long-term interests. Our current practices, described below, provide ample transparency and accountability with respect to our political contributions.

Our political contributions and lobbying activities are governed by extensive laws and regulations, including those requiring public disclosure of such contributions and activities. Our Public Sector Legal & Compliance group, which reports directly to our General Counsel, monitors our compliance with these laws and regulations. As required by law, certain information about our political activities is publicly available. We also voluntarily disclose information about our political contributions on our investor relations website. Specifically:

•

Our voluntary 2016 Political Contributions report, available at investor.oracle.com under “Financial Reporting,” discloses our political contributions under U.S. state and local laws and our donations to organizations operating under Section 527 of the Internal Revenue Code. This report, which is provided to the F&A Committee on an annual basis, also includes information regarding the oversight of our political activities and the Oracle Political Action Committee (PAC).

•	Our U.S. federal lobbying disclosure reports are available at disclosures.house.gov/ld/ldsearch.aspx and www.senate.gov/legislative/lobbyingdisc.htm.

•	We file similar publicly available lobbying reports with state and local agencies as required by law.

•	The Federal Election Commission reports of the Oracle PAC, which detail the PAC’s political contributions and expenditures, are available at www.fec.gov/data.

•	Each trade group we belong to is subject to public disclosure obligations with respect to its lobbying and political contributions and expenditures.

We are committed to the highest ethical standards, and we have procedures in place to ensure that our political contributions and lobbying activities are subject to appropriate oversight. Our public policy agenda is developed and advanced by our Government Affairs department, which reports to one of our CEOs. The Government Affairs department focuses its efforts on public policy issues that are relevant to the long-term interests of our company and stockholders. In addition, we belong to a number of trade associations that advocate on behalf of policy issues that are important to our business. While we do not always share or agree with all of the views espoused by such trade associations, we believe they are often helpful for the purpose of building a consensus among organizations with similar interests and advocating in favor of those interests. We regularly review the costs and benefits of our memberships in trade associations.

We believe that the adoption of this proposal is unnecessary given Oracle’s existing disclosure and reporting practices and could result in competitive harm without providing commensurate benefit to our stockholders. The requested report could put our company at a disadvantage relative to our competitors, who are not required to disclose this information, by revealing confidential information about our long-term strategies and priorities. In addition, disclosure regarding our trade association membership dues may misrepresent our public policy agenda, as trade associations operate on an independent basis and we do not always agree with all positions taken by such trade associations. Any additional political contribution reporting requirements that go beyond those required under existing law should be applicable to all participants engaged in the political process, rather than to us alone, as the proposal requests.

Finally, we note that Oracle’s political contributions are not financially material to the company. In fiscal 2017, Oracle’s total expenses relating to political contributions were insignificant when compared to the company’s total operating costs. Accordingly, we believe additional disclosure regarding Oracle’s political contributions is unnecessary.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 6.

Required Vote

The adoption of the Political Contributions Report Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 6.

70     2017 Annual Meeting of Stockholders

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL REGARDING PAY EQUITY REPORT

Pax World Mutual Funds, 30 Penhallow Street, Suite 400, Portsmouth, NH 03801, has represented that it has beneficially owned the requisite amount of Oracle common stock for more than one year and has notified us that a representative will present the proposal below (the Pay Equity Report Proposal) at the Annual Meeting.

The Board of Directors opposes the following Pay Equity Report Proposal for the reasons stated after the proposal.

Pay Equity Report

Whereas:

The median income for women working full time in the U.S. is reported to be 80% of that of their male counterparts. At the current rate of progress, it will be decades before women reach pay parity.

A 2016 Glassdoor study revealed that the gender pay gap for women in the information technology industry is 5.9%, even after adding statistical controls.

The business case for gender diversity is well-established; a growing body of evidence links greater board and managerial diversity with better company financial performance. Credit Suisse has found that more diversity in management coincides with better corporate performance and higher stock market valuations. Morgan Stanley recently found that gender diversity is linked to better returns for tech companies. Research also shows that greater gender diversity brings increased innovation, better problem solving, stimulated group performance and enhanced company reputation.

Yet Mercer’s research indicates that current female hiring, promotion and retention are insufficient to create gender equality over the next decade.

Women comprise 29% of Oracle’s employees, but only 23% of its leadership positions.

Mercer has found a link between pay equity and greater gender diversity. Actively managing pay equity “is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation.” Among the best practices highlighted by McKinsey to achieve greater gender equality in the workplace is “tracking and eliminating gender pay gaps.”

Regulatory risks associated with pay equity exist. The Paycheck Fairness Act, introduced in Congress, would improve company-level transparency and strengthen penalties for equal pay violations. At the state level, California, Massachusetts, New York and Maryland recently enacted significant changes to their equal pay laws.

Technology peers Apple, Microsoft and eBay, among others, have publicly committed to pay equity and published the results of gender pay assessments.

Resolved:

Shareholders request Oracle prepare a report by April 2018 (at reasonable cost and omitting proprietary and confidential information), identifying whether a gender pay gap exists among its employees, and if so, outline the steps being taken to reduce the gap. The Organization for Economic Cooperation and Development has defined the gender pay gap as the difference between male and female earnings expressed as a percentage of male earnings.

A report adequate for investors to assess the Company’s strategy and performance would include the percentage pay gap between male and female employees (including base, bonus and equity compensation), a discussion of policies to address any gaps and quantitative reduction targets, and the methodology used to identify pay disparities.

Supporting Statement:

With evidence linking pay equity to greater diversity and strong links between management diversity, financial performance and more robust decision-making, companies would be well served by understanding the equity attributes of their pay, at all levels of the corporation, by gender as well as other facets of diversity, such as race and ethnicity. Amid increasing regulatory and investor interest, it is apparent that companies should understand, manage, and report on pay equity to shareholders.

2017 Annual Meeting of Stockholders     71

Statement in Opposition to Proposal No. 7

As a global company with approximately 138,000 employees and customers in more than 195 countries and territories, Oracle believes that a diverse workforce is critical to driving creativity, innovation and growth. We make every effort to attract, invest in and develop the talents of employees who reflect the diversity of our customers and the communities in which we do business. We believe a diverse workforce enables us to better anticipate and meet our customers’ changing needs in a fast-paced global economy and deliver greater value to our stockholders. We are also committed to pay equity for all of our employees and ensuring that we do not discriminate on the basis of gender or any protected category in the full range of our compensation decisions.

Diversity and inclusion in our workforce starts at the top. Thirty-three percent of our Board members are women or come from a diverse background (three of our 12 Board members are women, including one of our CEOs). Since 2006, Oracle Women’s Leadership (OWL), a leadership and professional development program, has sought to develop, engage and empower current and future generations of Oracle women leaders. Each of our 75 worldwide OWL communities is led by a senior Oracle woman leader and focuses on professional development, networking and community outreach at the local level. OWL’s global events are open to all Oracle employees, promoting inclusion across our workforce.

We offer all of our employees unconscious bias training, which examines how our biases could hamper our efforts to retain a strong and highly engaged workforce. Our unconscious bias training program is intended to increase self-awareness of unconscious bias in the employee recruitment and selection process and educate participants on how unconscious bias affects our opinions, employment-related decisions and assumptions.

In addition to fostering diversity and inclusion at Oracle, we support efforts to build a future pipeline of diverse talent in the technology industry globally. Oracle has committed to invest more than $3 million in direct and in-kind funds to immerse girls worldwide in science, technology, engineering and math (STEM) through the U.S. government’s Let Girls Learn initiative. Under this commitment, Oracle will offer more than 65 direct educational events and support conferences, summer computing camps and codefests for girls, with the aim of inspiring them to explore and pursue opportunities in STEM fields. In addition, Oracle Education Foundation and Oracle Volunteers are teaching girls coding, electrical engineering and project management through workshops at Design Tech High School (d.tech), an innovative public high school that will soon move into a new facility that Oracle is building at its headquarters. Oracle has also partnered with the Anita Borg Institute for Women in Technology, the Grace Hopper Celebration of Women, the Level Playing Field Institute, the Society of Women Engineers, the Women of Color STEM Conference, the United Negro College Fund Scholars Program, Lesbians Who Tech, and the National Society of Black Engineers Jr., among other organizations that foster the advancement of underrepresented groups in the technology industry.

Additional information regarding Oracle’s diversity and inclusion efforts is available in Oracle’s 2016 Corporate Citizenship Report (www.oracle.com/corporate/citizenship) and on Oracle’s Careers webpage (www.oracle.com/us/corporate/careers/diversity). The Board does not believe that this stockholder proposal would enhance Oracle’s existing commitment to fostering a diverse and inclusive workplace.

For the reasons set forth above, the Board unanimously recommends a vote AGAINST adoption of Proposal No. 7.

Required Vote

The adoption of the Pay Equity Report Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 7.

72     2017 Annual Meeting of Stockholders

PROPOSAL NO. 8

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS REFORM

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has represented that he has beneficially owned the requisite amount of Oracle common stock for more than one year and has notified us that a representative will present the proposal below (the Proxy Access Reform Proposal) at the Annual Meeting. Mr. Steiner has appointed John Chevedden and/or Mr. Chevedden’s designee to act on his behalf regarding the Proxy Access Reform Proposal.

The Board of Directors opposes the following Proxy Access Reform Proposal for the reasons stated after the proposal.

Proposal 8 – Shareholder Proxy Access Reform

RESOLVED: Shareholders ask the board of directors to amend its proxy access bylaws (primarily found in Section 1.12 of our bylaws) and any other associated bylaw sections and other documents, to include the following changes for the purpose of decreasing the average amount of Company common stock the average member of a nominating group would have to hold for 3-years to satisfy the aggregate ownership requirements to form a nominating group and increasing the potential nominees:

1. No limitation shall be placed on the number of stockholders that can aggregate their common shares to achieve the 3% “Required Shares” to become an “Eligible Stockholder” to nominate a “Proxy Access Nominee” or nominees.

2. The number of “Proxy Access Nominees” eligible to appear in proxy materials shall be one quarter of the directors then serving or two, whichever is greater.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process.

Our current limit of 20 shareholders also excludes most retail shareholders from having any role. Also shareholders can benefit from a more meaningful number of director positions available for proxy access via this proposal. These features will combine to give shareholders a more meaningful shareholder proxy access structure.

Of course this proposal cannot address all the shortcomings in our current corporate governance. However current shortcomings should at least be an added incentive to vote in favor of this one step forward. Examples of current corporate governance shortcomings include this information published in 2016:

Directors Over age 70 - 7

Directors With Over 15yrs Tenure - 6

Directors With negative vote higher than 40%:

George Conrades

Naomi Seligman

Plus 4 insider directors

Additional concerns:

•	Many Directors with high Negative Votes

•	Entrenched long-tenured Board overdue for Board refreshment

•	Board Integrity

•	Directors with distracting high work loads elsewhere

•	Audit Committee Directors with distracting high work loads elsewhere

•	Excessive Severance Vesting

•	Inadequate Expense Recognition

•	Related Party Transactions

•	Only 4 board meetings in a year

Returning to the core topic of this proposal,

Please vote to enhance shareholder value:

Shareholder Proxy Access Reform – Proposal 8

2017 Annual Meeting of Stockholders     73

Statement in Opposition to Proposal No. 8

In June 2016, our Board adopted amendments to our Bylaws to implement proxy access. We believe our proxy access bylaw strikes the appropriate balance between providing stockholders with a fair and useful proxy access process and guarding against certain risks associated with proxy access. This stockholder proposal seeks the adoption of provisions that would disrupt that balance.

Under our proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning at least 3% of Oracle’s outstanding shares continuously for at least three years may nominate and include in Oracle’s annual meeting proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board.

The Board spent significant time evaluating the adoption of a proxy access bylaw. In crafting the bylaw, the Board considered a variety of views on proxy access, including the Council of Institutional Investors’ Proxy Access Best Practices and the feedback received from extensive discussions with our stockholders and independent advisors with expertise in corporate governance. A number of our stockholders have expressed support for proxy access provisions limiting the number of stockholders in a nominating group to 20 and limiting the number of proxy access nominees to up to the greater of two individuals or 20% of the Board, and the Board believes those limitations are in the best interest of all stockholders.

The changes requested by this stockholder proposal would upset the carefully considered and balanced approach reflected in our existing proxy access bylaw. Specifically:

•

The proposal requests an increase in the number of permitted proxy access nominees to the greater of two individuals or 25% of the Board. Consistent with many other companies that have adopted proxy access, we limited the maximum number of permitted proxy access nominees to the greater of two individuals or 20% of the Board to provide stockholders with the opportunity to pursue meaningful representation on Board, without risking excessive disruption to the Board’s continuity and operations or the mix of knowledge, experience and skills of the Board. We believe this limit also helps address concerns that a stockholder could use proxy access to begin the process of effecting a change in control or to pursue special interests that are not widely supported by our stockholders.

•

The proposal requests removal of the limitation on the number of stockholders that can aggregate their shares to meet the 3% ownership threshold and would place no limit on the size of the group. We believe the 20-stockholder aggregation limit in our proxy access bylaw is a reasonable limitation to control the administrative burden of confirming and monitoring share ownership within a nominating group and prevent the use of proxy access by a group that includes stockholders that do not have a substantial economic stake in Oracle. A 20-stockholder aggregation limit is endorsed by many institutional investors and is common among companies that have adopted proxy access. A group of investment funds under common management and investment control counts as a single stockholder for this purpose, as do any two or more funds under common management and funded primarily by a single employer, or that are a part of a family of funds.

In addition to proxy access, we have instituted a number of corporate governance best practices to promote Board accountability and provide stockholders with access to the Board, including:

•	Annual election of all directors and a director majority voting policy;

•	An active stockholder outreach and engagement program;

•	Ongoing review and refreshment of Board membership (with two new directors added in the past three years);

•	A single class of voting stock and no supermajority voting provisions;

•	Separation of Chairman and Chief Executive Officer roles;

•	Stockholders’ ability to propose director nominees for consideration by the Governance Committee and communicate with any director in writing;

•	Stockholders’ right to call a special meeting (subject to meeting a 20% ownership threshold); and

•	Stockholders’ right to act by written consent.

We also note that a number of the proponent’s assertions regarding our corporate governance are inaccurate or unsubstantiated. Contrary to the proponent’s claim, we have an active and engaged Board that meets frequently. Our full Board held eight meetings in fiscal 2017 and seven meetings in fiscal 2016 (not four, as the proponent inaccurately states). Our four standing committees (Compensation, Finance & Audit, Governance and Independence) held a total of 31 meetings in fiscal 2017 and 33 meetings in fiscal 2016. We believe our Board acts with integrity and in accordance with its fiduciary duties to act in the best interest of our company and stockholders.

74     2017 Annual Meeting of Stockholders

None of our NEOs are entitled to severance, change in control or termination payments or benefits, other than potential acceleration of vesting of equity awards under our broad-based equity plan. This potential acceleration benefit is not “single-trigger” and applies to all employees who participate in the plan. We do not believe this is “excessive.” Further, we are perplexed by the proponent’s unsubstantiated claim of “inadequate expense recognition.”

We believe that our proxy access bylaw, together with our existing corporate governance practices, help ensure that our Board is accessible and accountable to stockholders. Our proxy access bylaw was designed to be consistent with market practice, and we believe it strikes the appropriate balance between the risks and benefits of proxy access. Accordingly, we do not believe that the changes requested by this proposal are necessary or in the best interest of our stockholders.

For the reasons set forth above, the Board unanimously recommends a vote AGAINST adoption of Proposal No. 8.

Required Vote

The adoption of the Proxy Access Reform Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 8.

2017 Annual Meeting of Stockholders     75

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Our Bylaws contain procedures governing how stockholders may submit proposals or director nominations to be considered at our annual meetings. The SEC has also adopted regulations (Exchange Act Rule 14a-8) that govern the inclusion of stockholder proposals in our annual proxy materials.

The table below summarizes the requirements for stockholders who wish to submit proposals or director nominations for our 2018 annual meeting of stockholders. Stockholders should carefully review our Bylaws and Exchange Act Rule 14a-8 to ensure that they have satisfied all of the requirements necessary to submit proposals or director nominations to be considered at our 2018 annual meeting of stockholders. Our Bylaws are posted on our website at www.oracle.com/goto/corpgov.

	Proposals for inclusion in 2018 proxy statement	Director nominations for inclusion in 2018 proxy statement (proxy access)	Other proposals/nominations to be presented at 2018 annual meeting*
Type of Proposal or Nomination	SEC rules permit stockholders to submit proposals for inclusion in our proxy statement by satisfying the requirements described in Exchange Act Rule 14a-8.

A stockholder or a group of up to 20 stockholders meeting the ownership requirements described in Section 1.12 of our Bylaws may submit director nominees (constituting up to the greater of two directors or 20% of the Board) for inclusion in our proxy statement by satisfying the requirements described in Section 1.12 of our Bylaws.

Stockholders may present proposals or director nominations directly at the annual meeting (but not for inclusion in our proxy statement) by satisfying the requirements described in Section 1.11 of our Bylaws.

When Proposal or Nomination Must Be Received by Oracle

No later than the close of business on May 31, 2018. However, if we did not hold an annual meeting the previous year, or if the date of our annual meeting has changed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered within a reasonable time before the mailing of the proxy statement.

No earlier than May 1, 2018 and no later than the close of business on May 31, 2018. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 120th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

No earlier than May 31, 2018 and no later than the close of business on June 30, 2018. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

Where to Send Proposal or Nomination

By Mail: Dorian Daley, Executive Vice President, General Counsel and Secretary, Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065

By Email: Corporate_Secretary@oracle.com, with a confirmation copy sent by mail

What Must Be Included with Proposal or Nomination	The information required by Exchange Act Rule 14a-8	The information required by our Bylaws	The information required by our Bylaws

*

If stockholders do not comply with the Bylaw notice deadlines in this column, we reserve the right not to submit the stockholder proposals or nominations to a vote at our annual meeting. If we are not notified of a stockholder proposal or nomination by June 30, 2018, then the management personnel who have been appointed as proxies may have the discretion to vote for or against such stockholder proposal or nomination, even though such proposal or nomination is not discussed in the proxy statement.

Under our Bylaws, if the number of directors to be elected to the Board is increased and we do not make a public announcement specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s written notice of nominees for any new position will be considered timely if it is delivered to our Corporate Secretary by the 10th day following the announcement.

76     2017 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my vote?

A:	The Board of Directors of Oracle is soliciting your vote at the 2017 Annual Meeting of Stockholders.

Q:	What is the purpose of the Annual Meeting?

A:	You will be voting on the following items of business:

•	the election of directors (Proposal 1);

•	an advisory vote to approve the compensation of our NEOs (Proposal 2);

•	an advisory vote on the frequency of future advisory votes on the compensation of our NEOs (Proposal 3);

•	the approval of the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan (Proposal 4);

•	the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018 (Proposal 5); and

•	up to three stockholder proposals, if properly presented at the Annual Meeting (Proposals 6 to 8).

If any other business properly comes before the meeting, you will be voting on those items as well.

Q:	What are the Board of Directors’ recommendations?

A:	The Board recommends that you vote your shares as follows:

•	for the election of each of the directors (Proposal 1);

•	for the approval, on an advisory basis, of the compensation of our NEOs (Proposal 2);

•	one year with respect to the advisory vote on the frequency of future advisory votes on the compensation of our NEOs (Proposal 3);

•	for the approval of the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan (Proposal 4);

•	for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018 (Proposal 5);

•	against the stockholder proposals (Proposals 6 to 8); and

•	for or against other matters that come before the Annual Meeting, if any, as the proxy holders deem advisable.

Q:	Who is entitled to vote at the Annual Meeting?

A:

The Board set September 18, 2017 as the record date for the Annual Meeting. All stockholders who owned Oracle common stock at the close of business on September 18, 2017 may vote at the Annual Meeting.

Q:	Who can attend the Annual Meeting?

A:	Only stockholders as of the record date, and any stockholder’s spouse or duly appointed proxy, may attend. No guests will be allowed to attend the Annual Meeting.

Q:	What do I need to attend the Annual Meeting and when should I arrive?

A:	The Annual Meeting will be held at the Oracle Conference Center, 350 Oracle Parkway, Redwood City, California. Admission to the Annual Meeting will begin at 9:00 a.m., Pacific Time.

In order to be admitted to the Annual Meeting, you should:

•	arrive shortly after 9:30 a.m., Pacific Time, to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m., Pacific Time;

•	be prepared to comply with security requirements, which include security guards searching all bags and attendees passing through a metal detector, among other security measures;

2017 Annual Meeting of Stockholders     77

•	leave your camera at home because cameras, transmission, broadcasting and other recording devices, including certain smart phones, may not be permitted in the meeting rooms; and

•

bring photo identification, such as a driver’s license, and proof of ownership of Oracle stock on the record date, September 18, 2017, such as the Notice, a brokerage statement or letter from a bank or broker indicating ownership on September 18, 2017, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, we will be unable to admit you to attend in person.

Q:	Can I watch the Annual Meeting on the Internet?

A:

Yes, in order to maximize access for our stockholders, our Annual Meeting will be webcast on November 15, 2017. You are invited to visit www.oracle.com/investor, at 10:00 a.m., Pacific Time, to view the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website at www.oracle.com/investor following the Annual Meeting through November 22, 2017.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

A:

We are permitted to furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for fiscal 2017, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Q:	Can I vote my shares by filling out and returning the Notice?

A:

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Q:	Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

A:

Stockholders who previously elected to access proxy materials over the Internet will not receive the Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please go to www.astproxyportal.com/ast/17983, www.oracle.com/investor or the website provided on your proxy card or voting instruction card.

Q:	How many votes do I have?

A:

You will have one vote for each share of Oracle common stock you owned at the close of business on the record date, provided those shares were either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

78     2017 Annual Meeting of Stockholders

Q:	What is the difference between holding shares as a stockholder of record and beneficial owner?

A:

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice or proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to vote electronically or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q:	How many votes can be cast by all stockholders?

A:

Each share of Oracle common stock is entitled to one vote. There is no cumulative voting. We had 4,173,486,289 shares of common stock outstanding and entitled to vote on the record date, September 18, 2017.

Q:	How many votes must be present to hold the Annual Meeting?

A:

A majority of the shares entitled to vote as of the record date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you properly cast your vote in person, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How many votes are required to elect directors (Proposal 1)?

A:

Directors are elected by a plurality of the votes cast. This means that the 12 individuals nominated for election to the Board who receive the most FOR votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected.

While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a majority voting policy for directors. This policy states that in an uncontested election, any director nominee who receives an equal or greater number of votes WITHHELD from his or her election as compared to votes FOR such election and if no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote. The Governance Committee is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

Only votes FOR or WITHHELD are counted in determining whether a plurality has been cast in favor of a director nominee. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a WITHHELD vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting policy for directors.

Full details of our majority voting policy are set forth in our Corporate Governance Guidelines available on our website at www.oracle.com/goto/corpgov.

2017 Annual Meeting of Stockholders     79

Q:	How many votes are required to adopt the other proposals (Proposals 2 through 8)?

A:

Proposal 2 and proposals 4 through 8 will be approved if such items receive the affirmative vote of a majority of the shares of Oracle common stock represented at the Annual Meeting and entitled to vote on the matter. If your shares are represented at the Annual Meeting but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

For the advisory vote regarding the frequency of future advisory votes on the compensation of our NEOs (Proposal 3), you may vote to have such advisory votes every “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or you may “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will not have any effect on the advisory vote.

Your votes on Proposals 2 and 3 (vote on NEO compensation and vote on the frequency of future advisory votes on the compensation of our NEOs) are advisory, which means the result of the votes are non-binding on Oracle, the Board and the committees of the Board. Although the votes are non-binding, the Board and its committees value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding executive compensation and the frequency of conducting future advisory votes on the compensation of our NEOs.

Q:	What if I don’t give specific voting instructions?

A:

Stockholders of Record. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board, or you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted:

•	in accordance with the recommendations of the Board on all matters presented in this proxy statement; and

•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. In very limited circumstances, brokers have the discretion to vote on matters deemed to be routine. Under applicable law, brokers generally do not have discretion to vote on most matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm (Proposal 5) because that is deemed to be a routine matter, but the broker likely could not vote your shares for any of the other proposals on the agenda for the Annual Meeting. We encourage you to provide instructions to your broker regarding the voting of your shares.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Can I change my vote after I voted?

A:

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Corporate Secretary of Oracle, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.

80     2017 Annual Meeting of Stockholders

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:

It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.

Q:	Who pays for the proxy solicitation and how will Oracle solicit votes?

A:

We will bear the expense of printing, mailing and distributing these proxy materials and soliciting votes. In addition to the solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, electronic communications or otherwise. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. We have also retained Innisfree M&A Incorporated to solicit proxies and to separately prepare a stockholder vote analysis of certain proposals for an aggregate fee of approximately $50,000, plus customary costs and expenses.

Q:	Is a list of stockholders available?

A:

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at the Annual Meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices at 500 Oracle Parkway, Redwood City, California. Please contact Oracle’s Corporate Secretary to make arrangements.

Q:	Who will count the votes?

A:

American Stock Transfer & Trust Company, LLC has been appointed as the inspector of elections for the Annual Meeting. All votes will be tabulated by a representative of American Stock Transfer & Trust Company, LLC. This representative will also separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q:	How do I find out the voting results?

A:

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by calling 650-506-4073, by writing to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

Q:	What if I have questions about lost stock certificates or I need to change my mailing address?

A:

Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by calling 1-888-430-9892, by emailing help@astfinancial.com, or by writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Also see our transfer agent’s website at www.astfinancial.com to get more information about these matters.

Q:	What if I need to change my email address?

A:

Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. If you need to change the email address that we use to mail proxy materials to you or if you wish to sign up to receive future mailings via email, please go to www.astproxyportal.com/ast/17983, or the website provided on your proxy card or voting instruction card, to request complete electronic delivery and supply the appropriate email address.

Q:	Who should I contact if I have questions?

A:

Stockholders with questions or who need assistance in voting their shares may call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at 1-212-750-5833.

2017 Annual Meeting of Stockholders     81

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice included in this proxy statement. As to any business that may properly come before the meeting, however, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, if stockholders have the same address and last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our printed annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees and conserves natural resources. Each stockholder who participates in householding will continue to have access to and use separate voting instructions.

If any stockholders in your household wish to receive a separate annual report and proxy statement, they may call our Investor Relations Department at 650-506-4073 or write to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065. They may also send an email to our Investor Relations Department at investor_us@oracle.com. See also www.oracle.com/investor. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.

By Order of the Board of Directors,

DORIAN DALEY

Executive Vice President, General Counsel and Secretary

All stockholders are urged to vote electronically via the Internet or by telephone or, if you requested paper copies of the proxy materials, complete, sign, date and return the proxy card or voting instruction card in the enclosed postage-paid envelope. Thank you for your prompt attention to this matter.

Cautionary Note on Forward-Looking Statements

Statements in this proxy statement relating to Oracle’s future plans, expectations, beliefs, intentions and prospects, such as statements regarding the number of equity awards we expect to grant in the future and our expectations regarding our future stock price, market capitalization, revenue and margin growth, are “forward-looking statements” and are subject to material risks and uncertainties. Many factors could affect our current expectations and our actual results, and could cause actual results to differ materially. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this proxy statement. We undertake no obligation to update any statement in light of new information or future events.

82     2017 Annual Meeting of Stockholders

APPENDIX A

ORACLE CORPORATION AMENDED AND RESTATED

2000 LONG-TERM EQUITY INCENTIVE PLAN

(as of [November 15, 2017])

SECTION 1. Purpose. This Amended and Restated 2000 Long-Term Equity Incentive Plan (“Plan”) is established as a compensatory plan to enable Oracle Corporation (the ”Company”) to provide an incentive to eligible employees, officers, independent consultants, directors who are also employees or consultants, and advisers whose present and potential contributions are important to the continued success of the Company; to afford such persons an opportunity to acquire a proprietary interest in the Company; and to enable the Company to continue to enlist and retain in its employ the best available talent for the successful conduct of its business. It is intended that this purpose will be effected through the granting of (a) stock options, (b) stock purchase rights, (c) stock appreciation rights and (d) long-term stock awards.

SECTION 2. Definitions. As used herein, the following definitions shall apply:

(a)

“Affiliate” of any person means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Applicable Laws” means the legal requirements relating to the administration of stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time, and the analogous applicable laws of any other country or jurisdiction where Options, Rights or Long-Term Stock Awards or shares of Restricted Stock are granted under the Plan.

(c)	“Award Document” any grant notice, agreement or other document between the Company and a Participant evidencing the terms and conditions of an award granted under the Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change of Control” shall mean the first to occur of:

(i)

an individual, corporation, partnership, group, associate or other entity or “person”, as such term is defined in Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors;

(ii)

individuals who constitute the Board of Directors of the Company on the effective date of the Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any Approved Director, as hereinafter defined, shall be, for purposes of this subsection (ii), considered as though such person were a member of the Incumbent Board. An “Approved Director”, for purposes of this subsection (ii), shall mean any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board; or

(iii)

the consummation of (A) a merger or consolidation involving the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a sale, exchange or other disposition of all or substantially all of the assets of the Company.

2017 Annual Meeting of Stockholders     A-1

(f)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g)

“Committee” means the Committee or Committees referred to in Section 5 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

(h)	“Common Stock” or “Shares” means the Common Stock, $.01 par value per share, of the Company.

(i)	“Company” means Oracle Corporation, a corporation organized under the laws of the state of Delaware, or any successor corporation.

(j)	“Covered Employee” means an individual who is either a “covered employee” or expected by the Committee to be a “covered employee,” in each case within the meaning of Section 162(m)(3) of the Code.

(k)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(l)	“Disability” means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

(m)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)

if such Common Stock shall then be listed on a national securities exchange (including the New York Stock Exchange), the last reported sale price or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices on the principal national securities exchange (including the New York Stock Exchange) on which the Common Stock is listed or admitted to trading, or

(ii)

if such Common Stock shall not be listed on the New York Stock Exchange nor listed or admitted to trading on another national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, or

(iii)	if none of the foregoing is applicable, then the Fair Market Value of a share of Common Stock shall be determined in good faith by the Board of Directors of the Company in its discretion.

(n)

“Grant” shall mean an instrument or agreement evidencing an Option, Right or Long-Term Stock Award granted hereunder, in written or electronic form, which may, but need not, be executed or acknowledged by the recipient thereof.

(o)	“Insider” means an executive officer or director of the Company or any other person whose transactions in Common Stock are subject to Section 16(b) of the Exchange Act.

(p)

“Long-Term Stock Award” means an award under Section 9 below. A Long-Term Stock Award includes stock bonus and unit awards. A stock bonus is a right to receive shares of Common Stock that is subject to time and/or performance restrictions. A unit award shall be similar to the stock bonus award, except that no shares of Common Stock are actually awarded at grant; the recipient is granted a right to receive shares of Common Stock in the future once certain time and/or performance factors are met.

(q)	“Option” means any option to purchase shares of Common Stock granted pursuant to Section 6 below.

(r)

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an award under the Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s)	“Participant” means an individual who has been granted an Option, Right or Long-Term Stock Award under the Plan.

(t)	“Plan” means this 2000 Long-Term Equity Incentive Plan, as hereinafter amended from time to time.

(u)	“Purchase Agreement” shall have the meaning specified in Section 8.

(v)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 8 below.

(w)	“Right” means and includes Stock Appreciation Rights and Stock Purchase Rights granted pursuant to the Plan.

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(x)

“Stock Appreciation Right” or “SAR” means an award made pursuant to Section 7 below, which right permits the recipient to receive cash equal to the difference between the Fair Market Value of Common Stock on the date of grant of the Stock Appreciation Right and the Fair Market Value of Common Stock on the date of exercise of the Stock Appreciation Right.

(y)

“Stock Purchase Right” means an award made pursuant to Section 8 below, which right permits the recipient to purchase Common Stock pursuant to a restricted stock purchase agreement entered into between the Company and the Participant.

(z)

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an award under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(aa)

“Substitute Awards” shall mean an Option, Right or Long-Term Stock Award granted in assumption of or in substitution for, outstanding options or other awards previously granted by a company acquired by the Company or with which the Company combines.

SECTION 3. Eligibility.

(a)

Awards may be granted to employees, officers, directors who are also employees or consultants, independent consultants and advisers of the Company or any Parent, Subsidiary or Affiliate of the Company (provided such consultants, and advisers render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction). ISOs (hereinafter defined in Section 6 hereof) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company.

(b)	A Participant may be granted more than one award under this Plan.

(c)

Holders of options and other awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder in connection with such acquisition or combination transaction.

SECTION 4. Stock Subject to the Plan.

(a)

The total number of Shares reserved and available for distribution pursuant to the Plan shall be 1,023,313,015 Shares, which consists of (i) 693,313,015 Shares that were previously approved by stockholders (of which 65,096,385 Shares remain available for future distribution as of August 31, 2017); and (ii) 330,000,000 additional Shares added in connection with this amendment and restatement of the Plan on [November 15, 2017] (the “2017 Amendment Date”).

(b)

For purposes of Section 4, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an award (other than a Substitute Award). Notwithstanding the foregoing, Shares subject to an award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares delivered to or withheld by the Company to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares which are subject to awards which terminate, expire, are forfeited or lapse and Shares subject to awards settled in cash shall not count as Shares issued under this Plan and may be utilized again with respect to awards granted under the Plan.

(c)	Shares underlying Substitute Awards shall not reduce the number of Shares available for distribution hereunder.

(d)

Each Share awarded as a Stock Purchase Right or Long-Term Stock Award (other than a Substitute Award) shall be counted against the share reserve set forth in Section 4(a) above, and upon forfeiture shall also count for purposes of Section 4(b), as 2.5 Shares.

(e)	Options and SARs on no more than 25,000,000 Shares and Long-Term Stock Awards and Stock Purchase Rights on no more than 10,000,000 Shares may be granted to any individual in any year under this Plan.

(f)

(i)

In the event that the Common Stock of the Company is split or reverse-split, whether by stock dividend, combination, reclassification or similar method not involving payment of consideration, the number of Shares

2017 Annual Meeting of Stockholders     A-3

available for award under this Plan, in aggregate and individually as set forth in Sections 4(a) and 4(e), the number of Shares deliverable under each Option, Right or Long-Term Stock Award outstanding hereunder and the per Share exercise price of each outstanding Option or Right shall automatically be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with Applicable Laws; provided, however, that the number of Shares subject to any award denominated in Shares shall always be a whole number.

(ii)

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event other than an event described in Section 4(f)(i) affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of awards under the Plan, including the aggregate and individual limits specified in Section 4, (ii) the number and type of Shares (or other securities or property) subject to outstanding awards, and (iii) the grant, purchase, or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; provided, however, that the number of Shares subject to any award denominated in Shares shall always be a whole number.

SECTION 5. Administration.

(a)	The Plan shall be administered by one or more Committees designated by the Board to administer the Plan, constituted in such a manner as to satisfy the Applicable Laws.

(b)

Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may change the size of the Committee, appoint additional members thereof, remove members (with or without cause), appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

(c)	As used herein, except in Sections 18 and 20, references herein to the Board shall mean the Board or the Committee, whichever is then acting with respect to the Plan.

(d)

The Committee shall have the authority to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, and any such interpretation shall be final and binding on all persons having an interest in any award under this Plan. Without limiting the generality of the foregoing, subject to the general purposes, terms, and conditions of the Plan, and to the direction of the Board, the Committee shall have full power to implement and carry out the Plan including, but not limited to, the following:

(i)

to select the employees, officers, consultants, directors and advisers of the Company and/or its Subsidiaries and Affiliates to whom Options, Rights and Long-Term Stock Awards, or any combination thereof, may from time to time be granted hereunder;

(ii)	to determine whether and to what extent Options, Rights and Long-Term Stock Awards, or any combination thereof, are granted hereunder;

(iii)	to determine the number of Shares to be covered by each such award granted hereunder;

(iv)	to approve forms of grant or agreement, or other forms for communicating to Participants that they have been granted an award under the Plan, for use under the Plan;

(v)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder;

(vi)	to determine the form of payment, if any, that will be acceptable consideration for exercise of an Option, Right or Long-Term Stock Award granted under the Plan;

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(vii)

to determine whether, or to what extent and under what circumstances Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the Participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period);

(viii)	to delegate to another committee of the Board or to members of management certain of its powers hereunder to the extent permitted by Applicable Laws;

(ix)	to determine the terms and restrictions applicable to Long-Term Stock Awards, Stock Purchase Rights and the Restricted Stock purchased by exercising such Rights; and

(x)

to adopt sub-plans applicable to particular Subsidiaries, Affiliates or locations, which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 4(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)

In addition to such other rights of indemnification as they may have as directors, members of the Committee shall be indemnified by the Company against any reasonable expenses, including attorneys’ fees actually and necessarily incurred, which they or any of them may incur by reason of any action taken or failure to act under or in connection with the Plan or any option or other award granted thereunder, and against all amounts paid by them in settlement of any claim related thereto, (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding that such director is liable for negligence or misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit or proceeding a director shall in writing offer the Company the opportunity, at its own expense, to handle the defense of the same.

(f)

Notwithstanding anything to the contrary in this Plan, up to 5% of the Shares reserved and available for distribution under this Plan (as set forth in Section 4) may be granted without regard to any of the restrictions set forth in Sections 9(a)(ii) and 20(b)(ii).

(g)

Notwithstanding any provision of the Plan to the contrary, all awards granted under the Plan after the 2017 Amendment Date shall have a minimum vesting period of one-year measured from the date of grant; provided, however, that up to 5% of the Shares available for future distribution under this Plan as of the 2017 Amendment Date may be granted without such minimum vesting requirement. Nothing in this Section 5(g) shall limit the Company’s ability to grant awards that contain rights to accelerated vesting on a termination of employment or service (or to otherwise accelerate vesting), or limit any rights to accelerated vesting in connection with a Change of Control. In addition, the minimum vesting requirement set forth in this Section 5(g) shall not apply to Substitute Awards.

SECTION 6. Stock Options. The Committee, in its discretion, may grant Options to eligible Participants and shall determine whether such Options shall be Incentive Stock Options (“ISOs”) within the meaning of the Code, Nonqualified Stock Options (“NQSOs”) or any other type of Option which may exist from time to time. Each Option shall be evidenced by a Grant which shall expressly identify the Option as an ISO or as NQSO (or other type of Option, as applicable), and be in such form and contain such provisions as the Committee shall from time to time deem appropriate. Without limiting the foregoing, the Committee may, at any time, or from time to time, authorize the Company, with the consent of the respective recipients, to issue new Options.

The Committee shall determine the number of Shares subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

(a)

Form of Option Grant. Each Option granted under this Plan shall be evidenced by a Grant in such form (which need not be the same for each Participant) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of this Plan.

(b)

Date of Grant. The date of grant of an Option shall be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the Committee. The Grant representing the Option will be delivered to Participant with a copy of this Plan within a reasonable time after the granting of the Option.

(c)

Exercise Price. The exercise price of an Option shall be determined by the Committee on the date the Option is granted and may not be less than the Fair Market Value of the Common Stock on the date the Option is granted.

(d)

Exercise Period. Subject to Section 5(g), Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted. The Committee may attach such conditions to the

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Shares issued upon exercise of an Option as it shall determine, and may provide in any grant for Option exercise restrictions to be waived in consideration of equivalent transfer or forfeiture provisions to be applied to such underlying Shares.

(e)

Limitations on ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

(f)

Limitations on Transfer. Options granted under this Plan, and any interest therein, shall not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that in the Committee’s sole discretion, the terms of any NQSOs granted under the Plan may permit the transfer of the vested portion of such NQSO by a Participant for no consideration to or for the benefit of one or more members of the Participant’s immediate family, including to a trust for the benefit of the Participant’s immediate family.

(g)

Notice. Options may be exercised only by delivery to the Company or its representative of a stock option exercise instrument in a form approved by the Committee from time to time (which may be in written, electronic or other form selected by the Committee from time to time and need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding Participant’s investment intent and access to information, if any, as may be required by the Company to comply with the Applicable Laws, together with payment in full of the exercise price for the number of Shares being purchased or adequate provision therefor, in accordance with Section 6(h).

(h)

Payment. Payment for Shares purchased upon exercise of an Option may be made in cash (by check) or, unless otherwise provided by the Committee in its sole discretion: (i) by cancellation of indebtedness of the Company to the Participant; (ii) by surrender of Shares having a Fair Market Value equal to the applicable exercise price of the Options; (iii) pursuant to a broker-assisted “cashless exercise” arrangement; (iv) through any other method specifically approved by the Committee; or (v) by any combination of the foregoing, in each such case to the extent permitted by Applicable Law.

(i)

Limitations on Exercise. In addition to exercise restrictions or other vesting provisions set forth in any Grant, unless the Committee shall otherwise determine, and except in the case of a Substitute Award, the exercisability of an Option following termination of the Participant’s employment shall be subject to this Section 6(i).

(i)

If the Participant ceases to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company for any reason except death or disability, such Participant’s Options may be exercised to the extent (and only to the extent) that they would have been exercisable upon the date of termination of the Participant’s employment, within three (3) months after the date of termination (or such shorter time period as may be specified in the Grant), but in any event no later than the expiration date of the Option; provided, however, that if the Participant is an officer or principal stockholder within the meaning of Section 16 of the Exchange Act, the three (3) month period set forth in this Section 6(i)(i) shall be extended (but in no event beyond the original expiration date specified in the Grant) by the number of days equivalent to any “No Trading” period under the Company’s Insider Trading Policy during which the Participant is prohibited from trading in the Company’s Common Stock during such period.

(ii)

If the Participant’s employment with the Company or any Parent, Subsidiary or Affiliate of the Company is terminated because of the Disability of the Participant, or if the Participant dies within three (3) months of his termination of employment, the Participant’s Options may be exercised to the extent (and only to the extent) that they would have been exercisable on the date of termination of the Participant’s employment, by the Participant (or the Participant’s legal representative) within twelve (12) months after the date of termination of employment (or such shorter time period as may be specified in the Grant), but in any event no later than the expiration date of the Options.

(iii)

If the Participant’s employment with the Company or any Parent, Subsidiary or Affiliate of the Company is terminated because of the death of the Participant, the Participant’s Options may be exercised to the extent (and only to the extent) that they would have been exercisable on the first vesting date occurring after such death as may be specified in the Grant and on the next subsequent vesting date, by the Participant’s legal representative within twelve (12) months after the date of death (or such shorter period as may be specified in the Grant), but in any event no later than the expiration date of the Options.

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(iv)	A Participant’s employment relationship shall be considered to have terminated, and the Participant to have ceased to be employed by his or her employer, on the earliest of:

(A)

the date on which the Company, or any Parent, Subsidiary or Affiliate of the Company, as appropriate, delivers to the Participant notice in a form prescribed by the Company that the Company, or such other entity, is thereby terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment),

(B)

the date on which the Participant delivers notice in a form prescribed by the Company, to the Company, or any Parent, Subsidiary or Affiliate of the Company, as appropriate, that he or she is terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment),

(C)

the date on which the Participant ceases to provide services to the Company, or any Parent, Subsidiary or Affiliate of the Company, as appropriate, except where the Participant is on an authorized leave of absence, or

(D)	the date on which the Participant ceases to be considered an “employee” under Applicable Law.

The Committee shall have discretion to determine whether a Participant has ceased to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company, as appropriate, and the effective date on which such employment terminated or whether such Participant is on an authorized leave of absence.

(v)

In the case of a Participant who is a director, consultant, or adviser, the Committee will have the discretion to determine whether the Participant is “employed by the Company or any Parent, Subsidiary or Affiliate of the Company” pursuant to the foregoing Sections.

(vi)

The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent the Participant from exercising the full number of Shares as to which the Option is then exercisable.

(j)

Modification of Options; No Repricing. The Committee shall have the power to modify outstanding Options, provided that any such action may not, without the written consent of the holder, impair any rights under any Option previously granted. The Committee shall not, without the approval of the stockholders of the Company, (i) reduce the exercise price of any previously granted Option, (ii) cancel any previously granted Option in exchange for another Option with a lower exercise price, (iii) cancel any previously granted Option in exchange for cash or another award if the exercise price of such previously granted Option exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, or (iv) engage in any action that would be considered a “repricing” under generally accepted accounting principles, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 4(f).

SECTION 7. Stock Appreciation Rights. The Committee, in its discretion, may grant Stock Appreciation Rights to eligible Participants. The following provisions apply to such Stock Appreciation Rights.

(a)

Grant of Stock Appreciation Right. The Stock Appreciation Right shall entitle the holder upon exercise to an amount for each Share to which such exercise relates equal to the excess of (x) the Fair Market Value on the date of exercise of a Share over (y) the base or exercise price of the Common Stock (which shall not be less than the Fair Market Value of the Common Stock on the date of grant) as set forth in the applicable Grant. Notwithstanding the foregoing, the Committee may place limits on the amount that may be paid upon exercise of a Stock Appreciation Right. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date the Stock Appreciation Right is granted.

(b)

Forfeiture of Option. If a Stock Appreciation Right is granted in tandem with an Option, upon exercise of such Stock Appreciation Right, the related Option shall no longer be exercisable and shall be deemed canceled to the extent of such exercise.

(c)

Form of Payment. The Company’s obligation arising upon the exercise of a Stock Appreciation Right may be paid in Common Stock or in cash, or in any combination of Common Stock and cash, as the Committee, in its sole discretion, may determine.

(d)

Other Provisions. Subject to Section 5(g), the Grant evidencing a Stock Appreciation Right shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion. The provisions of such Grants need not be the same with respect to each recipient.

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(e)

Modification of SARs; No Repricing. The Committee shall have the power to modify outstanding Stock Appreciation Rights, provided that any such action may not, without the written consent of the holder, impair any rights under any Stock Appreciation Rights previously granted. The Committee shall not, without the approval of the stockholders of the Company, (i) reduce the base price or exercise price of any previously granted Stock Appreciation Right, (ii) cancel any previously granted Stock Appreciation Right in exchange for another Stock Appreciation Right with a lower base or exercise price, (iii) cancel any previously granted Stock Appreciation Right in exchange for cash or another award if the base or exercise price of such previously granted Stock Appreciation Right exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, or (iv) engage in any action that would be considered a “repricing” under generally accepted accounting principles, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 4(f).

SECTION 8. Stock Purchase Rights.

(a)

Rights to Purchase. Stock Purchase Rights to purchase Restricted Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Plan. After the Committee determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer, which shall in no event exceed 60 days from the date the Stock Purchase Right was granted. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement (the “Purchase Agreement”) in the form determined by the Committee.

(b)

Repurchase Option. Unless the Committee determines otherwise, the Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. Subject to Section 5(g), the repurchase option shall lapse at such rate as the Committee may determine.

(c)

Other Provisions. The Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion. The provisions of Purchase Agreements need not be the same with respect to each purchaser.

SECTION 9. Long-Term Stock Awards.

(a)	Administration.

(i)

Subject to Section 5(g), Long-Term Stock Awards are stock bonus or stock unit awards that may be granted either alone or in addition to other awards granted under the Plan. The Committee shall determine the nature, length, price (if any) and starting and ending dates of any restriction period (the “Restriction Period”) for each Long-Term Stock Award, and shall determine the time and/or performance factors which must be met for a Long-Term Stock Award, the maximum amount payable under the Award and any targets for partial or full payment under such Award, and the extent to which a Long-Term Stock Award has been earned. Long-Term Stock Awards may vary from Participant to Participant and between groups of Participants. A Long-Term Stock Award performance factor, if any, shall be based upon the achievement of performance goals by the Company, Parent, Subsidiary or Affiliate, a business unit or units of the Company, or upon such individual performance factors or upon such other criteria as the Committee may deem appropriate. Restriction Periods may overlap and Participants may participate simultaneously with respect to Long-Term Stock Awards that are subject to different Restriction Periods and different time and/or performance factors. Long-Term Stock Awards shall be confirmed by, and be subject to the terms of, a Long-Term Stock Award agreement. The terms of such agreements need not be the same with respect to each Participant.

(ii)

Notwithstanding the foregoing, the Restriction Period for any Long-Term Stock Award shall be no less than (A) three years if the Long-Term Stock Award vests or is earned based on the passage of time and continued employment with or service to the Company (or any Parent, Subsidiary or Affiliate) or (B) one year if the Long-Term Stock Award vests or is earned on the basis of the achievement of performance goals.

(iii)

At the beginning of each Restriction Period, the Committee shall determine, for each Long-Term Stock Award subject to such Restriction Period, the number of Shares to be awarded to the Participant or as to which the restrictions shall lapse at the end of the Restriction Period, if and to the extent that the relevant measures of time and/or performance for such Long-Term Stock Award are met. Such number of Shares may be fixed or may vary in accordance with such time and/or performance or other criteria as may be determined by the Committee.

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(iv)

No Long-Term Stock Award may be sold, assigned, transferred, pledged or otherwise encumbered during its Restriction Period, provided, however, that a Long-Term Stock Award held by a Participant may be transferred either for or without consideration, during its Restriction Period if the Committee, in its sole discretion, shall approve.

(b)

Qualified Performance-Based Long-Term Stock Awards. In the case of any Long-Term Stock Awards made to any person who is or may become a Covered Employee during the Restriction Period before payment of the award, the Committee may grant Long-Term Stock Awards that are intended to comply with the requirements of Code section 162(m) (“Qualified Performance-Based Long-Term Stock Awards”). In such case, the Committee shall condition the grant or vesting, as applicable, of the stock bonus or unit upon the attainment of certain objectively determinable performance goals established by the Committee that are conditioned upon the satisfaction by the Company, Parent, Subsidiary, or Affiliate, or a business unit or units of the Company, of one or more of the following performance criteria (the “Qualified Performance Criteria”) during a specified period of no less than three months: revenues, operating expenses, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of the Company’s stock, economic value added, total stockholder return, net income, pre-tax income, operating income, earnings per share, operating profit margin, net income margin, sales margin (including both growth rates and margin percentages), cash flow, market share, inventory turnover, sales growth, capacity utilization, profit, EBIDTA growth, market capitalization, market penetration or increase in customer base. As determined by the Committee, Qualified Performance Criteria shall be derived from financial statements of the Company prepared in accordance with generally accepted accounting principles applied on a consistent basis, or, for Qualified Performance Criteria that cannot be so derived, under an objective and non-discretionary methodology established by the Committee prior to the issuance of a Qualified Performance Based Long-Term Stock Award to a Covered Employee, the Committee shall make all calculation of actual payments and shall certify in writing, prior to the payment of such Long-Term Stock Awards, the extent, if any, to which the specified performance goals have been met.

(c)

Adjustment of Awards. The Committee may provide at the time of grant for the adjustment of the performance factors applicable to Qualified Performance-Based Long-Term Stock Awards to include or exclude any objectively determinable components of any performance measure, including, without limitation, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring, infrequently occurring or one-time events affecting the Company or its financial statements or changes in law, accounting principles or tax rules. In the case of any Qualified Performance-Based Long-Term Stock Award, the Committee may not increase the Common Stock that would otherwise be payable upon achievement of the stated performance goal or goals, but may reduce or eliminate the maximum Common Stock award due upon attainment of the stated performance goals, basing such cutback either upon subjective performance criteria, individual performance evaluations, or any other standards that are provided in the terms of the Long-Term Stock Award.

(d)

Termination. Unless otherwise provided in the applicable Long-Term Stock Award agreement, if a Participant terminates his or her employment or his or her consultancy during a Restriction Period because of death or Disability, the Committee may provide for an earlier payment in settlement of such award in such amount and under such terms and conditions as the Committee deems appropriate.

Except as otherwise provided in the applicable Long-Term Stock Award agreement, if a Participant terminates employment or his or her consultancy during a Restriction Period for any other reason, then such Participant shall not be entitled to any payment with respect to the Long-Term Stock Award subject to such Restriction Period, unless the Committee shall otherwise determine.

(e)

Form of Payment. The earned portion of a Long-Term Stock Award may be paid currently or on a deferred basis with such interest or earnings equivalent as may be determined by the Committee. Payment shall be made in the form of cash, whole Shares, including Restricted Stock, or a combination thereof, either in a lump sum payment or in installments, all as the Committee shall determine.

SECTION 10. Withholding Taxes.

(a)

Withholding Generally. The Company shall have the right to withhold or require the recipient to remit to the Company an amount sufficient to satisfy federal, state, or local withholding tax requirements arising in connection with the grant, exercise or settlement of any award under the Plan prior to the delivery of any certificate or certificates for Shares or other amounts hereunder.

(b)

Stock Withholding. When a Participant incurs tax liability in connection with the exercise or vesting of any Option, Right or Long-Term Stock Award, which tax liability is subject to tax withholding under applicable tax laws, and the

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Participant is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Committee may permit or require the Participant to satisfy the withholding tax obligation by having the Company withhold from the Shares otherwise to be delivered that number of Shares having a Fair Market Value equal to the amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; provided, however, that the Company shall not allow withholding of Shares (i) upon exercise or vesting of any Option, Right or Long-Term Stock Award in an amount which exceeds the maximum statutory tax rates in the applicable jurisdiction including, without limitation, for federal, state, local and payroll tax purposes, and subject to compliance with Applicable Laws, or (ii) if such withholding is not permitted under Applicable Laws. Any elections by a Participant to have Shares withheld for this purpose shall be made in accordance with procedures established by the Committee from time to time.

SECTION 11. Change of Control. Unless specifically provided to the contrary in any Grant or Purchase Agreement, upon a Change of Control, (a) unless outstanding Options, Rights and Long-Term Stock Awards are effectively assumed by the surviving or acquiring corporation or otherwise remain outstanding, such Options, Rights and Long-Term Stock Awards shall become fully vested and, if applicable, exercisable, and any repurchase or resale restrictions applicable to any award granted hereunder shall automatically lapse and such Options, Rights or Long-Term Stock Awards shall expire on the consummation of such Change of Control transaction at such times and on such conditions as the Committee shall determine and (b) if an Option, Right or Long-Term Stock Award is effectively so assumed or remains outstanding, and the Participant’s employment is terminated (within the meaning of Section 6 hereof) by the surviving or acquiring corporation without cause within twelve (12) months after the consummation of such Change of Control transaction, such Option, Right or Long-Term Stock Award shall accelerate and, if applicable, become immediately and fully exercisable, and any repurchase or resale restrictions applicable to any such award shall automatically lapse, upon such termination. In the event of a Change of Control, the Committee may deem performance of a Long-Term Stock Award subject to performance restrictions to have been achieved at the target or any other level of performance.

SECTION 12. Employment Relationship. Nothing in the Plan or any award made hereunder shall interfere with or limit in any way the right of the Company or of any Parent, Subsidiary or Affiliate to terminate any Participant’s employment or consulting relationship at any time, with or without cause, nor confer upon any Participant any right to continue in the employ or service of the Company or any Parent, Subsidiary or Affiliate.

SECTION 13. General Restriction. Each award shall be subject to the requirement that, if, at any time, the Committee shall determine, in its discretion, that the listing, registration, or qualification of the Shares subject to such award upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, such award or the issue or purchase of Shares thereunder, such award may not be exercised or paid in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee shall be under no obligation to obtain or seek such listing, registration, qualification, consent or approval.

SECTION 14. Rights as a Stockholder/Dividends and Distributions. The holder of an Option, Right or Long-Term Stock Award shall have no rights as a stockholder with respect to any Shares covered by the Option, Right or Long-Term Stock Award until the Shares subject to such award have been entered upon the records of the duly authorized transfer agent of the Company. The Committee in its sole discretion may credit to each holder of an Option, Right or Long-Term Stock Award, in the form of dividend equivalents or otherwise, an amount equal to the value of all dividends and other distributions (whether in cash or other property) paid or distributed by the Company on the equivalent number of shares of Common Stock; provided, however, that such holder will not be paid any dividends or other distributions (or any related earnings or interest on such dividends or distributions, if the Committee in its sole discretion provides for such payments) unless and until the underlying Option, Right, Share or unit vests. The value of dividends or other distributions (or any related earnings or interest, if applicable) payable with respect to Options, Rights, Shares or units that do not vest shall be forfeited.

SECTION 15. Clawback/Recoupment. An award granted under the Plan will be subject to any provisions of Applicable Laws providing for the recoupment or clawback of incentive compensation; any provisions as may be reflected in a recoupment or clawback policy adopted by the Company; and any recoupment, clawback or similar provisions that may be included in the applicable Award Document.

SECTION 16. Limitations on Assignment of Awards. Except as otherwise provided in Section 6(f) and 9(a) hereof, no awards made hereunder shall be assignable or transferable by the Participant except by will or by the laws of descent and distribution and as otherwise consistent with the specific Plan provisions relating thereto or as the Committee in its sole discretion shall approve either for or without consideration. During the life of the Participant, an Option, Right or Long-Term Stock Award shall be exercisable only by him or her, or by a transferee as permitted by Section 6(f) or 9(a) hereof and any award agreement.

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SECTION 17. Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provisions of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including without limitation, arrangements providing for the granting of Options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 18. Adoption and Stockholder Approval. This Plan shall become effective on the date that it is adopted by the Board of the Company and approved by the stockholders of the Company, in any manner permitted by applicable corporate law.

SECTION 19. Term of Plan. Awards may be granted pursuant to this Plan from time to time prior to the expiration hereof, which shall occur on the date of the Company’s Annual Meeting of Stockholders in 2020.

SECTION 20. Amendment or Termination of Plan.

(a)

Except to the extent prohibited by applicable law and unless otherwise expressly provided in a Grant or Purchase Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time, provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding award. Notwithstanding anything to the contrary herein, the Committee or its delegee may amend the Plan and/or adopt subordinate arrangements, policies and programs in each case subject to the authority set forth in Section 4 hereof, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations by adopting schedules of provisions to be applicable to awards granted in such jurisdiction.

(b)

The Committee may waive any conditions or rights under, amend any term of, or amend, alter, suspend, discontinue or terminate, any award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an award, provided, however, that (i) no such action shall impair the rights of any affected Participant or holder or beneficiary under any award theretofore granted under the Plan and (ii) the Committee may not materially amend a Long-Term Stock Award without the approval of stockholders.

SECTION 21. Section 409A of the Code. With respect to awards that are subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Document shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

SECTION 22. Governing Law. The Plan and each Award Document shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

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Oracle Corporation 2017 Annual Meeting of Stockholders

November 15, 2017

10:00 a.m., Pacific Time

Oracle Corporation Conference Center

350 Oracle Parkway

Redwood City, California 94065

4290-PS17	C20582

ANNUAL MEETING OF STOCKHOLDERS OF ORACLE CORPORATION November 15, 2017 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Proxy Statement, Form of Proxy Card, and Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/17983 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 212343333300000000000 111517 The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2,4, and 5, ONE YEAR on Proposal 3, and AGAINST 6,7, and 8. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Board of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Jeffrey S. Berg Michael J. Boskin Safra A. Catz Bruce R. Chizen George H. Conrades Lawrence J. Ellison Hector Garcia-Molina Jeffrey O. Henley Mark V. Hurd Renée J. James Leon E. Panetta Naomi O. Seligman 2. Advisory Vote to Approve the Compensation of the Named Executive Officers. 1 YEAR 2 YEARS 3 YEARS ABSTAIN 3. Advisory Vote on the Frequency of Future Advsory Votes on the Compensation of Named Executive Officers. FOR AGAINST ABSTAIN 4. Approval of the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan. 5. Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for Fiscal Year 2018. 6. Stockholder Proposal Regarding Political Contributions Report. 7. Stockholder Proposal Regarding Pay Equity Report. 8. Stockholder Proposal Regarding Proxy Access Reform. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership, please sign in partnership name by authorized person.

ORACLE CORPORATION

Annual Meeting of Stockholders - November 15, 2017 10:00 A.M. Pacific Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints LAWRENCE J. ELLISON, JEFFREY O. HENLEY and DORIAN DALEY, or any of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock of ORACLE CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on November 15, 2017, in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (i.e., FOR all the nominees listed in Proposal 1, FOR Proposals 2, 4 and 5, ONE YEAR on Proposal 3, and AGAINST Proposals 6, 7 and 8). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

(Continued and to be signed on the reverse side.)

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